Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

AMR CORPORATION,

AMR MERGER SUB, INC.

and

US AIRWAYS GROUP, INC.

Dated as of February 13, 2013

-i-

-ii-

-iii-

-iv-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2013, among AMR Corporation, a Delaware corporation, and its successors (including, as the context may require, on or after the effective date of the Plan, as reorganized pursuant to the Bankruptcy Code) (“American”), US Airways Group, Inc., a Delaware corporation (“US Airways”), and AMR Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of American (“Merger Sub”). Annex A to this Agreement contains a list of defined terms that are used in this Agreement and the applicable Sections of this Agreement in which each such term is defined.

RECITALS

WHEREAS, on November 29, 2011, American and certain of its direct and indirect domestic Subsidiaries (each, a “Debtor”, and collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 11-15463 (SHL) (Jointly Administered) (the “Cases”);

WHEREAS, American and US Airways have determined to engage in a strategic business combination whereby Merger Sub will be merged with and into US Airways, with US Airways continuing as the surviving entity in such merger as a direct wholly-owned subsidiary of American (the “Merger”);

WHEREAS, following the commencement of the Cases, American engaged in a deliberative process that explored various strategic alternatives, including a plan of reorganization in which the Debtors would emerge from the Cases without entering into a strategic business combination and without obtaining new equity investments of more than $1 billion (a “Standalone Plan”), and has determined, as of the date hereof, that implementation of the Merger pursuant to the Plan will maximize value for the stakeholders of the Debtors;

WHEREAS, the respective Boards of Directors of each of American, US Airways and Merger Sub have, by resolutions duly adopted, declared that the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the other transactions contemplated by this Agreement are advisable, and approved and adopted this Agreement;

WHEREAS, American and the other Debtors, with the support of the Official Committee of Unsecured Creditors of American (the “Creditors’ Committee”), intend to seek the entry of an order of the Bankruptcy Court (the “Confirmation Order”) approving the restructuring of the Debtors pursuant to the Plan, including the approval of the Merger contemplated by this Agreement, and the authorization of American to consummate the transactions contemplated hereby and thereby;

WHEREAS, pursuant to and in accordance with the Plan, all allowed prepetition general unsecured claims against the Debtors (other than intercompany claims), all equity interests in American, and all rights of labor groups of the Debtors to receive Newco Common Stock in connection with the Plan, will be fully settled and satisfied with Plan Shares, except as otherwise expressly permitted under this Agreement and the Plan;

WHEREAS, it is intended that, for federal income tax purposes, the Merger in conjunction with the Plan will qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitute the adoption of a plan of reorganization within the meaning of Section 368 of the Code;

WHEREAS, American, US Airways and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

WHEREAS, following the execution and delivery of this Agreement by each of the parties hereto, American and the other Debtors shall seek the entry of the Merger Support Order, pursuant to which, among other things, the Bankruptcy Court will approve this Agreement and the obligations of American hereunder; and

WHEREAS, pursuant to the terms of Section 7.1 of this Agreement, prior to entry of the Merger Support Order, this Agreement is not effective and is not binding or enforceable with respect to any party hereto.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into US Airways and the separate corporate existence of Merger Sub shall thereupon cease. US Airways shall be the surviving entity in the Merger (US Airways is hereinafter referred to with respect to post-Effective Time periods as the “Surviving Corporation”) as a direct wholly-owned subsidiary of American (American, as reorganized pursuant to the Bankruptcy Code, is hereinafter referred to from time to time with respect to post-Effective Time periods as “American” or “Newco”).

1.2 Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Weil, Gotshal & Manges LLP, 200 Crescent Court, Suite 300, Dallas, Texas at 9:00 a.m., Dallas time, on a date to be specified by American and US Airways, which shall be no later than the fifth business day following the day on which the last to be satisfied or waived of the conditions set forth in Article V (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as American and US Airways may agree (the “Closing Date”). As used in this Agreement, “business day” means any day of the year on which national banking institutions in

New York are open to the public for conducting business and are not required or authorized to be closed.

1.3 Effective Time. Upon the Closing, American and US Airways will cause a Certificate of Merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the parties in writing and specified in the Certificate of Merger (the time at which the Merger becomes effective is referred to herein as the “Effective Time”).

1.4 Plan of Reorganization. The Merger shall be effected as a principal component of the Plan.

1.5 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

1.6 Certificate of Incorporation.

(a) Newco. Immediately prior to the Effective Time, the certificate of incorporation of American shall be amended and restated as set forth on Exhibit A hereto, until thereafter duly amended as provided therein or by applicable Laws (the “Newco Charter”), with such changes thereto as may be reasonably agreed between American and US Airways prior to the date the Prospectus / Proxy Statement is initially mailed to US Airways stockholders. Immediately following the Effective Time and pursuant to the Plan, the Newco Charter shall be further amended to change the name of Newco from “AMR Corporation” to “American Airlines Group Inc.”.

(b) Surviving Corporation. Immediately following the Effective Time, Newco shall cause the certificate of incorporation of US Airways to be amended and restated as set forth on Exhibit B hereto, until thereafter duly amended as provided therein or by applicable Laws.

1.7 By-Laws.

(a) Newco. At the Effective Time, the by-laws of American shall be amended and restated in their entirety to read as set forth on Exhibit C hereto until duly amended as provided therein or by applicable Laws (the “Newco By-Laws”).

(b) Surviving Corporation. At the Effective Time, the by-laws of the Surviving Corporation shall be amended and restated in their entirety to read as set forth on Exhibit D hereto until duly amended as provided therein or by applicable Laws.

1.8 Board of Directors.

(a) The number of directors initially comprising the full Board of Directors of Newco as of the Effective Time shall be 12 directors consisting of: (i) five

(5) directors designated by the Search Committee, (A) each of whom shall be Independent Directors and (B) one of whom shall serve as the initial Lead Independent Director of Newco in accordance with the Newco By-Laws, and whom shall be designated to serve in such role by the Search Committee, (ii) two (2) directors designated by American, each of whom shall be Independent Directors and each of whom shall be reasonably acceptable to the Search Committee, (iii) three (3) directors designated by US Airways, each of whom shall be Independent Directors, (iv) one (1) director who shall be Mr. Thomas W. Horton, the current Chairman of the Board and Chief Executive Officer of American, who shall serve as the initial Chairman of the Board of Directors of Newco in accordance with the Newco By-Laws, and (v) one (1) director who shall be Mr. W. Douglas Parker, the current Chairman of the Board and Chief Executive Officer of US Airways. American shall take all necessary action to cause, effective at the Effective Time, the Board of Directors of Newco to be comprised as set forth in this Section 1.8. Following the Effective Time, all rights to designate directors set forth in Section 1.8 shall terminate. An “Independent Director” means a person who satisfies the requirements for independence under Rule 303A of the New York Stock Exchange (“NYSE”) as then in effect.

(b) Promptly following the date hereof, the Creditors’ Committee shall establish a committee (the “Search Committee”) to identify and designate the directors contemplated by Section 1.8(a)(i) prior to the Effective Date, which shall be comprised of (i) four (4) members designated by the Creditors’ Committee and (ii) four (4) members designated by a majority of the initial consenting creditors under that certain support and settlement agreement with American relating to the Plan entered into as of February 13, 2013. The Search Committee will be assisted by the UCC’s Legal Advisor and a nationally recognized search firm retained by the UCC’s Advisors. The Search Committee’s mandate shall be to select director designees based on consensus, but in any event by not less than 75% of the voting members of the Search Committee.

1.9 Officers. American shall take all necessary action to cause Mr. W. Douglas Parker, the current Chairman of the Board and Chief Executive Officer of US Airways, to be the Chief Executive Officer of Newco as of the Effective Time. Mr. Parker shall designate from the management ranks of American and US Airways the individuals who will be the additional officers of Newco following the Effective Time, subject to approval of the Board of Directors of Newco, and Mr. Parker shall consult with Mr. Horton in connection with such selections.

1.10 Headquarters; Airline Name. American, US Airways and Merger Sub agree that immediately following the Effective Time the headquarters of Newco and the Surviving Corporation shall be located at 4333 Amon Carter Blvd., Fort Worth, Texas. The name of the combined airline will be “American Airlines.”

ARTICLE II

Effects of the Merger

2.1 Effect on Capital Stock. At the Effective Time, as a result of the Merger and in conjunction with and pursuant to the Plan, and without any further action on the part of American, US Airways, Merger Sub or the stakeholders of the Debtors or the holders of any shares of US Airways Common Stock or any shares of Merger Sub Common Stock:

(a) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Shares. Each share of common stock, par value $0.01 per share, of US Airways (the “US Airways Common Stock”), issued and outstanding immediately prior to the Effective Time that is directly owned by US Airways, American or Merger Sub shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of US Airways Common Stock. Each share of US Airways Common Stock issued and outstanding immediately prior to the Effective Time (other than shares described in Section 2.1(b)) shall be converted into the right to receive one (1) fully paid and nonassessable share of common stock, par value $0.01 per share, of Newco (the “Newco Common Stock”) (such shares of Newco Common Stock into which shares of US Airways Common Stock are converted pursuant to this Section 2.1(c), the “Merger Consideration”). All shares of US Airways Common Stock converted pursuant to this Section 2.1(c), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of US Airways Common Stock (each such certificate, whether represented in certificated or non-certificated book-entry form, to the extent applicable, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.2(c), without interest.

(d) For purposes of this Agreement:

(i) “Maximum Plan Shares” means an aggregate number of shares of Newco Common Stock equal to (i)(A) the number of US Airways Fully Diluted Shares as of the Share Determination Date multiplied by (B) the quotient (rounded to four decimals) of 72 divided by 28 (rounded to the nearest whole share) less (ii) the number of shares of Newco Common Stock represented by equity-based awards to be issued to employees of American and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries) as contemplated by this Agreement and the Plan, (1) including in the case of cash awards or cash-settled equity awards made pursuant to paragraph (b) of Section 4.1(o) of the American Disclosure Letter a number of shares of Newco Common Stock determined pursuant to that paragraph, (2) including for this purpose the Newco Common Stock share equivalent of cash awards or cash-settled equity awards contemplated by paragraph (c) of Section 4.1(o) of the American Disclosure Letter that the parties agree to treat as equity-based awards for purposes of this definition, and (3) excluding for this purpose equity-based awards contemplated by paragraph (c) of Section 4.1(o) of the American Disclosure Letter that the parties agree to treat as cash awards or cash-settled equity awards for purposes of this definition.

(ii) “Newco Mandatorily Convertible Preferred Stock” means a series of preferred stock, par value $0.01 per share, of Newco, with respect to which the only rights, powers, preferences or privileges consist of (A) the right to convert the stated amount per share of each outstanding share of such series of preferred stock, together with any accrued dividends thereon, in full solely into shares of Newco Common Stock within 120 days following the effective date of the Plan, (B) the right to vote each such outstanding share on an as-converted to Newco Common Stock basis together with the outstanding shares of Newco Common Stock on matters presented to the stockholders of Newco generally and (C) such other rights that the Newco Common Stock into which such preferred stock is convertible is entitled to under the Newco Charter. All shares of Newco Mandatorily Convertible Preferred Stock outstanding on the date that is 120 days following the effective date of the Plan shall automatically be converted into shares of Newco Common Stock in accordance with the terms thereof (if then entitled to receive any shares of Newco Common Stock upon conversion), and shall be cancelled and retired and shall not be reissued and shall cease to exist, and all such shares shall return to the status of authorized but unissued shares of preferred stock of Newco. All shares of Newco Mandatorily Convertible Preferred Stock shall be issued pursuant to the Plan at or promptly following the Effective Time.

(iii) “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(iv) “Plan Shares” means shares of Newco Common Stock and Newco Mandatorily Convertible Preferred Stock issued pursuant to the Plan and shares of Newco Common Stock that are or may become issuable upon conversion or exchange of shares of Newco Mandatorily Convertible Preferred Stock; provided that the aggregate number of shares of Newco Common Stock constituting Plan Shares, when taken together with all shares of Newco Common Stock that are or may become issuable upon conversion or exchange of shares of Newco Mandatorily Convertible Preferred Stock constituting Plan Shares, shall not exceed the Maximum Plan Shares.

(v) “Share Determination Date” means 11:59 p.m., New York time, on the sixth trading day prior to the Closing.

(vi) “US Airways Fully Diluted Shares” means, as of a given time, a number of shares of US Airways Common Stock equal to the aggregate number of shares of US Airways Common Stock that would be deemed to be outstanding as of such time for purposes of calculating “diluted earnings per share” under GAAP using the treasury stock method (calculated for the purposes hereof as though all US Airways Options and US Airways Equity Awards were vested notwithstanding the vesting requirements of any agreements related thereto and using the as-if converted method with respect to outstanding convertible securities), except that the average market price used in such calculation shall equal the average of the daily closing price of US Airways Common Stock on the NYSE for each of the twenty (20) trading days ending on (and including) the Share Determination Date. Solely for illustrative purposes, if the Share Determination Date were February 11, 2013, the US Airways Fully Diluted Shares would equal 208,570,0577 shares of Newco Common Stock. US Airways shall deliver to American on the business day immediately following the Share Determination Date a schedule that sets forth, as of the Share Determination Date: (i) the number of outstanding shares of US Airways Common Stock, (ii) a ledger of the outstanding US Airways Options and US Airways Equity Awards, which ledger includes the applicable exercise price, (iii) the principal amount of the outstanding US Airways 7.25% Convertible Notes and outstanding US Airways 7% Convertible Notes, including the applicable conversion price, (iv) a ledger of any other outstanding securities or obligations convertible or exchangeable into or exercisable for US Airways Common Stock, which ledger includes the applicable exercise price or conversion price, and (v) US Airways’ determination of US Airways Fully Diluted Shares (for the avoidance of doubt, each of the foregoing items in clauses (i) through (iv) shall be included in the determination of US Airways Fully Diluted Shares).

2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, a commercial bank, trust company or transfer agent shall be mutually selected by American and US Airways to act as exchange agent (the “Exchange Agent”) for the delivery of the Merger Consideration. At or prior to the Effective Time, American shall deposit with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Newco Common Stock to be delivered as the Merger Consideration (such certificates, whether represented in certificated or non-certificated book-entry form, to the extent applicable, the “Newco Common Certificates”). In addition, American shall deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends or other distributions which holders of Certificates have the right to receive pursuant to Section 2.2(c). All such Newco Common Certificates and cash deposited with the Exchange Agent pursuant to this Section 2.2(a) is hereinafter referred to as the “Exchange Fund”.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares were converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (i) a letter of transmittal in customary form as reasonably agreed by the parties which (A) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and (B) shall have such other provisions as American and US Airways may reasonably specify and (ii) instructions for effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon proper surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a Newco Common Certificate representing that number of whole shares of Newco Common Stock that such holder has the right to receive in respect of the aggregate number of shares of US Airways Common Stock previously represented by such Certificate pursuant to Section 2.1(c) and a check representing cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of US Airways Common Stock that is not registered in the transfer records of US Airways, a Newco Common Certificate representing the proper number of shares of Newco Common Stock pursuant to Section 2.1(c) and a check representing cash in respect of any dividends or other distributions that the holder has the right to receive pursuant to Section 2.2(c) may be delivered to a transferee if the Certificate representing such US Airways Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder of such Certificate has the right to receive in respect of such Certificate pursuant to Section 2.1(c) (and cash in respect of any dividends or other distributions pursuant to Section 2.2(c)). No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate.

(c) Treatment of Unexchanged Shares. No dividends or other distributions declared or made with respect to Newco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Newco Common Stock deliverable upon surrender thereof until the surrender of such Certificate in accordance with this Article II. Subject to escheat or other applicable Law, following surrender of any such Certificate, there shall be paid to the holder of the Certificate, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to Section 2.1(c), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such number of whole shares of Newco Common Stock that such holder has the right to receive pursuant to Section 2.1(c).

(d) No Further Ownership Rights in US Airways Common Stock. The shares of Newco Common Stock delivered and cash paid in accordance with the terms of this Article II upon conversion of any shares of US Airways Common Stock shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such shares of US Airways Common Stock. From and after the Effective Time, (i) all holders of Certificates shall cease to have any rights as stockholders of US Airways other than the right to receive the Merger Consideration and any dividends or other distributions that holders have the right to receive upon the surrender of such Certificate in accordance with Section 2.2(c), without interest, and (ii) the stock transfer books of US Airways shall be closed with respect to all shares of US Airways Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of US Airways Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of US Airways Common Stock are presented to the Surviving Corporation, Newco or the Exchange Agent for any reason, such Certificates shall be canceled and exchanged as provided in this Article II.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest or other amounts received with respect thereto) that remains unclaimed by, or otherwise undistributed to, the holders of Certificates for 180 days after the Effective Time shall be delivered to Newco, upon demand, and any holder of Certificates who has not theretofore complied with this Article II shall thereafter look only to Newco for satisfaction of its claim for Merger Consideration and any dividends and distributions which such holder has the right to receive pursuant to this Article II.

(f) No Liability. None of Newco, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund or the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Exchange Fund. The Exchange Agent shall invest any cash in the Exchange Fund as directed by Newco on a daily basis, provided that, subject to Section 2.2(e), no such investment or losses will affect the cash payable to holders of Certificates. Any interest or other amounts received with respect to such investments shall be paid to Newco.

(h) Withholding Rights. Newco, Merger Sub, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement any amounts that it is required to deduct and withhold with respect to such payments under the Code, Treasury Regulations promulgated under the Code, or any provision of state, local or foreign Tax Law. Any amounts so deducted and withheld will be timely paid to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

(i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such Person of a bond, in such reasonable amount as Newco may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or, if subsequent to the termination of the Exchange Fund and subject to Section 2.2(e), Newco) shall deliver, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends and distributions deliverable in respect thereof pursuant to this Agreement.

2.3 American Equity. At the Effective Time, after giving effect to the Confirmation Order and the Plan, all outstanding shares of common stock, par value $1.00 per share, of American (“American Common Stock”) or preferred stock of American, all options to purchase shares of American Common Stock or preferred stock, all awards of any kind consisting of shares of American Common Stock or preferred stock, that have been or may be granted, held, awarded, outstanding, payable or reserved for issuance, and all other equity securities of American, including all securities or obligations convertible or exchangeable into or exercisable for shares of American Common Stock, preferred stock or other equity securities of American, and each other right of any kind, contingent or accrued, to acquire or receive shares of American Common Stock, preferred stock or other equity securities of American, whether upon exercise, conversion or otherwise, whether vested or unvested, will, pursuant to the Plan, and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist. For the avoidance of doubt, the foregoing paragraph does not apply with respect to any Newco Common Stock, Newco Mandatorily Convertible Preferred Stock or any other equity securities or rights to acquire or receive equity securities or any other awards of any kind relating to Newco that are issued in accordance with or pursuant to this Agreement and the Plan.

2.4 No Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of US Airways Common Stock in connection with the Merger.

ARTICLE III

Representations and Warranties

3.1 Representations and Warranties of American and Merger Sub. Except (i) as set forth in the disclosure letter (subject to Section 7.13(c) of this Agreement) delivered to US Airways by American concurrently with the execution and delivery of this Agreement (the “American Disclosure Letter”), or (ii) to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the American Reports filed on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any such American Report that are predictive or forward-looking in nature or included in any “risk factor” disclosure), American and Merger Sub each hereby represents and warrants to US Airways that:

(a) Organization, Good Standing and Qualification. Each of American and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. American has made available to US Airways complete and correct copies of (i) American’s certificate of incorporation and by-laws, each as amended to date, and (ii) Merger Sub’s certificate of incorporation and by-laws, each as amended to date. As used in this Agreement, the term: (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries or by such Person and any one or more of its respective Subsidiaries; (ii) “Material Adverse Effect” means, with respect to American or US Airways and their respective Subsidiaries, a material adverse effect on the financial condition, assets, liabilities, business or results of operations of such party and its Subsidiaries, taken as a whole, excluding, in each case, any such effect resulting from (I) changes or conditions generally affecting the economy or financial markets, in each case in the United States or any foreign jurisdiction, (II) changes or conditions generally affecting any of the segments of the airline industry in which such party or any of its Subsidiaries operates, (III) increases in the price of fuel, (IV) changes or conditions resulting from divestiture required in order to satisfy Section 5.1(b) hereof, (V) the execution and delivery of this Agreement or the announcement or consummation of the Merger, (VI) any change in applicable Laws or GAAP (or authoritative interpretation thereof), (VII) geopolitical conditions, the outbreak of a pandemic or other widespread health crisis, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement or (VIII) any hurricane, tornado, flood, earthquake, volcano eruption or natural disaster; provided, however, any such effect referred to in clauses (II), (VI) or (VIII) may be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur to the extent (but only to the extent) such effect has a materially disproportionate impact on such party or its Subsidiaries relative to other air carriers operating in the airline industry; and (iii) “American Material Adverse Effect” means a Material Adverse Effect as applicable to American and its Subsidiaries, taken as a whole.

(b) Capital Structure.

(i) Upon the Closing and after giving effect to the Confirmation Order and the Plan, the authorized capital stock of Newco shall consist of 1,750,000,000 shares of Newco Common Stock and 100,000,000 shares of preferred stock, par value $0.01 per share, of Newco. At the time of issuance, all shares of Newco Common Stock that may be issued pursuant to Article II of this Agreement or upon the exercise or vesting of, or pursuant to, Converted US Airways Options and Converted US Airways Equity Awards or upon the conversion of the Converted US Airways 7.25% Convertible Notes or the Converted US Airways 7% Convertible Notes, will be duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Newco Charter, the Newco By-Laws of Newco or any Contract to which Newco is a party or by which it is otherwise bound. At the time of issuance, all Plan Shares issued pursuant to the Plan will be issued in compliance with the registration requirements under the Securities Act and any applicable “blue sky” laws or will otherwise be exempt from such registration requirements pursuant to section 1145 of the Bankruptcy Code.

(ii) Except (A) for the awards to be issued to employees of American and its Subsidiaries as contemplated by Section 4.10(d), (B) for the shares of Newco Common Stock to be issued pursuant to Article II of this Agreement and Plan Shares to be issued pursuant to the Plan, or (C) for the shares of Newco Common Stock to be issued upon the exercise, conversion or vesting of Converted US Airways Options and Converted US Airways Equity Awards or upon the conversion of the Converted US Airways 7.25% Convertible Notes or the Converted US Airways 7% Convertible Notes, upon the Closing and after giving effect to the Confirmation Order and the Plan, (1) there will be no shares of Newco Common Stock, Newco Mandatorily Convertible Preferred Stock or any other shares of capital stock of Newco issued, reserved for issuance or outstanding or held by Newco and (2) there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, deferred shares, performance shares, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Newco or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of Newco or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of Newco or any of its Subsidiaries, and no securities or obligations evidencing such rights will be authorized, issued or outstanding.

(iii) Except as set forth in Section 3.1(b)(iii) of the American Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of American are owned by American, directly or indirectly, all such shares or equity ownership interests are set forth in Section 3.1(b)(iii) of the American Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.1(b)(iii) of the American Disclosure Letter, and except for the capital stock or other equity ownership interests of the Subsidiaries of American, as of the date of this Agreement, American does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(iv) Merger Sub. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding. American is, and at the Effective Time will be, the legal and beneficial owner of all of the issued and outstanding shares of capital stock of Merger Sub. All of the issued and outstanding shares of capital stock of Merger Sub are, and at the Effective Time will be, validly issued, fully paid and non-assessable. Merger Sub was formed at the direction of American prior to the date hereof, solely for the purposes of effecting the Merger and the other transactions contemplated hereby. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(c) Corporate Authority; Approval.

(i) Subject to the entry by the Bankruptcy Court of the Merger Support Order, (x) each of American and Merger Sub have all requisite corporate power and authority and have taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and, subject to the entry of the Confirmation Order and the occurrence of the effective date under the Plan, to consummate the Merger, and (y) this Agreement is a valid and binding agreement of American and Merger Sub enforceable against American and Merger Sub in accordance with its terms.

(ii) The Board of Directors of American has, as of the date of this Agreement, declared that the Merger and the other transactions contemplated hereby are advisable and in the best interests of American and the stakeholders of the Debtors and has approved and adopted this Agreement, which approval and adoption have not been rescinded or modified.

(iii) The Board of Directors of Merger Sub has, as of the date of this Agreement, declared that the Merger and the other transactions contemplated hereby are advisable and the Board of Directors and sole stockholder of Merger Sub have approved and adopted this Agreement, which approval and adoption have not been rescinded or modified.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3; (B) required under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the European Community Council Regulation No. 139/2004 (the “EU Merger Regulation”), and any other applicable foreign antitrust, competition or similar Laws; (C) required under the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any applicable state securities or “blue sky” laws, and the rules and regulations promulgated under any of the foregoing; (D) with, from or to the Federal Aviation Administration (the “FAA”), the United States Department of Transportation (the “DOT”), the Federal Communications Commission (the “FCC”), and the Department of Homeland Security (the “DHS”), including the U.S. Transportation Security Administration (the “TSA”); (E) with, from or to NYSE, The NASDAQ Stock Market (“NASDAQ”) or the Financial Industry Regulatory Authority, Inc.; and (F) with, from or to any applicable foreign Governmental Entities regulating any aspect of the airline industry, no notices, reports or other filings are required to be made by American or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by American or any of its Subsidiaries from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each, a “Governmental Entity”) (subject and after giving effect to any required approvals of the Bankruptcy Court (including to the extent applicable, the Confirmation Order confirming the Plan) and the Plan), in connection with the execution, delivery and performance of this Agreement by American and the consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, (i) reasonably be expected to result in an American Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of American and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(ii) Except as set forth in Section 3.1(d)(ii) of the American Disclosure Letter, and subject to the entry by the Bankruptcy Court of the Merger Support Order and the Confirmation Order, the execution, delivery and performance of this Agreement by American and Merger Sub do not, and the consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of American or Merger Sub or the comparable governing documents of any other Subsidiaries of American; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase or acceleration of any obligations under any agreement, lease, license, contract, note, mortgage, indenture or other legally binding obligation (a “Contract”) that (i) was entered into prior to the commencement of the Cases and has been assumed by the Debtors as of the date of this Agreement or as of the Closing Date, (ii) was entered into after the commencement of the Cases and is binding upon the Debtors, (iii) was entered into prior to the commencement of the Cases but is a type of Contract that can neither be assumed or rejected by the Debtors in connection with the Cases but will be binding upon the Debtors upon Closing after giving effect to the Confirmation Order and the occurrence of the effective date under the Plan or (iv) was entered into prior to or after the commencement of the Cases and is binding upon any non-Debtor Subsidiary of American (each of the foregoing, a “Binding American Contract”) or, assuming (solely with respect to performance of this Agreement and consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.1(d)(i), any Law or governmental or non-governmental permit or license to which American or any of its Subsidiaries is subject; or (C) with or without notice, lapse of time or both, the creation of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) on any of the assets of American or any of its Subsidiaries pursuant to any Binding American Contract, including any loan agreement or any other indebtedness agreement or instrument of indebtedness, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, increase, acceleration or Lien that would not, individually or in the aggregate, (i) reasonably be expected to result in an American Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of American and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(e) American Reports; Financial Statements.

(i) American and each Subsidiary has filed or furnished all forms, statements, schedules, reports and documents required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2011 (the “American Audit

Date”) (the forms, statements, schedules, reports and documents filed or furnished with the SEC since the American Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement and prior to the Effective Time, if any, including any amendments thereto, the “American Reports”). Except as set forth in Section 3.1(e)(i) of the American Disclosure Letter, each of the American Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the American Reports did not, and any American Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed American Report. The American Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “SOX Act”), and the internal control report and attestation of American’s outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the American Reports (including the related notes and schedules) fairly presents, or, in the case of American Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of American and any other entity included therein and their respective Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the American Reports (including any related notes and schedules) fairly presents, or in the case of American Reports filed after the date hereof, will fairly present, in all material respects, the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of American and any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of full notes and normal year-end adjustments that are not expected to be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

(iii) The management of American (x) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to American, including its consolidated Subsidiaries, is made known to the management of American by others within those entities, and (y) has disclosed, based on its most recent evaluation, to American’s outside auditors and the audit committee of the Board of Directors of American (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect American’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in

American’s internal controls over financial reporting. Since the American Audit Date, any material change in internal control over financial reporting required to be disclosed in any American Report has been so disclosed.

(iv) Since the American Audit Date, neither American nor any of its Subsidiaries nor, to American’s Knowledge, any director, officer, employee, auditor, accountant or representative of American or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of American or any of its Subsidiaries or their respective internal accounting controls relating to periods after the American Audit Date, including any material complaint, allegation, assertion or claim that American or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis). “American’s Knowledge” shall mean the knowledge of those individuals listed in Section 3.1(e)(iv) of the American Disclosure Letter, after reasonable inquiry.

(v) Except as set forth in Section 3.1(e)(v) of the American Disclosure Letter, there are no liabilities or obligations of American or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, American or any of its Subsidiaries, other than: (A) liabilities or obligations to the extent (I) accrued and reflected on the consolidated balance sheet of American or (II) disclosed in the notes thereto, in accordance with GAAP, in each case included in American’s quarterly report on Form 10-Q for the period ended September 30, 2012 or in American’s annual report on Form 10-K for the period ended December 31, 2011; (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2011; (C) performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or (D) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(f) Absence of Certain Changes. Except as set forth in Section 3.1(f) of the American Disclosure Letter, from the American Audit Date to the date of this Agreement, American and its Subsidiaries have conducted their respective businesses only in accordance with, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses and the orders of the Bankruptcy Court for the operation of American. Since the American Audit Date, there has not been any American Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(g) Litigation. Other than the Cases and the proceedings therein, or as otherwise disclosed in American Reports filed prior to the date hereof or as set forth in Section 3.1(g) of the American Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to American’s Knowledge, threatened against American or any of its Subsidiaries (excluding any claims against the Debtors filed in the Cases) or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating to, pending or, to American’s Knowledge, threatened against American or any of its Subsidiaries before any Governmental Entity (excluding any claims against the Debtors filed in the Cases), including the FAA, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. None of American or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, (i) reasonably be expected to result in an American Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of American and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(h) Employee Benefits.

(i) Section 3.1(h)(i) of the American Disclosure Letter contains, as of the date of this Agreement, a true and complete list of each material American Compensation and Benefit Plan, except with respect to that certain letter agreement, which is attached hereto as Exhibit G. “American Compensation and Benefit Plan” means each employment agreement, and each bonus, deferred compensation, incentive compensation, equity compensation, severance pay, change in control, medical, life insurance, profit-sharing, pension, retirement, retiree medical, fringe benefit and each other material employee benefit plan, program or agreement as to which American or any of its Subsidiaries has any liability, contingent or otherwise, for the benefit of, with or relating to any current or former employee, officer or director of American or any of its Subsidiaries, excluding any governmental plan or program or any statutory obligation.

(ii) With respect to each of the material American Compensation and Benefit Plans, American has heretofore delivered or made available to US Airways true and complete copies of each of the following documents: (A) the American Compensation and Benefit Plan and most recent trust agreement and insurance contract (including all amendments thereto), if any; (B) the most recent annual report, actuarial report, and financial statement, if any; (C) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) with respect to such American Compensation and Benefit Plan, if any; and (D) the most recent determination letter received from the Internal Revenue Service (the “IRS”) with respect to each American Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(iii) Except to the extent covered by the Plan or as would not, individually or in the aggregate, have an American Material Adverse Effect, and except as set forth in Section 3.1(h)(iii) of the American Disclosure Letter, all obligations in respect of each American Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated statement of operations and consolidated balance sheet filed or incorporated by reference in the American Reports as of the respective dates of such balance sheet or report to the extent required by GAAP.

(iv) None of the American Compensation and Benefit Plans is a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA or a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA. Except as set forth in Section 3.1(h)(iv) of the American Disclosure Letter, the IRS has issued a favorable determination letter in respect of each of the American Compensation and Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code and neither American nor any of its Subsidiaries is aware of any circumstances that could reasonably be expected to result in the revocation of such letter. Each of the American Compensation and Benefit Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements, except as would not, either individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect. Each of the American Compensation and Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code, except as would not, either individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect.

(v) As of the date of this Agreement no participants are accruing or will accrue any benefits for service after the date hereof, other than accruing service for purposes of vesting into retirement benefits accrued prior to the date hereof, and eligibility for early retirement subsidies on benefits accrued prior to the date hereof, under any American Compensation and Benefit Plan which is subject to Title IV of ERISA (an “American DB Plan”). Each participant in an American DB Plan was provided notice in a timely manner under Section 204(h) of ERISA regarding the cessation of benefit accruals under the American DB Plan. Except as set forth in Section 3.1(h)(v) of the American Disclosure Letter, the plan assets of each American DB Plan equals or exceeds the benefit liabilities of such American DB Plan assuming each American DB Plan was terminated in a standard termination under Section 4041 of ERISA as of the date of this Agreement. Except as set forth in Section 3.1(h)(v) of the American Disclosure Letter, neither American nor any of its Subsidiaries has any outstanding liability for any minimum required contributions under Sections 412 or 430 of the Code or Sections 302 and 303 of ERISA or any premiums due but unpaid to the Pension Benefit Guaranty Corporation. Except as set forth in Section 3.1(h)(v) of the American Disclosure Letter, all defined benefit pension plans of the Debtors have been frozen and the pilot pension plan lump sum distribution right has been terminated.

(vi) Except for claims filed or expunged in connection with the Cases, or as set forth in Section 3.1(h)(vi) of the American Disclosure Letter, there are no claims pending, or, to American’s Knowledge, threatened or anticipated (other than routine claims for benefits) against any American Compensation and Benefit Plan, the assets of any American Compensation and Benefit Plan or against American or any of its Subsidiaries with respect to any American Compensation and Benefit Plan. Except in

connection with the Cases, there is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any American Compensation and Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to American’s Knowledge, threatened audits or investigations by any governmental body, commission or agency involving any American Compensation and Benefit Plan, that would, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect.

(vii) Except as set forth in Section 3.1(h)(vii) of the American Disclosure Letter, the transactions contemplated under this Agreement shall not, by themselves or in coordination with any other event or condition, result in (A) any increase in the amount of any payment to any current or former employee, consultant or director of American or any of its Subsidiaries, or (B) accelerate the vesting, time of payment or funding of any compensation or benefits, or right to any compensation or benefits, of any current or former employee, consultant or director of American or any of its Subsidiaries.

(viii) With respect to each American Compensation and Benefit Plan that primarily provides benefits or compensation to non-U.S. employees and is maintained subject to the Laws of any jurisdiction outside of the United States (the “American Foreign Plans”): (A) such American Foreign Plan complies in all material respects in form and operation in accordance with all applicable Laws; (B) except as could not reasonably be expected to result in a material liability, if an American Foreign Plan is intended to qualify for special Tax treatment, such plan meets all requirements for such treatment; (C) if required under applicable Laws to be funded and/or book-reserved, such American Foreign Plan is funded and/or book reserved, as appropriate, to the extent so required by applicable Laws; and (D) there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities, solvency deficiencies or contribution holidays with respect to any of the American Foreign Plans.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of American and its Subsidiaries have not been conducted in violation of any material federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit, of any Governmental Entity (collectively, “Laws”) or any applicable operating certificates, common carrier obligations, airworthiness directives (“ADs”), Federal Aviation Regulations (“FARs”) or any other rules, regulations, directives or policies of the FAA, DOT, FCC, DHS or any other Governmental Entity, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. Except as set forth in Section 3.1(i)(i) of the American Disclosure Letter, no investigation or review by any Governmental Entity with respect to American or any of its Subsidiaries is pending or, to American’s Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. Except as set forth in Section 3.1(i)(i) of the American Disclosure Letter, each of American and its Subsidiaries has obtained and is in substantial compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders required, issued or granted by the FAA, DOT or any other Governmental Entity applicable to it (“Licenses”) necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. The representations and warranties contained in this Section 3.1(i) shall not apply to the following applicable Laws to the extent applicable to American and its Subsidiaries (or Licenses required under such applicable Laws): (i) ERISA and other applicable Laws regarding employee benefit matters, which are exclusively governed by Section 3.1(h), (ii) applicable Laws regarding Taxes, which are exclusively governed by Section 3.1(h) and Section 3.1(n), (iii) Environmental Laws, which are exclusively governed by Section 3.1(m), and (iv) applicable Laws regarding labor matters, which are exclusively governed by Section 3.1(o).

(ii) Each of American and its Subsidiaries is in compliance with the rules and regulations of the Governmental Entity issuing such Licenses, except in each instance for any failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. There is not pending or, to American’s Knowledge, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against American or any of its Subsidiaries relating to any of the Licenses, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. The actions of the applicable Governmental Entities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to American’s Knowledge, threatened, any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any License, except as set forth in Section 3.1(i)(ii) of the American Disclosure Letter and except, for any of the foregoing, that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(j) Material Contracts. Except, in each case, as listed in Section 3.1(j) of the American Disclosure Letter:

(i) As of the date of this Agreement, neither American nor any of its Subsidiaries is a party to or bound by any Contract (other than Contracts rejected in connection with the Cases as of the date of this Agreement) required pursuant to Item 601 of Regulation S-K under the Securities Act to be filed as an exhibit to American’s Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American since December 31, 2011, which has not been so filed.

(ii) As of the date of this Agreement, neither American nor any of its Subsidiaries is a party to or is bound by any Contract (other than Contracts rejected in connection with the Cases as of the date of this Agreement) that is: (A) a non-competition Contract or other Contract (other than the American CBAs) that (I) purports to limit in any material respect (including pursuant to an exclusivity provision that is material to the operation of the business of American and its Subsidiaries, taken as a whole) either the type of business in which American or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or (II) could require the disposition of any material assets or line of business of American or any of its Subsidiaries; (B) a material joint venture, partnership or business alliance Contract; (C) a capacity purchase, regional carrier or similar Contract; (D) a material co-branded credit card or credit card processing Contract; or (E) a Contract pursuant to which any indebtedness is outstanding or may be incurred (except for any Contract pursuant to which the aggregate principal amount of such indebtedness cannot exceed $200,000,000).

(iii) All Contracts (other than Contracts rejected in connection with the Cases as of the date of this Agreement or rejected in connection with the Cases after the date hereof in accordance with this Agreement) that have been filed as an exhibit to American’s Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by American since December 31, 2011, and all Contracts listed in Section 3.1(j)(ii) of the American Disclosure Letter, together with all amendments, exhibits and schedules to such Contracts, shall constitute the “American Material Contracts.”

(iv) A true and complete copy of each American Material Contract has previously been delivered or made available to US Airways (subject to applicable confidentiality restrictions) and each American Material Contract that is a Binding American Contract is a valid and binding agreement of American or one of its Subsidiaries, as the case may be, and is, or will be, in full force and effect, except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect. Neither American nor any of its Subsidiaries is in default or breach under the terms of any American Material Contract that is a Binding American Contract, which default or breach would, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

(k) Real Property.

(i) Section 3.1(k)(i) of the American Disclosure Letter sets forth, as of the date hereof, the fee owner and address of all material real property owned by American and its Subsidiaries (the “American Owned Real Property”). Except as set forth in Section 3.1(k)(i) of the American Disclosure Letter, with respect to such American Owned Real Property, (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such American Owned Real Property, free and clear of any Encumbrance; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such American Owned Real Property or any material portion thereof or interest therein; (C) neither American nor any of its Subsidiaries is a party to any

Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to American’s Knowledge, threatened condemnation or eminent domain proceedings that affect any American Owned Real Property, and neither American nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any American Owned Real Property.

(ii) Section 3.1(k)(ii) of the American Disclosure Letter sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which American or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by American or any Subsidiary of American in excess of $25,000,000 per annum (collectively, the “American Leased Real Property” and, together with American Owned Real Property, the “American Real Property”). True and complete copies of all Contracts (other than Contracts rejected in connection with the Cases as of the date of this Agreement) pertaining to the American Leased Real Property (each, an “American Lease”) have been made available to US Airways prior to the date hereof. With respect to American Leased Real Property and each American Lease that is a Binding American Contract, (A) each such American Lease is in full force and effect and is valid and enforceable in accordance with its terms; (B) there is no default under any such American Lease either by American, any of its Subsidiaries or, to American’s Knowledge, by any other party thereto; (C) neither American nor any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any such American Lease to pay and perform its obligations, and, to American’s Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such American Lease; and (D) American or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all American Leased Real Property free and clear of all Encumbrances.

(iii) For purposes of this Section 3.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset except for (A) specified encumbrances described in Section 3.1(k)(iii) of the American Disclosure Letter; (B) encumbrances that arise under zoning, land use and other similar Laws and other similar imperfections of title; (C) Liens for Taxes excluded from the Lien representation in Section 3.1(n) or other governmental charges not yet due and payable or not yet delinquent; (D) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of American, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (E) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of American Owned Real Property or American Leased Real Property to which they relate or the conduct of the business of American and its Subsidiaries as presently conducted.

(l) Takeover Statutes. The Board of Directors of each of American and Merger Sub has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To American’s Knowledge, no other state takeover or similar statute or regulation (each, a “Takeover Statute”) is applicable to the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters.

(i) Except as set forth in Section 3.1(m) of the American Disclosure Letter, and except for such matters as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect: (A) American and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B) no property currently owned, leased or operated by American or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (C) American and its Subsidiaries have no information that any property formerly owned, leased or operated by American or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation, in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (D) neither American or any of its Subsidiaries, nor, to American’s Knowledge, any other Person whose Environmental Liabilities American or its Subsidiaries have retained or assumed, either contractually or by operation of law, has incurred in the past or is now subject to any Environmental Liabilities; (E) in the past five (5) years neither American nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that American or any of its Subsidiaries may be in violation of or subject to any Environmental Liability; (F) neither American nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance or any environmental matter; (G) there is no Removal, Remedial or Response Action being undertaken on any property currently owned, leased or operated by American or any of its Subsidiaries; and (H) there are no other circumstances or conditions involving American or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability.

(ii) As used in this Agreement, the term “Environmental Laws” means all Laws relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, Release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, electromagnetic fields, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance.

(iii) As used in this Agreement, the term “Environmental Liability” means any obligations or liabilities (including any notices, claims, complaints, suits or other assertions of obligations or liabilities) that are: (A) related to environment, health or safety issues (including on-site or off-site contamination by Hazardous Substances of surface or subsurface soil or water, natural resource damages and occupational safety and health); and (B) based upon (I) any provision of Environmental Laws or (II) any order, consent, decree, writ, injunction or judgment issued or otherwise imposed by any Governmental Entity. The term “Environmental Liability” includes any: (A) fines, penalties, judgments, awards, settlements, losses, damages (including consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements relating to environmental, health or safety matters; (B) defense and other responses to any administrative or judicial action (including notices, claims, complaints, suits and other assertions of liability) relating to environmental, health or safety matters; and (C) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response Actions, and natural resource damages, and (y) other Environmental Laws compliance or remedial measures.

(iv) As used in this Agreement, the term “Hazardous Substance” means any “hazardous substance” and any “pollutant or contaminant” as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”); any “hazardous waste” as that term is defined in the Resource Conservation and Recovery Act (“RCRA”); and any “hazardous material” as that term is defined in the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), as amended (including as those terms are further defined, construed, or otherwise used in rules, regulations, standards, orders, guidelines, directives, and publications issued pursuant to, or otherwise in implementation of, said Laws); and including, without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

(v) As used in this Agreement, the term “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Hazardous Substance or other material).

(vi) As used in this Agreement, the term “Removal, Remedial or Response Actions” means all actions required to: (1) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment; (2) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect, American and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes that are required to be paid or that American or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the American Reports. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to result in an increase in Taxes that is material to American, there are no audits, examinations, investigations or other proceedings, in each case, pending or threatened in writing, in respect of Taxes or Tax matters. American has made available to US Airways true and correct copies of the United States federal income Tax Returns filed by American and its Subsidiaries for each of the fiscal years ended December 31, 2011 and 2010. None of American or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither American nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” with the meaning of Section 368(a) of the Code. There are no Liens for Taxes on any asset of American or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or not yet delinquent, Liens for Taxes being contested in good faith for which appropriate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the American Reports, and Liens for Taxes that would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, escheat, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns, reports and other documents (including elections, declarations, disclosures, schedules, estimates and information returns) required or permitted to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.

(i) American has made available to US Airways true and complete copies of all collective bargaining agreements, works council agreements, work rules and practices and other labor union Contracts, terms sheets, memoranda of understanding or similar agreements (including all amendments thereto) applicable to any employees of American or any of its Subsidiaries as of the date of this Agreement with respect to their employment with American or any of its Subsidiaries (the “American CBAs”), each of which is set forth in Section 3.1(o)(i) of the American Disclosure Letter. Except as set forth in Section 3.1(o)(i) of the American Disclosure Letter, as of the date of this Agreement, none of American or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any American CBA that is a Binding American Contract, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to result in an American Material Adverse Effect.

(ii) Except as set forth in Section 3.1(o)(ii) of the American Disclosure Letter:

(A) No labor union, labor organization or group of employees of American or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. To American’s Knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of American or any of its Subsidiaries.

(B) There is no material labor dispute, strike, slowdown, work stoppage or lockout, or to American’s Knowledge, threat thereof by or with respect to any employee of American or any of its Subsidiaries.

(C) There are no arbitrations, written grievances or written complaints outstanding or, to American’s Knowledge, threatened against American or any of its Subsidiaries under any American CBAs, except for such matters as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect. Neither American nor any of its Subsidiaries is in receipt of written notice of any material statutory disputes or unfair labor practice charges.

(iii) The execution, delivery and performance of this Agreement by American and Merger Sub do not, and the consummation by American and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions) or result in any material changes under, or increase in compensation paid under, the American CBAs.

(p) Intellectual Property and IT Assets. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in an American Material Adverse Effect:

(i) All Patents, patent applications, Trademark and Copyright registrations and applications for registration, and Internet domain name registrations claimed to be owned by American or its Subsidiaries are owned exclusively by American or such Subsidiaries and are subsisting and, to American’s Knowledge, valid and enforceable.

(ii) Except as set forth in Section 3.1(p)(ii) of the American Disclosure Letter, American and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct the business of American and its Subsidiaries as currently conducted, all of which rights shall in all material respects survive unchanged the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder.

(iii) Except as set forth in Section 3.1(p)(iii) of the American Disclosure Letter, the conduct of the business as currently conducted by American and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person and in the three (3) year period immediately preceding the date of this Agreement, there has been no such claim, action or proceeding asserted, or to American’s Knowledge threatened against American or its Subsidiaries or any indemnitees thereof. Except as set forth in Section 3.1(p)(iii) of the American Disclosure Letter, there is no claim, action or proceeding asserted, or to American’s Knowledge threatened, against American or its Subsidiaries or any indemnitees thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property claimed to be owned or held by American or its Subsidiaries or used or alleged to be used in the business of American or its Subsidiaries.

(iv) Except as set forth in Section 3.1(p)(iv) of the American Disclosure Letter, to American’s Knowledge, no third Person has, in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated the Intellectual Property rights of American or its Subsidiaries. Except as set forth in Section 3.1(p)(iv) of the American Disclosure Letter, there are no claims, actions or proceedings asserted or threatened by American, or decided by American to be asserted or threatened, that (A) a third Person infringes, misappropriates or otherwise violates, or in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property rights of American or its Subsidiaries; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms the Intellectual Property rights of American or its Subsidiaries.

(v) American and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held by American and its Subsidiaries and, to American’s Knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(vi) Except as set forth in Section 3.1(p)(vi) of the American Disclosure Letter, the IT Assets of American and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by American and its Subsidiaries for the operation of their respective businesses, and have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To American’s Knowledge, no Person has gained unauthorized access to such IT Assets. Except as set forth in Section 3.1(p)(vi) of the American Disclosure Letter, American and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

As used in this Agreement:

(1) “Computer Software” means all computer software and databases (including, without limitation, source code, object code, and all related documentation).

(2) “Intellectual Property” means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same (collectively, “Trademarks”); (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues (collectively, “Patents”); (iii) trade secrets and confidential information and know-how, including confidential processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) all rights in published and unpublished works of authorship, whether copyrightable or not (including without limitation Computer Software and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof (collectively, “Copyrights”); (v) moral rights, rights of publicity and rights of privacy; and (vi) all other intellectual property or proprietary rights.

(3) “IT Assets” means computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and all associated documentation.

(q) Foreign Corrupt Practices Act; UK Bribery Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a material adverse impact on the ability of American and its Subsidiaries to conduct their operations in the ordinary course of business:

(i) American and its Subsidiaries have developed and implemented a compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act, as amended (the “Foreign Corrupt Practices Act”) and the U.K. Bribery Act 2010, as amended (the “UK Bribery Act”).

(ii) In connection with its compliance with the Foreign Corrupt Practices Act and the UK Bribery Act, there are no adverse or negative past performance evaluations or ratings by the U.S. or U.K. governments, or any voluntary disclosures under the Foreign Corrupt Practices Act and/or the UK Bribery Act, any enforcement actions or threats of enforcement actions, or any facts that, in each case, could result in any adverse or negative performance evaluation related to the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iii) American and its Subsidiaries have not been notified in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iv) None of American or its Subsidiaries has undergone and is undergoing any audit, review, inspection, investigation, survey or examination of records relating to American’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, and, to American’s Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(v) American and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to American’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to American’s Knowledge, is there any basis for any such investigation or indictment.

(vi) American and its Subsidiaries have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to American’s or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to American’s Knowledge, is there any basis for any such proceeding.

(r) Aircraft.

(i) Section 3.1(r)(i) of the American Disclosure Letter sets forth a true and complete list of all aircraft owned or leased by American or any of its Subsidiaries as of January 31, 2013 (the “American Aircraft”), including a description of the type and registration number of each such American Aircraft and the delivery date, manufacture date or age of such American Aircraft, as the case may be. All American Aircraft owned or leased by American or any of its Subsidiaries are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of American and its Subsidiaries and, except with respect to American Aircraft in storage or undergoing maintenance, are in airworthy condition. American and its Subsidiaries have implemented maintenance schedules with respect to their respective American Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of American and its Subsidiaries, and American and its Subsidiaries are in compliance with such maintenance schedules in all material respects (except with respect to American Aircraft in storage) and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to American Aircraft in storage).

(ii) Section 3.1(r)(ii) of the American Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Contracts (other than (x) existing aircraft leases, (y) Contracts that may be terminated by American or its Subsidiaries without penalty or material liability and (z) Contracts rejected in connection with the Cases as of the date of this Agreement) pursuant to which American or any of its Subsidiaries has an obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft subject to such Contract. American has delivered or made available to US Airways true and complete copies (except as may have been redacted for pricing and other commercially sensitive information and subject to applicable confidentiality restrictions) of all Contracts listed in Section 3.1(r)(ii) of the American Disclosure Letter, including all material amendments, modifications and side letters thereto.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect:

(A) each American Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such American Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness;

(B) each American Aircraft’s structure, systems and components are functioning in accordance with its intended use, except for American Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by American’s maintenance programs;

(C) except with respect to American Aircraft in storage, all deferred maintenance items and temporary repairs with respect to each such American Aircraft have been or will be made in accordance with American’s maintenance programs;

(D) each American Aircraft is registered on the FAA aircraft registry;

(E) except as set forth in Section 3.1(r)(iii)(E) of the American Disclosure Letter, neither American nor its Subsidiaries is a party to any interchange or pooling agreements with respect to the American Aircraft, other than pooling agreements in the ordinary course of business; and

(F) no American Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than American or any of its Subsidiaries, to operate such American Aircraft in air transportation or otherwise.

(s) Slots. Section 3.1(s) of the American Disclosure Letter sets forth a true, correct and complete list of all held or owned takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights held or owned by American or any of its Subsidiaries (“American Slots”) on the date hereof at any domestic or international airport, and such list shall indicate and identify (i) any held or owned American Slots that have been allocated to another air carrier beyond the end-of-the current International Air Transport Association (“IATA”) traffic season and in which American and its Subsidiaries hold only temporary use rights, (ii) any American Slots that have been allocated to American and its Subsidiaries from another air carrier beyond the end-of-the current IATA traffic season and in which such other air carrier holds only temporary use rights and (iii) any Contracts, agreements or temporary government orders or decisions concerning specific American Slots or operating authorities. Except as would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect, (i) American and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the Federal Aviation Act and any other Laws, rules or regulations promulgated in the United States or in any country in which American operates by either a civil aviation authority, airport authority or slot coordinator with respect to the American Slots, (ii) neither American nor any of its Subsidiaries has received, as of the date hereof, any notice of any proposed withdrawal of the American Slots by the FAA, the DOT or any other Governmental Entity, (iii)(A) the American Slots have not been designated for the provision of essential air services under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. § 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217 and (B) to the extent covered by 14 C.F.R. § 93.227, American and its Subsidiaries have used the American Slots (or the American Slots have been used by other air carriers) either at least 80% of the maximum amount that each American Slot could have been used during each full and partial reporting period (as described in 14 C.F.R. § 93.227(i)) or such greater or lesser amount of minimum usage as may have been required to protect such American Slot’s authorization from termination or withdrawal under regulations established by any Governmental Entity or airport authority, (iv) all reports required by the FAA or any other Governmental Entity relating to the American Slots have been filed in a timely manner and (v) except as set forth in Section 3.1(s)(v) of the American Disclosure Letter, as of the date hereof, neither American nor any of its Subsidiaries has agreed to any future American Slot slide, American Slot trade, American Slot purchase, American Slot sale or other transfer of any of the American Slots outside the ordinary course of business consistent with past practice.

(t) Major Airports. As of the date hereof, no civil aviation authority, airport authority, or slot coordinator at Dallas/Fort Worth International Airport (DFW), John F. Kennedy International Airport (JFK), Los Angeles International Airport (LAX), Miami International Airport (MIA), O’Hare International Airport (ORD), London Heathrow Airport (LHR), Tokyo Narita Airport (NRT), or São Paulo/Guarulhos–Governador André Franco Montoro International Airport (GRU) (each such airport, a “Major American Airport”) has taken or, to American’s Knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of American and its Subsidiaries to conduct their respective operations at any Major American Airport in the same manner as currently conducted in all material respects.

(u) U.S. Citizen; Air Carrier. American’s primary subsidiary, American Airlines, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. §§ 41101-41112).

(v) Insurance. Section 3.1(v) of the American Disclosure Letter lists and briefly describes (including name of insurer, agent or broker, coverage and expiration date), as of the date of this Agreement, each insurance policy maintained by, at the expense of or for the benefit of American or any of the Subsidiaries with respect to its properties, assets and liabilities and describes any material claims made thereunder. All such insurance policies are in full force and effect and neither American nor any Subsidiary is in default with respect to its obligations under any such insurance policy. The insurance coverage of American and the Subsidiaries is customary for corporations of similar size engaged in similar lines of businesses. American has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of premiums payable with respect to any insurance policy.

(w) Brokers and Finders. Neither American nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or financial advisory fees that may be payable in connection with the Merger or the other transactions contemplated in this Agreement, except that American has employed, and is solely responsible for the fees and expenses of, Rothschild Inc., or one of its affiliates, as its financial advisor, and a copy of the engagement letter with such financial advisor has been provided to US Airways prior to the date hereof. As used in this Agreement, “affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

3.2 Representations and Warranties of US Airways. Except (i) as set forth in the disclosure letter (subject to Section 7.13(c) of this Agreement) delivered to American by US Airways concurrently with the execution and delivery of this Agreement (the “US Airways Disclosure Letter”), or (ii) to the extent the qualifying nature of such disclosure with respect to a specific representation and warranty is readily apparent therefrom, as set forth in the US Airways Reports filed on or after January 1, 2012 and prior to the date hereof (excluding any disclosures included in any such US Airways Report that are predictive or forward-looking in nature or included in any “risk factor” disclosure), US Airways hereby represents and warrants to American and Merger Sub that:

(a) Organization, Good Standing and Qualification. Each of US Airways and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization, has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. As used in this Agreement, the term “US Airways Material Adverse Effect” means a Material Adverse Effect as applicable to US Airways and its Subsidiaries, taken as a whole. US Airways has made available to American complete and correct copies of US Airways’ certificate of incorporation and by-laws, each as amended to date.

(b) Capital Structure.

(i) US Airways. As of the date of this Agreement, the authorized capital stock of US Airways consists of 400,000,000 shares of US Airways Common Stock, of which 162,897,835 shares of US Airways Common Stock were issued and outstanding as of the close of business on February 11, 2013, and zero (0) shares of US Airways Common Stock were held by US Airways as treasury shares as of the close of business on February 11, 2013. The Subsidiaries of US Airways hold no shares of capital stock of US Airways, or securities or obligations convertible or exchangeable into or exercisable for such capital stock. As of the close of business on February 11, 2013, there were (A) an aggregate of 512,872 shares of US Airways Common Stock issuable with respect to outstanding stock options to purchase shares of US Airways Common Stock (the “US Airways Options”), (B) an aggregate of 5,451,228 shares of US Airways Common Stock issuable with respect to outstanding stock-settled stock appreciation rights (the “US Airways Stock-Settled SARs”), as if US Airways Stock-Settled SARs such were settled as of such date at a stock price per share for US Airways Common Stock of $14.46, and (C) an aggregate of 2,227,957 shares of US Airways Common Stock issuable with respect to outstanding stock-settled restricted stock units (“US Airways Stock-Settled RSUs”), granted pursuant to the US Airways Group, Inc. 2011 Incentive Award Plan, US Airways Group, Inc. 2008 Equity Incentive Plan, US Airways Group, Inc. 2005 Equity Incentive Plan and America West 2002 Incentive Equity Plan (collectively, the “US Airways Equity Plans”), an aggregate of 10,286,076 shares of US Airways Common Stock reserved for issuance pursuant to the US Airways Equity Plans, 37,746,174 shares of US Airways Common Stock issuable upon the conversion of outstanding US Airways’ 7.25% Convertible Senior Notes due 2014 (the “US Airways 7.25% Convertible Notes”) and 199,379 shares of US Airways Common Stock issuable upon the conversion of outstanding US Airways’ 7% Senior Convertible Notes due 2020 (the “US Airways 7% Convertible Notes”). As of the close of business on February 11, 2013, outstanding cash-

settled stock appreciation rights (the “US Airways Cash-Settled SARs” and, collectively with the US Airways Stock-Settled SARs the “US Airways SARs”) and outstanding cash-settled restricted stock units (the “US Airways Cash-Settled RSUs” and, collectively with the US Airways Stock-Settled RSUs, the “US Airways RSUs”) granted pursuant to the US Airways Equity Plans had an aggregate cash value of approximately $53,856,417 calculated as if such US Airways Cash-Settled SARs and such US Airways Cash-Settled RSUs were settled as of such date at a stock price per share for US Airways Common Stock of $14.46, net of any applicable exercise price. For purposes of this Agreement, the phrase “US Airways Equity Awards” shall refer to, collectively, the US Airways Stock-Settled RSUs and the US Airways Stock-Settled SARs. As of the Closing Date, between the Share Determination Date and the Effective Time, other than the issuance of shares of US Airways Common Stock upon the exercise or vesting of US Airways Options, US Airways Stock-Settled SARs or US Airways Stock-Settled RSUs or the conversion of the US Airways 7.25% Convertible Notes or the US Airways 7% Convertible Notes, US Airways has not issued, sold, granted or authorized the issuance, sale, or grant of, any shares of capital stock of US Airways, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities.

(ii) Except as set forth in Section 3.2(b)(i) above, as of the date of this Agreement, (i) there are no shares of capital stock or other securities of US Airways issued, reserved for issuance or outstanding and (ii) there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, deferred shares, performance shares, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate US Airways or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of US Airways or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of US Airways or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. All of the issued and outstanding shares of US Airways Common Stock are and, at the time of issuance, all such shares that may be issued upon the exercise or vesting of, or pursuant to, US Airways Options and US Airways Equity Awards or upon the conversion of the US Airways 7.25% Convertible Notes or the US Airways 7% Convertible Notes, will be, duly authorized and validly issued and fully paid, nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation of US Airways, the by-laws of US Airways or any Contract to which US Airways is a party or by which it is otherwise bound. Neither US Airways nor any of its Subsidiaries is party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, US Airways.

(iii) Except as set forth in Section 3.2(b)(iii) of the US Airways Disclosure Letter, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of US Airways are owned by US Airways, directly or indirectly, all such shares or equity ownership interests are set forth in Section 3.2(b)(iii) of the US Airways Disclosure Letter, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.2(b)(iii) of the US Airways Disclosure Letter, and except for the capital stock or other equity ownership interests of the Subsidiaries of US Airways, as of the date of this Agreement, US Airways does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

(c) Corporate Authority; Approval and Fairness.

(i) US Airways has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the receipt of the Stockholder Approval. Subject to Section 7.1, this Agreement is a valid and binding agreement of US Airways enforceable against US Airways in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(ii) The Board of Directors of US Airways has, as of the date of this Agreement, (A) declared that the Merger and the other transactions contemplated hereby are advisable and in the best interests of US Airways and its stockholders and has approved and adopted this Agreement, which approval and adoption have not been rescinded or modified; (B) received an opinion of its financial advisor, Barclays Capital Inc., to the effect that, from a financial point of view, the Merger Consideration in the Merger is fair to the stockholders of US Airways, which opinion has not been amended or rescinded as of the date of this Agreement; (C) resolved to recommend that the holders of US Airways Common Stock vote to adopt this Agreement (such recommendation being the “US Airways Directors’ Recommendation”); and (D) directed that the adoption of this Agreement be submitted to the holders of US Airways Common Stock entitled to vote for their approval.

(iii) The matters contemplated by Section 4.6, including the Stockholder Approval, are the only votes of the holders of any class or series of US Airways capital stock necessary to consummate the Merger and the other transactions contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the notices, reports, filings, consents, registrations, approvals, permits or authorizations (A) pursuant to Section 1.3; (B) required under the HSR Act, the EU Merger Regulation and any other applicable foreign antitrust, competition or similar Laws; (C) required under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws, and the rules and regulations promulgated under any of the foregoing; (D) with, from or to the FAA, the DOT, the

FCC, and the DHS, including the TSA; (E) with, from or to the NYSE or the principal securities market on which the shares of US Airways Common Stock are then listed or quoted; and (F) with, from or to any applicable foreign Governmental Entities regulating any aspect of the airline industry, no notices, reports or other filings are required to be made by US Airways or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by US Airways or any of its Subsidiaries from any Governmental Entity (subject and after giving effect to any required approvals of the Bankruptcy Court (including to the extent applicable, the Confirmation Order confirming the Plan) and the Plan) in connection with the execution, delivery and performance of this Agreement by US Airways and the consummation by US Airways of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, (i) reasonably be expected to result in a US Airways Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of US Airways and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(ii) Except as set forth in Section 3.2(d)(ii) of the US Airways Disclosure Letter, the execution, delivery and performance of this Agreement by US Airways does not, and the consummation by US Airways of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of US Airways or the comparable governing documents of any of its Subsidiaries; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase or acceleration of any obligations under any Contract binding upon US Airways or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation by US Airways of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 3.2(d)(i), any Law or governmental or non-governmental permit or license to which US Airways or any of its Subsidiaries is subject; or (C) with or without notice, lapse of time or both, the creation of a Lien on any of the assets of US Airways or any of its Subsidiaries pursuant to any Contract, including any loan agreement or any other indebtedness agreement or instrument of indebtedness that is binding upon US Airways or any of its Subsidiaries or binding upon its assets, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, increase, acceleration or Lien that would not, individually or in the aggregate, (i) reasonably be expected to result in a US Airways Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of US Airways and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(e) US Airways Reports; Financial Statements.

(i) US Airways and each Subsidiary has filed or furnished all forms, statements, schedules, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since December 31, 2011 (the “US Airways Audit Date”) (the forms, statements, schedules, reports and documents filed or furnished with the SEC since the US Airways Audit Date and those filed or furnished with the SEC subsequent to the date of this Agreement and prior to the Effective Time, if any, including any amendments thereto, the “US Airways Reports”). Each of the US Airways Reports, at the time of its filing, complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and complied in all material respects with the then applicable accounting standards. As of their respective dates (or, if amended, as of the date of such amendment), the US Airways Reports did not, and any US Airways Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed US Airways Report. The US Airways Reports included or will include all certificates required to be included therein pursuant to Sections 302 and 906 of the SOX Act, and the internal control report and attestation of US Airways’ outside auditors required by Section 404 of the SOX Act.

(ii) Each of the consolidated balance sheets included in or incorporated by reference into the US Airways Reports (including the related notes and schedules) fairly presents, or, in the case of US Airways Reports filed after the date hereof, will fairly present, in all material respects, the consolidated financial position of US Airways and any other entity included therein and their respective Subsidiaries as of its date, and each of the consolidated statements of operations, stockholders’ equity (deficit) and cash flows included in or incorporated by reference into the US Airways Reports (including any related notes and schedules) fairly presents, or in the case of US Airways Reports filed after the date hereof, will fairly present, in all material respects, the net income, total stockholders’ equity and net increase (decrease) in cash and cash equivalents, as the case may be, of US Airways and any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to the absence of full notes and normal year-end adjustments that are not expected to be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(iii) The management of US Airways (x) has established and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) designed to ensure that material information relating to US Airways, including its consolidated Subsidiaries, is made known to the management of US Airways by others within those entities, and (y) has disclosed, based on its most recent evaluation, to US Airways’ outside auditors and the audit committee of the Board of Directors of US Airways (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect US Airways’ ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in US Airways’ internal controls over financial reporting. Since the US Airways Audit Date, any material change in internal control over financial reporting required to be disclosed in any US Airways Report has been so disclosed.

(iv) Since the US Airways Audit Date, neither US Airways nor any of its Subsidiaries nor, to US Airways’ Knowledge, any director, officer, employee, auditor, accountant or representative of US Airways or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of US Airways or any of its Subsidiaries or their respective internal accounting controls relating to periods after the US Airways Audit Date, including any material complaint, allegation, assertion or claim that US Airways or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing which have no reasonable basis). “US Airways’ Knowledge” shall mean the knowledge of those individuals listed in Section 3.2(e)(iv) of the US Airways Disclosure Letter, after reasonable inquiry.

(v) Except as set forth in Section 3.2(e)(v) of the US Airways Disclosure Letter, there are no liabilities or obligations of US Airways or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any obligations or liabilities of, US Airways or any of its Subsidiaries, other than: (A) liabilities or obligations to the extent (I) accrued and reflected on the consolidated balance sheet of US Airways or (II) disclosed in the notes thereto, in accordance with GAAP, in each case included in US Airways’ quarterly report on Form 10-Q for the period ended September 30, 2012 or in US Airways’ annual report on Form 10-K for the period ended December 31, 2011; (B) liabilities or obligations incurred in the ordinary course of business since December 31, 2011; (C) performance obligations under Contracts required in accordance with their terms, or performance obligations, to the extent required under applicable Law, in each case to the extent arising after the date hereof; or (D) liabilities or obligations that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(f) Absence of Certain Changes. Except as set forth in Section 3.2(f) of the US Airways Disclosure Letter, from the US Airways Audit Date to the date of this Agreement, US Airways and its Subsidiaries have conducted their respective businesses only in accordance with, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses. Since the US Airways Audit Date, there has not been any US Airways Material Adverse Effect or any event, occurrence, discovery or development which would, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(g) Litigation. Except as otherwise disclosed in US Airways Reports filed prior to the date hereof, or as set forth in Section 3.2(g) of the US Airways Disclosure Letter, there are no (A) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or proceedings pending or, to US Airways’ Knowledge, threatened against US Airways or any of its Subsidiaries or (B) litigations, arbitrations, investigations or other proceedings, or injunctions or final judgments relating to, pending or, to US Airways’ Knowledge, threatened against US Airways or any of its Subsidiaries before any Governmental Entity, including the FAA, except in the case of either clause (A) or (B), for those that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. None of US Airways or any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any Governmental Entity which would, individually or in the aggregate, (i) reasonably be expected to result in a US Airways Material Adverse Effect or (ii) reasonably be expected to prevent, materially delay or materially impair the ability of US Airways and its Subsidiaries to consummate the Merger and the other transactions contemplated hereby.

(h) Employee Benefits.

(i) Section 3.2(h)(i) of the US Airways Disclosure Letter contains, as of the date of this Agreement, a true and complete list of each material US Airways Compensation and Benefit Plan. “US Airways Compensation and Benefit Plan” means each employment agreement, and each bonus, deferred compensation, incentive compensation, equity compensation, severance pay, change in control, medical, life insurance, profit-sharing, pension, retirement, retiree medical, fringe benefit and each other material employee benefit plan, program or agreement as to which US Airways or any of its Subsidiaries has any liability, contingent or otherwise, for the benefit of, with or relating to any current or former employee, officer or director of US Airways or any of its Subsidiaries, excluding any governmental plan or program or any statutory obligation.

(ii) With respect to each of the material US Airways Compensation and Benefit Plans, US Airways has heretofore delivered or made available to American true and complete copies of each of the following documents: (A) the US Airways Compensation and Benefit Plan and most recent trust agreement and insurance contract (including all amendments thereto), if any; (B) the most recent annual report, actuarial report, and financial statement, if any; (C) the most recent Summary Plan Description, together with each Summary of Material Modifications, required under ERISA with respect to such US Airways Compensation and Benefit Plan, if any; and (D) the most recent determination letter received from the IRS with respect to each US Airways Compensation and Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(iii) Except as would not, individually or in the aggregate, have a US Airways Material Adverse Effect, and except as set forth in Section 3.2(h)(iii) of the US Airways Disclosure Letter, all obligations in respect of each US Airways Compensation and Benefit Plan have been properly accrued and reflected on the most recent consolidated statement of operations and consolidated balance sheet filed or incorporated by reference in the US Airways Reports as of the respective dates of such balance sheet or report to the extent required by GAAP.

(iv) Except as set forth in Section 3.2(h)(iv) of the US Airways Disclosure Letter, none of the US Airways Compensation and Benefit Plans is a “multiple employer welfare arrangement,” as such term is defined in Section 3(40) of ERISA, or single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA or a “multiemployer plan,” as such term is defined in Section 4001(a)(3) of

ERISA. Except as set forth in Section 3.2(h)(iv) of the US Airways Disclosure Letter, the IRS has issued a favorable determination letter in respect of each of the US Airways Compensation and Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code and neither US Airways nor any of its Subsidiaries is aware of any circumstances that could reasonably be expected to result in the revocation of such letter. Each of the US Airways Compensation and Benefit Plans that is intended to satisfy the requirements of Section 125 or 501(c)(9) of the Code satisfies such requirements, except as would not, either individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect. Each of the US Airways Compensation and Benefit Plans has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA and the Code, except as would not, either individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect.

(v) Except as set forth in Section 3.2(h)(v) of the US Disclosure Letter, none of the US Airways Compensation and Benefit Plans are subject to Title IV of ERISA.

(vi) Except as set forth in Section 3.2(h)(vi) of the US Airways Disclosure Letter, there are no claims pending, or, to US Airways’ Knowledge, threatened or anticipated (other than routine claims for benefits) against any US Airways Compensation and Benefit Plan, the assets of any US Airways Compensation and Benefit Plan or against US Airways or any of its Subsidiaries with respect to any US Airways Compensation and Benefit Plan. There is no judgment, decree, injunction, rule or order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any US Airways Compensation and Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no pending or, to US Airways’ Knowledge, threatened audits or investigations by any governmental body, commission or agency involving any US Airways Compensation and Benefit Plan, that would, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect.

(vii) Except as set forth in Section 3.2(h)(vii) of the US Airways Disclosure Letter, the transactions contemplated under this Agreement shall not, by themselves or in coordination with any other event or condition, result in (A) any increase in the amount of any payment to any current or former employee, consultant or director of US Airways or any of its Subsidiaries, or (B) accelerate the vesting, time of payment or funding of any compensation or benefits, or right to any compensation or benefits, of any current or former employee, consultant or director of US Airways or any of its Subsidiaries.

(viii) With respect to each US Airways Compensation and Benefit Plan that primarily provides benefits or compensation to non-U.S. employees and is maintained subject to the Laws of any jurisdiction outside of the United States (the “US Airways Foreign Plans”): (A) such US Airways Foreign Plan complies in all material respects in form and operation in accordance with all applicable Laws; (B) except as could not reasonably be expected to result in a material liability, if a US Airways Foreign

Plan is intended to qualify for special Tax treatment, such plan meets all requirements for such treatment; (C) if required under applicable Laws to be funded and/or book-reserved, such US Airways Foreign Plan is funded and/or book reserved, as appropriate, to the extent so required by applicable Laws, and (D) there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities, solvency deficiencies or contribution holidays with respect to any of the US Airways Foreign Plans.

(i) Compliance with Laws; Licenses.

(i) The businesses of each of US Airways and its Subsidiaries have not been conducted in violation of any material federal, state, local or foreign Laws or any applicable operating certificates, common carrier obligations, ADs, FARs or any other rules, regulations, directives or policies of the FAA, DOT, FCC, DHS or any other Governmental Entity, except for such violations that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. Except as set forth in Section 3.2(i)(i) of the US Airways Disclosure Letter, no investigation or review by any Governmental Entity with respect to US Airways or any of its Subsidiaries is pending or, to US Airways’ Knowledge, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for any such investigations or reviews that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. Except as set forth in Section 3.2(i)(i) of the US Airways Disclosure Letter, each of US Airways and its Subsidiaries has obtained and is in substantial compliance with all Licenses necessary to conduct its business as presently conducted, except for any failures to have or to be in compliance with such Licenses which would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. The representations and warranties contained in this Section 3.2(i) shall not apply to the following applicable Laws to the extent applicable to US Airways and its Subsidiaries (or Licenses required under such applicable Laws): (i) ERISA and other applicable Laws regarding employee benefit matters, which are exclusively governed by Section 3.2(h), (ii) applicable Laws regarding Taxes, which are exclusively governed by Section 3.2(h) and Section 3.2(n), (iii) Environmental Laws, which are exclusively governed by Section 3.2(m), and (iv) applicable Laws regarding labor matters, which are exclusively governed by Section 3.2(o).

(ii) Each of US Airways and its Subsidiaries is in compliance with the rules and regulations of the Governmental Entity issuing such Licenses, except in each instance for any failures to be in compliance which would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. There is not pending or, to US Airways’ Knowledge, threatened before the FAA, DOT or any other Governmental Entity any material proceeding, notice of violation, order of forfeiture or complaint or investigation against US Airways or any of its Subsidiaries relating to any of the Licenses, except for any of the foregoing that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. The actions of the applicable Governmental Entities granting all Licenses have not been reversed, stayed, enjoined, annulled or suspended, and there is not pending or, to US Airways’ Knowledge, threatened, any material application, petition, objection or other pleading with the FAA, DOT or any other Governmental Entity which challenges or questions the validity of or any rights of the holder under any License, except as set forth in Section 3.2(i)(ii) of the US Airways Disclosure Letter and except, for any of the foregoing, that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(j) Material Contracts. Except, in each case, as listed in Section 3.2(j) of the US Airways Disclosure Letter:

(i) As of the date of this Agreement, neither US Airways nor any of its Subsidiaries is a party to or bound by any Contract required pursuant to Item 601 of Regulation S-K under the Securities Act to be filed as an exhibit to US Airways’ Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by US Airways since December 31, 2011, which has not been so filed.

(ii) As of the date of this Agreement, neither US Airways nor any of its Subsidiaries is a party to or is bound by any Contract that is (A) a non-competition Contract or other Contract (other than the US Airways CBAs) that (I) purports to limit in any material respect (including pursuant to an exclusivity provision that is material to the operation of the business of US Airways and its Subsidiaries, taken as a whole) either the type of business in which US Airways or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business, or (II) could require the disposition of any material assets or line of business of US Airways or any of its Subsidiaries; (B) a material joint venture, partnership or business alliance Contract; (C) a capacity purchase, regional carrier or similar Contract; (D) a material co-branded credit card or credit card processing Contract; or (E) a Contract pursuant to which any indebtedness is outstanding or may be incurred (except for any Contract pursuant to which the aggregate principal amount of such indebtedness cannot exceed $200,000,000).

(iii) All Contracts that have been filed as an exhibit to US Airways’ Annual Report on Form 10-K for the year ended December 31, 2011, or on any Quarterly Report on Form 10-Q or Current Report on Form 8-K filed by US Airways since December 31, 2011, and all Contracts listed in Section 3.2(j)(ii) of the US Airways Disclosure Letter, together with all amendments, exhibits and schedules to such Contracts, shall constitute the “US Airways Material Contracts.”

(iv) A true and complete copy of each US Airways Material Contract has previously been delivered or made available to American (subject to applicable confidentiality restrictions) and each US Airways Material Contract is a valid and binding agreement of US Airways or one of its Subsidiaries, as the case may be, and is in full force and effect, except to the extent it has previously expired in accordance with its terms or if the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect. Neither US Airways nor any of its Subsidiaries is in default or breach under the terms of any such US Airways Material Contract which default or breach would, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(k) Real Property.

(i) Section 3.2(k)(i) of the US Airways Disclosure Letter sets forth, as of the date hereof, the fee owner and address of all material real property owned by US Airways and its Subsidiaries (the “US Airways Owned Real Property”). Except as set forth in Section 3.2(k)(i) of the US Airways Disclosure Letter, with respect to such US Airways Owned Real Property, (A) each identified owner thereof has good, marketable, indefeasible fee simple title to such US Airways Owned Real Property, free and clear of any Encumbrance; (B) there are no outstanding options, rights of first offer or rights of first refusal to purchase such US Airways Owned Real Property or any material portion thereof or interest therein; (C) neither US Airways nor any of its Subsidiaries is a party to any Contract or option to purchase any material real property or interest therein; and (D) there does not exist any actual, pending or, to US Airways’ Knowledge, threatened condemnation or eminent domain proceedings that affect any US Airways Owned Real Property, and neither US Airways nor any of its Subsidiaries has received any written notice of the intention of any Governmental Entity or other Person to take or use any US Airways Owned Real Property.

(ii) Section 3.2(k)(ii) of the US Airways Disclosure Letter sets forth, as of the date hereof, the address of each lease, sublease, license, concession and other agreement (written or oral) pursuant to which US Airways or any of its Subsidiaries hold a leasehold or subleasehold estate in real property which requires payments by US Airways or any Subsidiary of US Airways in excess of $25,000,000 per annum (collectively, the “US Airways Leased Real Property” and, together with US Airways Owned Real Property, the “US Airways Real Property”). True and complete copies of all Contracts pertaining to the US Airways Leased Real Property (each, an “US Airways Lease”) have been made available to American prior to the date hereof. With respect to such US Airways Leased Real Property, (A) each US Airways Lease is in full force and effect and is valid and enforceable in accordance with its terms; (B) there is no default under any US Airways Lease either by US Airways, any of its Subsidiaries or, to US Airways’ Knowledge, by any other party thereto; (C) neither US Airways nor any of its Subsidiaries has received or delivered a written notice of default or objection to any party to any US Airways Lease to pay and perform its obligations, and, to US Airways’ Knowledge, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or default, or permit the termination, modification or acceleration of rent under such US Airways Lease; and (D) US Airways or one of its Subsidiaries, as applicable, holds a good and valid leasehold interest in all US Airways Leased Real Property free and clear of all Encumbrances.

(iii) For purposes of this Section 3.2(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset except for (A) specified encumbrances described in Section 3.2(k)(iii) of the US Airways Disclosure Letter; (B) encumbrances that arise under zoning, land use and other similar Laws and other similar imperfections of title; (C) Liens for Taxes excluded from the Lien representation in Section 3.2(n) or other governmental charges not yet due and payable or not yet delinquent; (D) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of US Airways, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (E) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of US Airways Owned Real Property or US Airways Leased Real Property to which they relate or the conduct of the business of US Airways and its Subsidiaries as presently conducted.

(l) Takeover Statutes. The Board of Directors of US Airways has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions DGCL Section 203, to the extent applicable. To US Airways’ Knowledge, no other Takeover Statute is applicable to the Merger or the other transactions contemplated by this Agreement. Except as contemplated by Section 4.15(c), US Airways does not have any stockholder rights plan or similar agreement.

(m) Environmental Matters. Except as set forth in Section 3.2(m) of the US Airways Disclosure Letter, and except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect: (A) US Airways and its Subsidiaries have complied at all times with all applicable Environmental Laws; (B) no property currently owned, leased or operated by US Airways or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (C) US Airways and its Subsidiaries have no information that any property formerly owned, leased or operated by US Airways or any of its Subsidiaries was contaminated with any Hazardous Substance during or prior to such period of ownership, leasehold, or operation, in a manner that is or could reasonably be expected to require Removal, Remedial or Response Action, that is in violation of any Environmental Law, or that is reasonably likely to give rise to any Environmental Liability; (D) neither US Airways or any of its Subsidiaries, nor, to US Airways’ Knowledge, any other Person whose Environmental Liabilities US Airways or its Subsidiaries have retained or assumed, either contractually or by operation of law, has incurred in the past or is now subject to any Environmental Liabilities; (E) in the past five (5) years neither US Airways nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information alleging that US Airways or any of its Subsidiaries may be in violation of or subject to any Environmental Liability; (F) neither US Airways nor any of its Subsidiaries is subject to any order, decree, injunction or agreement with any Governmental Entity, or any indemnity or other agreement with any third party, concerning any Environmental Liability or otherwise relating to any Hazardous Substance or any environmental matter; (G) there is no Removal, Remedial or Response Action being undertaken on any property currently owned, leased or operated by US Airways or any of its Subsidiaries; and (H) there are no other circumstances or conditions involving US Airways or any of its Subsidiaries that could reasonably be expected to result in any Environmental Liability.

(n) Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect, US Airways and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes that are required to be paid or that US Airways or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith for which adequate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the US Airways Reports. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to result in an increase in Taxes that is material to US Airways, there are no audits, examinations, investigations or other proceedings, in each case, pending or threatened in writing, in respect of Taxes or Tax matters. US Airways has made available to American true and correct copies of the United States federal income Tax Returns filed by US Airways and its Subsidiaries for each of the fiscal years ended December 31, 2011 and 2010. None of US Airways or its Subsidiaries has been a “distributing corporation” or “controlled corporation” in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law). Neither US Airways nor any of its Subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that is reasonably likely to prevent the Merger from qualifying as a “reorganization” with the meaning of Section 368(a) of the Code. There are no Liens for Taxes on any asset of US Airways or any of its Subsidiaries, except for Liens for Taxes not yet due and payable or not yet delinquent, Liens for Taxes being contested in good faith for which appropriate reserves have been established on the most recent consolidated balance sheet included in or incorporated into the US Airways Reports, and Liens for Taxes that would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect.

(o) Labor Matters.

(i) US Airways has made available to American true and complete copies of all collective bargaining agreements, works council agreements, work rules and practices and other labor union Contracts, terms sheets, memoranda of understanding or similar agreements (including all amendments thereto) applicable to any employees of US Airways or any of its Subsidiaries as of the date of this Agreement with respect to their employment with US Airways or any of its Subsidiaries (the “US Airways CBAs”), each of which is set forth in Section 3.2(o)(i) of the US Airways Disclosure Letter. Except as set forth in Section 3.2(o)(i) of the US Airways Disclosure Letter, as of the date of this Agreement, none of US Airways or any of its Subsidiaries has breached or otherwise failed to comply with any provision of any US Airways CBA, except for any breaches or failures to comply that, individually or in the aggregate, have not had and would not reasonably be expected to result in a US Airways Material Adverse Effect.

(ii) Except as set forth in Section 3.2(o)(ii) of the US Airways Disclosure Letter:

(A) No labor union, labor organization or group of employees of US Airways or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority. To US Airways’ Knowledge, there are no labor union organizing activities pending or threatened with respect to any employees of US Airways or any of its Subsidiaries.

(B) There is no material labor dispute, strike, slowdown, work stoppage or lockout, or to US Airways’ Knowledge, threat thereof by or with respect to any employee of US Airways or any of its Subsidiaries.

(C) There are no arbitrations, written grievances or written complaints outstanding or, to US Airways’ Knowledge, threatened against US Airways or any of its Subsidiaries under any US Airways CBAs, except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect. Neither US Airways nor any of its Subsidiaries is in receipt of written notice of any material statutory disputes or unfair labor practice charges.

(iii) The execution, delivery and performance of this Agreement by US Airways do not, and the consummation by US Airways of the Merger and the other transactions contemplated hereby will not, constitute or result in a breach or violation of, a termination (or right of termination) or a default under, or the creation, increase, triggering or acceleration of any obligations or rights of any kind (including under any change of control type provisions) or result in any material changes under, or increase in compensation paid under, the US Airways CBAs (including any “snap-back” provisions therein). That certain Memorandum of Understanding Regarding Contingent Collective Bargaining Agreement among American Airlines, Inc., US Airways, Inc., Allied Pilots Association and US Airline Pilots Association (“USAPA”) was ratified by the membership of USAPA on February 8, 2013.

(p) Intellectual Property and IT Assets. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a US Airways Material Adverse Effect:

(i) All Patents, patent applications, Trademark and Copyright registrations and applications for registration, and internet domain name registrations claimed to be owned by US Airways or its Subsidiaries are owned exclusively by US Airways or such Subsidiaries and are subsisting and, to US Airways’ Knowledge, valid and enforceable.

(ii) Except as set forth in Section 3.2(p)(ii) of the US Airways Disclosure Letter, US Airways and/or each of its Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property necessary to conduct the business of US Airways and its Subsidiaries as currently conducted, all of which rights shall in all material respects survive unchanged the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereunder.

(iii) Except as set forth in Section 3.2(p)(iii) of the US Airways Disclosure Letter, the conduct of the business as currently conducted by US Airways and its Subsidiaries does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person and in the three (3) year period immediately preceding the date of this Agreement, there has been no such claim, action or proceeding asserted, or to US Airways’ Knowledge threatened against US Airways or its Subsidiaries or any indemnitees thereof. Except as set forth in Section 3.2(p)(iii) of the US Airways Disclosure Letter, there is no claim, action or proceeding asserted, or to US Airways’ Knowledge threatened, against US Airways or its Subsidiaries or any indemnitees thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property claimed to be owned or held by US Airways or its Subsidiaries or used or alleged to be used in the business of US Airways or its Subsidiaries.

(iv) Except as set forth in Section 3.2(p)(iv) of the US Airways Disclosure Letter, to US Airways’ Knowledge, no third Person has, in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated the Intellectual Property rights of US Airways or its Subsidiaries. Except as set forth in Section 3.2(p)(iv) of the US Airways Disclosure Letter, there are no claims, actions or proceedings asserted or threatened by US Airways, or decided by US Airways to be asserted or threatened, that (A) a third Person infringes, misappropriates or otherwise violates, or in the three (3) year period immediately preceding the date of this Agreement, infringed, misappropriated or otherwise violated, the Intellectual Property rights of US Airways or its Subsidiaries; or (B) a third Person’s owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms the Intellectual Property rights of US Airways or its Subsidiaries.

(v) US Airways and its Subsidiaries have taken reasonable measures to protect the confidentiality of all material Trade Secrets that are owned, used or held by US Airways and its Subsidiaries and, to US Airways’ Knowledge, such material Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(vi) Except as set forth in Section 3.2(p)(vi) of the US Airways Disclosure Letter, the IT Assets of US Airways and its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by US Airways and its Subsidiaries for the operation of their respective businesses, and have not malfunctioned or failed within the three (3) year period immediately preceding the date of this Agreement. To US Airways’ Knowledge, no Person has gained unauthorized access to such IT Assets. Except as set forth in Section 3.2(p)(vi) of the US Airways Disclosure Letter, US Airways and its Subsidiaries have implemented and maintained for the three (3) year period immediately preceding the date of this Agreement reasonable and sufficient backup and disaster recovery technology consistent with industry practices.

(q) Foreign Corrupt Practices Act; UK Bribery Act. Except for such matters as would not, individually or in the aggregate, reasonably be expected to result in a material adverse impact on the ability of US Airways and its Subsidiaries to conduct their operations in the ordinary course of business:

(i) US Airways and its Subsidiaries have developed and implemented a compliance program which includes corporate policies and procedures to ensure compliance with the Foreign Corrupt Practices Act and the UK Bribery Act.

(ii) In connection with its compliance with the Foreign Corrupt Practices Act and the UK Bribery Act, there are no adverse or negative past performance evaluations or ratings by the U.S. or U.K. governments, or any voluntary disclosures under the Foreign Corrupt Practices Act and/or the UK Bribery Act, any enforcement actions or threats of enforcement actions, or any facts that, in each case, could result in any adverse or negative performance evaluation related to the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iii) US Airways and its Subsidiaries have not been notified in writing of any actual or alleged violation or breach of the Foreign Corrupt Practices Act and/or the UK Bribery Act.

(iv) None of US Airways or its Subsidiaries has undergone and is undergoing any audit, review, inspection, investigation, survey or examination of records relating to US Airways’ or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, and, to US Airways’ Knowledge, there is no basis for any such audit, review, inspection, investigation, survey or examination of records.

(v) US Airways and its Subsidiaries have not been and are not now under any administrative, civil or criminal investigation, charge or indictment involving alleged false statements, false claims or other improprieties relating to US Airways’ or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to US Airways’ Knowledge, is there any basis for any such investigation or indictment.

(vi) US Airways and its Subsidiaries have not been and are not now a party to any administrative or civil litigation involving alleged false statements, false claims or other improprieties relating to US Airways’ or any of its Subsidiaries’ compliance with the Foreign Corrupt Practices Act and/or the UK Bribery Act, nor, to US Airways’ Knowledge, is there any basis for any such proceeding.

(r) Aircraft.

(i) Section 3.2(r)(i) of the US Airways Disclosure Letter sets forth a true and complete list of all aircraft owned or leased by US Airways or any of its Subsidiaries as of January 31, 2013 (the “US Airways Aircraft”), including a description of the type and registration number of each such US Airways Aircraft and the delivery date, manufacture date or age of such US Airways Aircraft, as the case may be. All US Airways Aircraft owned or leased by US Airways or any of its Subsidiaries are being maintained according to applicable FAA regulatory standards and the FAA-approved maintenance program of US Airways and its Subsidiaries and, except with respect to US Airways Aircraft in storage or undergoing maintenance, are in airworthy condition. US Airways and its Subsidiaries have implemented maintenance schedules with respect to their respective US Airways Aircraft and engines that, if complied with, would result in the satisfaction of all requirements under all applicable ADs and FARs required to be complied with in accordance with the FAA-approved maintenance program of US Airways and its Subsidiaries, and US Airways and its Subsidiaries are in compliance with such maintenance schedules in all material respects (except with respect to US Airways Aircraft in storage) and currently have no reason to believe that they will not satisfy any component of such maintenance schedules on or prior to the dates specified in such maintenance schedules (except with respect to US Airways Aircraft in storage).

(ii) Section 3.2(r)(ii) of the US Airways Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Contracts (other than (x) existing aircraft leases and (y) Contracts that may be terminated by US Airways or its Subsidiaries without penalty or material liability) pursuant to which US Airways or any of its Subsidiaries has an obligation to purchase or lease aircraft, including the manufacturer and model of all aircraft subject to such Contract, the nature of the purchase or lease obligation (i.e., firm commitment, subject to reconfirmation or otherwise) and the anticipated year of delivery of the aircraft subject to such Contract. US Airways has delivered or made available to American true and complete copies (except as may have been redacted for pricing and other commercially sensitive information and subject to applicable confidentiality restrictions) of all Contracts listed in Section 3.2(r)(ii) of the US Airways Disclosure Letter, including all material amendments, modifications and side letters thereto.

(iii) Except as would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect:

(A) each US Airways Aircraft has a validly issued, current individual aircraft FAA Certificate of Airworthiness with respect to such US Airways Aircraft which satisfies all requirements for the effectiveness of such FAA Certificate of Airworthiness;

(B) each US Airways Aircraft’s structure, systems and components are functioning in accordance with its intended use, except for US Airways Aircraft that are undergoing maintenance and temporarily deferred maintenance items that are permitted by US Airways’ maintenance programs;

(C) except with respect to US Airways Aircraft in storage, all deferred maintenance items and temporary repairs with respect to each such US Airways Aircraft have been or will be made in accordance with US Airways’ maintenance programs;

(D) each US Airways Aircraft is registered on the FAA aircraft registry;

(E) except as set forth in Section 3.2(r)(iii)(E) of the US Airways Disclosure Letter, neither US Airways nor its Subsidiaries is a party to any interchange or pooling agreements with respect to the US Airways Aircraft, other than pooling agreements in the ordinary course of business; and

(F) no US Airways Aircraft is subleased to or otherwise in the possession of another air carrier or other Person other than US Airways or any of its Subsidiaries, to operate such US Airways Aircraft in air transportation or otherwise.

(s) Slots. Section 3.2(s) of the US Airways Disclosure Letter sets forth a true, correct and complete list of all held or owned takeoff and landing slots, operating authorizations from the FAA or any other Governmental Entity and other similar designated takeoff and landing rights held or owned by US Airways or any of its Subsidiaries (“US Airways Slots”) on the date hereof at any domestic or international airport, and such list shall indicate and identify (i) any held or owned US Airways Slots that have been allocated to another air carrier beyond the end-of-the current IATA traffic season and in which US Airways and its Subsidiaries hold only temporary use rights, (ii) any US Airways Slots that have been allocated to US Airways and its Subsidiaries from another air carrier beyond the end-of-the current IATA traffic season and in which such other air carrier holds only temporary use rights and (iii) any Contracts, agreements or temporary government orders or decisions concerning specific US Airways Slots or operating authorities. Except as would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect, (i) US Airways and its Subsidiaries will have complied in all material respects with the requirements of the regulations issued under the Federal Aviation Act and any other Laws, rules or regulations promulgated in the United States or in any country in which US Airways operates by either a civil aviation authority, airport authority or slot coordinator with respect to the US Airways Slots, (ii) neither US Airways nor any of its Subsidiaries has received, as of the date hereof, any notice of any proposed withdrawal of the US Airways Slots by the FAA, the DOT or any other Governmental Entity, (iii)(A) the US Airways Slots have not been designated for the provision of essential air services under the regulations of the FAA, were not acquired pursuant to 14 C.F.R. § 93.219 and have not been designated for international operations, as more fully detailed in 14 C.F.R. § 93.217 and (B) to the extent covered by 14 C.F.R. § 93.227, US Airways and its Subsidiaries have used the US Airways Slots (or the US Airways Slots have been used by other air carriers) either at least 80% of the maximum amount that each US Airways Slot could have been used during each full and partial reporting period (as described in 14 C.F.R. § 93.227(i)) or such greater or lesser amount of minimum usage as may have been required to protect such US Airways Slot’s authorization from termination or withdrawal under regulations established by any Governmental Entity or airport authority, (iv) all reports required by the FAA or any other Governmental Entity relating to the US Airways Slots have been filed in a timely manner and (v) except as set forth in Section 3.2(s)(v) of the US Airways Disclosure Letter, as of the date hereof, neither US Airways nor any of its Subsidiaries has agreed to any future US Airways Slot slide, US Airways Slot trade, US Airways Slot purchase, US Airways Slot sale or other transfer of any of the US Airways Slots outside the ordinary course of business consistent with past practice.

(t) Major Airports. As of the date hereof, no civil aviation authority, airport authority, or slot coordinator at Charlotte/Douglas International Airport (CLT), Philadelphia International Airport (PHL), Phoenix Sky Harbor International Airport (PHX) or Ronald Reagan Washington National Airport (DCA) (each such airport, a “Major US Airways Airport”) has taken or, to US Airways’ Knowledge, threatened to take any action that would reasonably be expected to materially interfere with the ability of US Airways and its Subsidiaries to conduct their respective operations at any Major US Airways Airport in the same manner as currently conducted in all material respects.

(u) U.S. Citizen; Air Carrier. US Airways’ primary subsidiary, US Airways, Inc., is a “citizen of the United States” as defined in the Federal Aviation Act and is an “air carrier” within the meaning of such Act operating under certificates issued pursuant to such Act (49 U.S.C. §§ 41101-41112).

(v) Insurance. Section 3.2(v) of the US Airways Disclosure Letter lists and briefly describes (including name of insurer, agent or broker, coverage and expiration date), as of the date of this Agreement, each insurance policy maintained by, at the expense of or for the benefit of US Airways or any of the Subsidiaries with respect to its properties, assets and liabilities and describes any material claims made thereunder. All such insurance policies are in full force and effect and neither US Airways nor any Subsidiary is in default with respect to its obligations under any such insurance policy. The insurance coverage of US Airways and the Subsidiaries is customary for corporations of similar size engaged in similar lines of businesses. US Airways has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy or (c) material adjustment in the amount of premiums payable with respect to any insurance policy.

(w) Brokers and Finders. Neither US Airways nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions, finder’s fees or financial advisory fees that may be payable in connection with the Merger or the other transactions contemplated in this Agreement, except that US Airways has employed, and is solely responsible for the fees and expenses of, Barclays Capital Inc. and Millstein & Co., LLC, or one of their affiliates, as its financial advisors, and a copy of the engagement letter with each such financial advisor has been provided to American prior to the date hereof.

ARTICLE IV

Covenants

4.1 American Forbearances. American covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, except (A) as otherwise expressly required by this Agreement or applicable Laws, (B) as US Airways may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 4.1 of the American Disclosure Letter, (I) its business and that of its Subsidiaries shall be conducted in the ordinary and usual course as such businesses were conducted prior to the commencement of the Cases (it being understood that the fact that the Debtors may seek Bankruptcy Court approval of any matter shall not, in and of itself, constitute a determination that such matter is not in the ordinary and usual course for purposes of this Agreement) and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of American and its Subsidiaries, provided, that, subject to the limitations on the Debtors set forth in Section 4.20(b)(i), nothing contained in this Section 4.1(I) shall restrict the Debtors from carrying out their fiduciary and statutory responsibilities in the administration of the Cases, including without limitation the assumption and rejection of Contracts, and (II) without limiting the generality of the foregoing clause (I), and in furtherance thereof, American will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the shares of American Common Stock;

(b) merge or consolidate American or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of American that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(c) acquire or dispose of (including by way of sale-leaseback transactions, operating or capital leases or other similar transactions) any assets, properties, operations or businesses (including the purchase or sale of capital stock of any Person other than American), or make any capital expenditures, except for (i) capital expenditures made pursuant to American’s capital expenditure budget (excluding capital expenditures for aircraft, engines and pre-delivery deposits for aircraft and engines) for calendar year 2013 as set forth in Section 4.1(c)(i) of the American Disclosure Letter, (ii) sale-leaseback transactions, operating or capital leases or similar transactions permitted under Section 4.1(i), (iii) acquisitions, dispositions or capital expenditures set forth in Section 4.1(c)(iii) of the American Disclosure Letter, (iv) capital expenditures (including pre-delivery deposits) with respect to any aircraft and engines listed in Section 4.1(c)(iii) of the American Disclosure Letter, (v)(A) acquisitions or dispositions of inventory, intangible assets (including Intellectual Property) and other assets (other than aircraft, engines, American Slots and American Routes), (B) acquisitions of American Slots or

American Routes and (C) dispositions of aircraft or engines (excluding sale-leaseback transactions or similar transactions not permitted under Section 4.1(i)), in each case, in the ordinary course of business consistent with past practice, (vi) other acquisitions and dispositions of assets up to $150,000,000 in the aggregate (measured by the value of such assets), and (vii) other dispositions of assets, operations or businesses (including the sale of capital stock of any Person) undertaken in compliance with American’s obligations under Section 4.7;

(d) other than the grant of any awards permitted under Section 4.1(o) and contemplated by Section 4.10(d), and except for the disposition of capital stock of any Person (other than American) as permitted by Section 4.1(c), issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of American or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of American to American or another wholly-owned Subsidiary) or of any successor or parent company thereof, or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) create or incur any Lien material to American or any of its Subsidiaries on any assets of American or any of its Subsidiaries having a value in excess of $120,000,000, in the aggregate, other than (A) Liens for current Taxes or other governmental charges not yet due and payable or not yet delinquent or that are being contested in good faith for which appropriate reserves have been made under GAAP; (B) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of American, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) Liens securing indebtedness or guarantees incurred in accordance with Section 4.1(i); and (D) other Liens that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of any American Aircraft, American Slots, American Routes, or American Real Property or the conduct of the business of American and its Subsidiaries as presently conducted;

(f) except for the acquisition of capital stock of any Person (other than American) as permitted by Section 4.1(c), make any loans, advances or capital contributions to or investments in any Person (other than American or any direct or indirect wholly-owned Subsidiary of American) in excess of $140,000,000 in the aggregate;

(g) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of American Common Stock, or (ii) any shares of capital stock of any Subsidiary (other than wholly-owned Subsidiaries and pro rata dividends payable to holders of interests in non wholly-owned Subsidiaries);

(h) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i) incur any indebtedness or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of American or any of its Subsidiaries, except for (i) indebtedness incurred in the ordinary course of business not to exceed $420,000,000 in the aggregate, (ii) guarantees by American of indebtedness of wholly-owned Subsidiaries of American or guarantees by Subsidiaries of indebtedness of American, (iii) purchase or acquisition financing (including sale-leaseback transactions, operating or capital leases or similar transactions) with respect to any aircraft or engines listed in Section 4.1(c)(iii) of the American Disclosure Letter, or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $420,000,000 of notional debt in the aggregate in addition to notional debt currently under swap or similar arrangements;

(j) (i) other than in the ordinary course of business, enter into any Contract that would have been an American Material Contract, an American Lease or an American CBA had it been entered into prior to the date of this Agreement (other than as permitted by Section 4.1(c), (d), (e) or (i)) or (ii) enter into any Contract that (A) is a material co-branded credit card agreement or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.1(i)), (D) relates to or provides for a new, replacement or material enhancement of any reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, or materially increases American’s financial or term commitment to any such system, or (E) is an information technology agreement, other than as described in Section 4.1(j)(ii)(D), with a term of over five years or that would reasonably be expected to require expenditures greater than $25,000,000 over its term;

(k) make any changes with respect to material accounting policies, except as required by changes in GAAP or by applicable Law or except as American, after consultation with US Airways and with American’s independent auditors, determines in good faith is preferable;

(l) other than with respect to claims that would be exchanged for Plan Shares, settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity except for an amount to be paid by American or any of its Subsidiaries (that is not reimbursed by a third-Person insurer) not in excess of $120,000,000 and which would not be reasonably likely to have a material adverse impact on the operations of American or any of its Subsidiaries;

(m) (i) other than in connection with indebtedness incurred under Section 4.1(i) or other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any American Material Contract, American Lease or American CBA or any Contract entered into in accordance with Section 4.1(j), (ii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Contract that (A) is a material co-branded credit card or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.1(i)), (D) relates to any existing reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, which amendment or modification would replace or materially enhance such system or materially increase American’s financial or term commitment to such system, or (E) is an information technology agreement, other than as described in Section 4.1(m)(ii)(D), with a term of over five years or that is reasonably expected to require expenditures greater than $25,000,000 over its term, or (iii) cancel, modify or waive any debts or claims held by it or waive any rights having in the aggregate a value in excess of $70,000,000;

(n) except as required by Law or by any currently effective Tax sharing agreement listed in Section 4.1(n) of the American Disclosure Letter, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(o) except (A) in connection with the replacement or promotion of any existing employee (including any officer) on compensation terms that are consistent with past practice for the applicable position, (B) as required pursuant to existing written, binding agreements executed and delivered prior to the date of this Agreement that have been provided to US Airways, (C) as contemplated by any American Compensation and Benefit Plan as in effect as of the date of this Agreement or any American CBA, or (D) as otherwise required by applicable Law, (i) other than with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any commitment to provide any severance, termination or change in control benefits to (or amend any existing arrangement with) any director, officer or employee of American or any of its Subsidiaries, other than the payment of benefits in the ordinary course of business consistent with past practice for officers or employees of similar seniority, (ii) materially increase the benefits payable under any existing severance, termination or change in control benefit policy or employment agreement, (iii) except with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director, officer or employee of American or any of its Subsidiaries, (iv) establish, adopt, materially amend or terminate any material American Compensation and Benefit Plan, (v) materially increase the compensation, bonus or other benefits of, make any new awards under any American Compensation and Benefit Plan to, or pay any bonus to any director, officer, or employee of American or any of its Subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any American Compensation and Benefit

Plans, to the extent not already required in any such American Compensation and Benefit Plan, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any American Compensation and Benefit Plan or materially change the manner in which contributions to such plans are made (notwithstanding any failure to make contributions during the pendency of the Cases and other than with respect to making all minimum required contributions (within the meaning of Section 303 of ERISA) as required under Section 4.10(a)) or the basis on which such contributions are determined, except as may be required by GAAP, or (viii) materially amend the terms of any outstanding equity-based award;

(p) decrease or defer in any material respect the level of training provided to the employees of American or any of its Subsidiaries or the level of costs expended in connection therewith;

(q) fail to keep in effect any governmental route authority in effect and used by any Subsidiary of American (the “American Routes”) as of the date of this Agreement, provided that the restrictions set forth in this Section 4.1(q) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice;

(r) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(s) take any action, or fail to take action, which action or failure could result in the loss of American Slots with an aggregate value in excess of $60,000,000;

(t) fail to notify US Airways in writing of any incidents or accidents occurring on or after the date hereof involving any property owned or operated by American that resulted or could reasonably be expected to result in damages or losses in excess of $140,000,000;

(u) fail to continue, in respect of all American Aircraft, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such American Aircraft (except with respect to American Aircraft in storage) in such condition as may be necessary to enable the airworthiness certification of such American Aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(v) knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably expected to result in any of the closing conditions set forth in Sections 5.1 and 5.2 not being satisfied; or

(w) agree, commit or seek Bankruptcy Court approval to do any of the foregoing.

4.2 US Airways Forbearances. US Airways covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time, except (A) as otherwise expressly required by this Agreement or applicable Laws, (B) as American may approve in writing (such approval not to be unreasonably withheld, conditioned or delayed) or (C) as set forth in Section 4.2 of the US Airways Disclosure Letter, (I) its business and that of its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it shall, and shall cause its Subsidiaries to, use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of US Airways and its Subsidiaries and (II) without limiting the generality of the foregoing clause (I), and in furtherance thereof, US Airways will not and will not permit its Subsidiaries to:

(a) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments or amend any term of the shares of US Airways Common Stock;

(b) merge or consolidate US Airways or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of US Airways that are not obligors or guarantors of third-party indebtedness, or adopt a plan of liquidation;

(c) acquire or dispose of (including by way of sale-leaseback transactions, operating or capital leases or other similar transactions) any assets, properties, operations or businesses (including the purchase or sale of capital stock of any Person other than US Airways), or make any capital expenditures, except for (i) capital expenditures made pursuant to US Airways’ capital expenditure budget (excluding capital expenditures for aircraft, engines and pre-delivery deposits for aircraft and engines) for calendar year 2013 as set forth in Section 4.2(c)(i) of the US Airways Disclosure Letter, (ii) sale-leaseback transactions, operating or capital leases or similar transactions permitted under Section 4.2(i), (iii) acquisitions, dispositions or capital expenditures set forth in Section 4.2(c)(iii) of the US Airways Disclosure Letter, (iv) capital expenditures (including pre-delivery deposits) with respect to any aircraft and engines listed in Section 4.2(c)(iii) of the US Airways Disclosure Letter, (v)(A) acquisitions or dispositions of inventory, intangible assets (including Intellectual Property) and other assets (other than aircraft, engines, US Airways Slots and US Airways Routes), (B) acquisitions of US Airways Slots or US Airways Routes and (C) dispositions of aircraft or engines (excluding sale-leaseback transactions or similar transactions not permitted under Section 4.2(i)), in each case, in the ordinary course of business consistent with past practice, (vi) other acquisitions and dispositions of assets up to $65,000,000 in the aggregate (measured by the value of such assets), and (vii) other dispositions of assets, operations or businesses (including the sale of capital stock of any Person) undertaken in compliance with US Airways’ obligations under Section 4.7;

(d) other than (i) the issuance of shares of US Airways Common Stock prior to but not after the Share Determination Date, (ii) the grant of any US Airways Stock-Settled RSUs permitted under Section 4.2(o) prior to but not after the Share Determination Date, or (iii) the issuance of shares of US Airways Common Stock upon the exercise or vesting of US Airways Options, US Airways Stock-Settled SARs or US

Airways Stock-Settled RSUs or the conversion of the US Airways 7.25% Convertible Notes or the US Airways 7% Convertible Notes, all of which will be included in the calculation of US Airways Fully Diluted Shares, and except for the disposition of capital stock of any Person (other than US Airways) as permitted by Section 4.2(c), issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of US Airways or any its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of US Airways to US Airways or another wholly-owned Subsidiary), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(e) create or incur any Lien material to US Airways or any of its Subsidiaries on any assets of US Airways or any of its Subsidiaries having a value in excess of $50,000,000, in the aggregate, other than (A) Liens for current Taxes or other governmental charges not yet due and payable or not yet delinquent or that are being contested in good faith for which appropriate reserves have been made under GAAP; (B) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of US Airways, or the validity or amount of which is being contested in good faith by appropriate proceedings; (C) Liens securing indebtedness or guarantees incurred in accordance with Section 4.2(i); and (D) other Liens that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of any US Airways Aircraft, US Airways Slots, US Airways Routes, or US Airways Real Property or the conduct of the business of US Airways and its Subsidiaries as presently conducted;

(f) except for the acquisition of capital stock of any Person (other than US Airways) as permitted by Section 4.2(c), make any loans, advances or capital contributions to or investments in any Person (other than US Airways or any direct or indirect wholly-owned Subsidiary of US Airways) in excess of $60,000,000 in the aggregate;

(g) declare, set aside or pay any dividend or distribution (whether in cash, stock or property or any combination thereof) on (i) any shares of US Airways Common Stock, or (ii) any shares of capital stock of any Subsidiary (other than wholly-owned Subsidiaries and pro rata dividends payable to holders of interests in non wholly-owned Subsidiaries);

(h) reclassify, split, combine, subdivide or repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(i) incur any indebtedness or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of US Airways or any of its Subsidiaries, except for (i) indebtedness incurred in the ordinary course of business not to exceed $180,000,000 in the aggregate, (ii) guarantees by US Airways of indebtedness of wholly-owned Subsidiaries of US Airways or guarantees by Subsidiaries of indebtedness of US Airways, (iii) purchase or acquisition financing (including sale-leaseback transactions, operating or capital leases or similar transactions) with respect to any aircraft or engines listed in Section 4.2(c)(iii) of the US Airways Disclosure Letter, or (iv) interest rate swaps on customary commercial terms consistent with past practice and not to exceed $180,000,000 of notional debt in the aggregate in addition to notional debt currently under swap or similar arrangements;

(j) (i) other than in the ordinary course of business, enter into any Contract that would have been a US Airways Material Contract, a US Airways Lease or a US Airways CBA had it been entered into prior to the date of this Agreement (other than as permitted by Section 4.2(c), (d), (e) or (i)) or (ii) enter into any Contract that (A) is a material co-branded credit card agreement or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.2(i)), (D) relates to or provides for a new, replacement or material enhancement of any reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, or materially increases US Airway’s financial or term commitment to any such system, or (E) is an information technology agreement, other than as described in Section 4.2(j)(ii)(D), with a term of over five years or that would reasonably be expected to require expenditures greater than $25,000,000 over its term;

(k) make any changes with respect to material accounting policies, except as required by changes in GAAP or by applicable Law or except as US Airways, after consultation with American and with US Airways’ independent auditors, determines in good faith is preferable;

(l) settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity except for an amount to be paid by US Airways or any of its Subsidiaries (that is not reimbursed by a third-Person insurer) not in excess of $50,000,000 and which would not be reasonably likely to have a material adverse impact on the operations of US Airways or any of its Subsidiaries;

(m) (i) other than in connection with indebtedness incurred under Section 4.2(i) or other than in the ordinary course of business, amend or modify in any material respect, or terminate or waive any material right or benefit under, any US Airways Material Contract, US Airways Lease or US Airways CBA or any Contract entered into in accordance with Section 4.2(j), (ii) amend or modify in any material respect, or terminate or waive any material right or benefit under, any Contract that (A) is a material co-branded credit card or credit card processing agreement, (B) is a capacity purchase, regional carrier or similar agreement, (C) is any aircraft or engine purchase agreement (including related sale-leaseback transactions, operating or capital leases or similar transactions not otherwise permitted by Section 4.2(i)), (D) relates to any existing reservation system, flight operating system, crew or maintenance system, frequent flyer system or other system, which amendment or modification would replace or materially enhance such system or materially increase US Airway’s financial or term commitment to such system, or (E) is an information technology agreement, other than as described in Section 4.2(m)(ii)(D), with a term of over five years or that is reasonably expected to require expenditures greater than $25,000,000 over its term, or (iii) cancel, modify or waive any debts or claims held by it or waive any rights having in the aggregate a value in excess of $30,000,000;

(n) except as required by Law or by any currently effective Tax sharing agreement listed in Section 4.2(n) of the US Airways Disclosure Letter, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or adopt any method therefor that is inconsistent with elections made, positions taken or methods used in preparing or filing similar Tax Returns in prior periods;

(o) except (A) in connection with the replacement or promotion of any existing employee (including any officer) on compensation terms that are consistent with past practice for the applicable position, (B) as required pursuant to existing written, binding agreements executed and delivered prior to the date of this Agreement that have been provided to American, (C) as contemplated by any US Airways Compensation and Benefit Plan as in effect as of the date of this Agreement or any US Airways CBA, or (D) as otherwise required by applicable Law, (i) other than with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any commitment to provide any severance, termination or change in control benefits to (or amend any existing arrangement with) any director, officer or employee of US Airways or any of its Subsidiaries, other than the payment of benefits in the ordinary course of business consistent with past practice for officers or employees of similar seniority, (ii) materially increase the benefits payable under any existing severance, termination or change in control benefit policy or employment agreement, (iii) except with respect to any newly-hired employees on terms that are consistent with past practice for the applicable position, enter into any employment, severance, change in control, termination, deferred compensation or other similar agreement (or materially amend any such existing agreement) with any director, officer or employee of US Airways or any of its Subsidiaries, (iv) establish, adopt, materially amend or terminate any material US Airways Compensation and Benefit Plan, (v) materially increase the compensation, bonus or other benefits of, make any new awards under any US Airways Compensation and Benefit Plan to, or pay any bonus to any director, officer, or employee of US Airways or any of its Subsidiaries, except for increases, new awards or payments in the ordinary course of business consistent with past practice, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any US Airways Compensation and Benefit Plans, to the extent not already required in any such US Airways Compensation and Benefit Plan, (vii) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any US Airways Compensation and Benefit Plan or materially change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (viii) materially amend the terms of any outstanding equity-based award;

(p) decrease or defer in any material respect the level of training provided to the employees of US Airways or any of its Subsidiaries or the level of costs expended in connection therewith;

(q) fail to keep in effect any governmental route authority in effect and used by any Subsidiary of US Airways (the “US Airways Routes”) as of the date of this Agreement, provided that the restrictions set forth in this Section 4.2(q) shall not apply to any such failure if such failure occurs in the ordinary course of business consistent with past practice;

(r) fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(s) take any action, or fail to take action, which action or failure could result in the loss of US Airways Slots with an aggregate value in excess of $25,000,000;

(t) fail to notify American in writing of any incidents or accidents occurring on or after the date hereof involving any property owned or operated by US Airways that resulted or could reasonably be expected to result in damages or losses in excess of $60,000,000;

(u) fail to continue, in respect of all US Airways Aircraft, all material maintenance programs consistent with past practice (except as required or permitted by applicable Law), including using reasonable best efforts to keep all such US Airways Aircraft (except with respect to US Airways Aircraft in storage) in such condition as may be necessary to enable the airworthiness certification of such US Airways Aircraft under the Federal Aviation Act to be maintained in good standing at all times;

(v) knowingly take or permit any of its Subsidiaries to take any action or refrain from taking any action the result of which would be reasonably expected to result in any of the closing conditions set forth in Sections 5.1 and 5.3 not being satisfied; or

(w) agree or commit to do any of the foregoing.

4.3 American Acquisition Proposals.

(a) American agrees that, except for the sale of any assets, operations, business or capital stock of any Person permitted by Section 4.1, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ directors, officers, employees, agents and representatives, including any investment bankers, attorneys or accountants (collectively, “Representatives”) retained by it or any of its Subsidiaries, to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (1) any merger, consolidation or similar transaction (other than the Merger) pursuant to which any third Person or group of Persons party thereto, or the stockholders of such third Person or Persons, would become the beneficial owner of 10% or more of the outstanding shares of common stock or the outstanding voting power of American, American Airlines, Inc., AMR Eagle Holding Corporation or American Eagle Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code or prior to such reorganization if acquired to influence acceptance or rejection of the Plan, the management or control of American and its Subsidiaries or the reorganization of the Debtors), or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (2) any purchase of 10% or more of the equity securities or other ownership interests in American, American Airlines, Inc., AMR Eagle Holding Corporation or American Eagle Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code or prior to such reorganization if acquired to influence acceptance or rejection of the Plan, the management or control of American and its Subsidiaries or the reorganization of the Debtors), (3) any purchase of 10% or more of the consolidated assets of American and its Subsidiaries taken as a whole, (4) any purchase of outstanding claims in an amount that would entitle the purchaser of such claims to 10% or more of the equity securities or other ownership interests in American or American Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code), or (5) any plan of reorganization of any Debtor other than the Plan (any such inquiry, proposal or offer being hereinafter referred to as an “American Acquisition Proposal”). For the avoidance of doubt, except as provided above, any inquiry, proposal or offer to purchase outstanding American Common Stock during the Cases shall not constitute an American Acquisition Proposal. American further agrees that, except as permitted by this Section 4.3(a), neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) provide any confidential information or data to, or engage in any discussions or negotiations with, any Person relating to an American Acquisition Proposal, (ii) seek authority from the Bankruptcy Court to enter into (or not prosecute in good faith an objection to efforts by any other Person to have American enter into), or enter into, a letter of intent or other agreement or arrangement with respect to any American Acquisition Proposal, or (iii) otherwise knowingly encourage or facilitate any effort or attempt by any Person other than US Airways to make or implement an American Acquisition Proposal. In addition, except as permitted by this Section 4.3(a), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms or the Effective Time, neither American nor the Board of Directors of American nor any committee thereof shall: (i) withdraw or modify in a manner adverse to US Airways the American Directors’ Recommendation; (ii) recommend any American Acquisition Proposal; (iii) fail to include the American Directors’ Recommendation in the approved Disclosure Statement; or (iv) take, resolve to take, or permit American or any of its Subsidiaries or Representatives to take, any action described in clauses (i), (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (i) through (iv) being referred to as an “American Change in Recommendation”).

Notwithstanding the foregoing provisions of this Section 4.3(a), nothing contained in this Agreement shall prevent American or any of its Subsidiaries or Representatives, or its Board of Directors or any committee thereof from:

(i) complying with its disclosure obligations under applicable Law (including under Sections 14d-9 and 14e-2 of the Exchange Act) with regard to an

American Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be an American Change in Recommendation unless the American Board of Directors publicly reaffirms the American Directors’ Recommendation in such disclosure;

(ii) at any time prior to, but not after, the entry of the Confirmation Order by the Bankruptcy Court:

(A) providing information in response to a request therefor by the Person who has made an unsolicited bona fide written American Acquisition Proposal;

(B) engaging in any discussions or negotiations with any Person who has made an unsolicited bona fide written American Acquisition Proposal (provided, that representatives of the legal and financial advisors retained by the Creditors’ Committee in the Cases (the “UCC’s Advisors”) shall have the right to participate in any such discussions and negotiations to the same extent permitted under the Joint Exploration Protocol Agreement, dated May 1, 2012, as amended, and the Joint Exploration Protocol Side Letter Agreement, dated July 19, 2012, as amended, between American and the Creditors’ Committee (to the extent such agreements are then in effect)); or

(C) making an American Change in Recommendation (provided, that prior to making any such American Change in Recommendation, American shall have consulted with the UCC’s Advisors);

provided, that (w) in each such case referred to in clause (A) or (B) above, (1) American has not breached its obligations under this Section 4.3(a) in connection with the receipt of an unsolicited bona fide written American Acquisition Proposal, (2) American receives from such Person an executed confidentiality agreement (excluding standstill provisions) containing customary terms that are no less favorable in any material respect to American than those contained in the US Airways NDA, (3) the Board of Directors of American reasonably determines that such American Acquisition Proposal constitutes or is reasonably likely to lead to an American Superior Proposal (without having to take the actions referred to in clause (z) below) and (4) the Board of Directors of American reasonably determines, after consultation with its outside legal counsel, that, in light of such American Acquisition Proposal, a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stakeholders of the Debtors under applicable Law; (x) in the case referred to in clause (C) above, if such American Change in Recommendation does not relate to an American Acquisition Proposal, the Board of Directors of American determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stakeholders of the Debtors under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.3(c); (y) in the case referred to in clause (C) above, if such American Change in Recommendation relates to an American Acquisition Proposal,

(1) American has not breached its obligations under this Section 4.3(a) in connection with the receipt of an unsolicited bona fide written American Acquisition Proposal, (2) the Board of Directors of American determines in good faith, after consultation with its financial advisor and outside counsel, taking into account all relevant factors, including legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, the likelihood of consummation and the Person making the proposal, that such American Acquisition Proposal is the highest or otherwise best offer available to the stakeholders of the Debtors (to whom fiduciary duties are owed by the Board of Directors of American) as compared to the transactions contemplated by this Agreement and the Plan and (3) the Board of Directors of American determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stakeholders of the Debtors under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.3(c); and (z) in the case referred to in clause (C) above, US Airways shall have had written notice of American’s intention to take the action referred to in clause (C) (a “Notice of American Change in Recommendation”) at least five (5) business days prior to the taking of such action by American and American shall have complied with the provisions of Section 4.3(c);

provided, further, that any American Acquisition Proposal referred to in clause (y) above must involve (A) a merger, consolidation or similar transaction pursuant to which any Person or the stockholders of such Person would become the beneficial owners of at least 30% of the outstanding shares of common stock or the outstanding voting power of American or American Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code) or, if applicable, any surviving entity (if neither American or American Airlines, Inc. is the surviving entity) resulting from any such transaction, immediately upon consummation thereof, (B) the acquisition of at least 30% of the equity securities or other ownership interests in American or American Airlines, Inc. (as reorganized pursuant to the Bankruptcy Code) by any Person or group of Persons, or (C) the acquisition of at least 30% of the consolidated assets of American and its Subsidiaries, taken as a whole, in each case, by a Person other than (1) US Airways or its Subsidiaries or (2) the Debtors or their Subsidiaries (any such American Acquisition Proposal being referred to in this Agreement as an “American Superior Proposal”).

Notwithstanding the foregoing, in no event shall a Standalone Plan or any plan of reorganization that is substantially equivalent to a Standalone Plan be deemed an American Superior Proposal.

(b) American agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than US Airways with respect to any American Acquisition Proposal. American will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an American Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of American or any of its Subsidiaries. American agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 4.3. American agrees that any action inconsistent with the restrictions set forth in this Section 4.3 taken by any Representative of American or any of its Subsidiaries will be deemed to be a breach of this Section 4.3 by American (and any willful action or failure to take an action by any of American’s Subsidiaries or any of American’s or its Subsidiaries’ respective Representatives at the direction or request of, or with the consent or approval of, American and with the actual knowledge of an officer of American (who is a knowledge party within the meaning of “American’s Knowledge”) that the action so taken or omitted to be taken would constitute a material breach of this Section 4.3 will be deemed to be a Deliberate Material Breach of this Section 4.3 by American).

(c) American agrees that it will notify US Airways (and the UCC’s Legal Advisor) as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any American Acquisition Proposal or potential American Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep US Airways (and the UCC’s Advisors) informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations. American agrees that (i) during the five (5) business day period following a Notice of American Change in Recommendation and prior to making an American Change in Recommendation, if requested by US Airways, American and its Representatives (in consultation with the UCC’s Advisors) shall negotiate in good faith with US Airways and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by US Airways and (ii) American may make an American Change in Recommendation only if the facts and circumstances that are the basis for such American Change in Recommendation continue to necessitate an American Change in Recommendation in light of any revisions to the terms of the transaction contemplated by this Agreement to which US Airways shall have agreed in writing prior to the expiration of such five (5) business day period. American agrees that it will deliver to US Airways (and the UCC’s Legal Advisor) a new Notice of American Change in Recommendation with respect to each American Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such American Acquisition Proposal to the stakeholders of the Debtors and that a new five (5) business day period shall commence, for purposes of this Section 4.3(c), with respect to each such materially revised or modified American Acquisition Proposal from the time US Airways receives a Notice of American Change in Recommendation with respect thereto. American also agrees to provide any information to US Airways (and the UCC’s Advisors) that it is providing to another Person pursuant to this Section 4.3 prior to or substantially contemporaneous with the time it provides it to such other Person unless American has already provided such information to US Airways or it is advised by outside legal counsel that doing so would violate applicable Law.

(d) Subject to the termination of this Agreement in accordance with its terms, American agrees that its obligations pursuant to Sections 4.7(a) and 4.20 shall not be affected by the commencement, public proposal, public disclosure or communication to American or the other Debtors or their stakeholders of any American Acquisition Proposal, by any consideration of or agreement with respect to an American Acquisition Proposal or by any change or proposed change to the American Directors’ Recommendation (whether or not permitted by the terms of this Agreement).

4.4 US Airways Acquisition Proposals.

(a) US Airways agrees that, except for the sale of any assets, operations, business or capital stock of any Person permitted by Section 4.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall not authorize or permit its and its Subsidiaries’ Representatives retained by it or any of its Subsidiaries, to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to (1) any merger, consolidation or similar transaction (other than the Merger) pursuant to which any third Person or group of Persons party thereto, or the stockholders of such third Person or Persons, would become the beneficial owner of 10% or more of the outstanding shares of common stock or the outstanding voting power of US Airways or US Airways, Inc., or, if applicable, any surviving entity or the parent entity resulting from any such transaction, immediately upon consummation thereof, (2) any purchase of 10% or more of the equity securities or other ownership interests in US Airways or US Airways, Inc. (other than a public offering of equity securities registered pursuant to the Securities Act) or (3) any purchase of 10% or more of the consolidated assets of US Airways and its Subsidiaries taken as a whole (any such inquiry, proposal or offer being hereinafter referred to as a “US Airways Acquisition Proposal”). US Airways further agrees that, except as permitted by this Section 4.4(a), neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) provide any confidential information or data to, or engage in any discussions or negotiations with, any Person relating to a US Airways Acquisition Proposal, (ii) enter into a letter of intent or other agreement or arrangement with respect to any US Airways Acquisition Proposal, or (iii) otherwise knowingly encourage or facilitate any effort or attempt by any Person other than American to make or implement a US Airways Acquisition Proposal. In addition, except as permitted by this Section 4.4(a), from the date hereof to the earlier to occur of the termination of this Agreement in accordance with its terms or the Effective Time, neither US Airways nor the Board of Directors of US Airways nor any committee thereof shall: (i) withdraw or modify in any manner adverse to American or Merger Sub the US Airways Directors’ Recommendation; (ii) recommend any US Airways Acquisition Proposal; (iii) fail to include the US Airways Directors’ Recommendation in the Prospectus / Proxy Statement; or (iv) take, resolve to take, or permit US Airways or any of its Subsidiaries or Representatives to take, any action described in clauses (i), (ii) or (iii) of this sentence (each of the foregoing actions described in clauses (i) through (iv) being referred to as a “US Airways Change in Recommendation”).

Notwithstanding the foregoing provisions of this Section 4.4(a), nothing contained in this Agreement shall prevent US Airways or any of its Subsidiaries or Representatives, or its Board of Directors or any committee thereof from:

(i) complying with its disclosure obligations under applicable Law (including under Sections 14d-9 and 14e-2 of the Exchange Act) with regard to a US Airways Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be US Airways Change in Recommendation unless the US Airways Board of Directors publicly reaffirms the US Airways Directors’ Recommendation in such disclosure;

(ii) at any time prior to, but not after, the receipt of the Stockholder Approval:

(A) providing information in response to a request therefor by the Person who has made an unsolicited bona fide written US Airways Acquisition Proposal;

(B) engaging in any discussions or negotiations with any Person who has made an unsolicited bona fide written US Airways Acquisition Proposal; or

(C) making a US Airways Change in Recommendation;

provided that, (w) in each such case referred to in clause (A) or (B) above, (1) US Airways has not breached its obligations under this Section 4.4(a) in connection with the receipt of an unsolicited bona fide written US Airways Acquisition Proposal, (2) US Airways receives from such Person an executed confidentiality agreement (excluding standstill provisions) containing customary terms that are no less favorable in any material respect to US Airways than those contained in the American NDA, (3) the Board of Directors of US Airways reasonably determines that such US Airways Acquisition Proposal constitutes or is reasonably likely to lead to a US Airways Superior Proposal (without having to take the actions referred to in clause (z) below) and (4) the Board of Directors of US Airways reasonably determines, after consultation with its outside legal counsel, that, in light of such US Airways Acquisition Proposal, a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of US Airways under applicable Law; (x) in the case referred to in clause (C) above, if such US Airways Change in Recommendation does not relate to a US Airways Acquisition Proposal, the Board of Directors of US Airways determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of US Airways under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.4(c); (y) in the case referred to in clause (C) above, if such US Airways Change in Recommendation relates to a US Airways Acquisition Proposal, (1) US Airways has not breached its obligations under this Section 4.4(a) in connection with the receipt of an unsolicited bona fide written US Airways Acquisition Proposal, (2) the Board of Directors of US Airways determines in good faith, after consultation with its financial advisor and outside counsel, taking into account all relevant factors, including legal, financial and regulatory aspects of the proposal, the likelihood of obtaining financing, the likelihood of consummation and the

Person making the proposal, that such US Airways Acquisition Proposal is more favorable, from a financial point of view, to US Airways’ stockholders than the transactions contemplated by this Agreement and (3) the Board of Directors of US Airways determines in good faith, after consultation with its outside legal counsel, that a failure to take such action is reasonably likely to be inconsistent with its fiduciary duties to the stockholders of US Airways under applicable Law, taking into account any revisions to the terms of the transactions contemplated by this Agreement pursuant to Section 4.4(c); and (z) in the case referred to in clause (C) above, American shall have had written notice of US Airways’ intention to take the action referred to in clause (C) (a “Notice of US Airways Change in Recommendation”) at least five (5) business days prior to the taking of such action by US Airways and US Airways shall have complied with the provisions of Section 4.4(c);

provided, further, that any US Airways Acquisition Proposal referred to in clause (y) above must involve (A) a merger, consolidation or similar transaction pursuant to which any Person or the stockholders of such Person would become the beneficial owner of at least 30% of the outstanding shares of common stock or the outstanding voting power of US Airways or US Airways, Inc., or, if applicable, any surviving entity (if neither US Airways or US Airways, Inc. is the surviving entity) resulting from any such transaction, immediately upon consummation thereof, (B) the acquisition of at least 30% of the equity securities or other ownership interests in US Airways or US Airways, Inc., or (C) the acquisition of at least 30% of the consolidated assets of US Airways and its Subsidiaries, taken as a whole, in each case, by a Person other than (1) American or its Subsidiaries or (2) US Airways or its Subsidiaries (any such US Airways Acquisition Proposal being referred to in this Agreement as a “US Airways Superior Proposal”).

(b) US Airways agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person other than American with respect to any US Airways Acquisition Proposal. US Airways will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of a US Airways Acquisition Proposal to return or destroy all confidential information furnished prior to the execution of this Agreement to or for the benefit of such Person by or on behalf of US Airways or any of its Subsidiaries. US Airways agrees that it will take the necessary steps to promptly inform its Representatives of the obligations undertaken in this Section 4.4. US Airways agrees that any action inconsistent with the restrictions set forth in this Section 4.4 taken by any Representative of US Airways or any of its Subsidiaries will be deemed to be a breach of this Section 4.4 by US Airways (and any willful action or failure to take an action by any of US Airways’ Subsidiaries or any of US Airways’ or its Subsidiaries’ respective Representatives at the direction or request of, or with the consent or approval of, US Airways and with the actual knowledge of an officer of US Airways (who is a knowledge party within the meaning of “US Airways’ Knowledge”) that the action so taken or omitted to be taken would constitute a material breach of this Section 4.4 will be deemed to be a Deliberate Material Breach of this Section 4.4 by US Airways).

(c) US Airways agrees that it will notify American as promptly as practicable (and, in any event, within 24 hours) if any inquiries, proposals or offers with respect to any US Airways Acquisition Proposal or potential US Airways Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, it or any of its Representatives, indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposal or offer and thereafter shall keep American informed, on a current basis, on the status and terms of any such proposal or offer and the status of any such discussions or negotiations. US Airways agrees that (i) during the five (5) business day period following a Notice of US Airways Change in Recommendation and prior to making a US Airways Change in Recommendation, if requested by American, US Airways and its Representatives shall negotiate in good faith with American and its Representatives regarding any revisions to the terms of the transaction contemplated by this Agreement proposed by American and (ii) US Airways may make a US Airways Change in Recommendation only if the facts and circumstances that are the basis for such US Airways Change in Recommendation continue to necessitate a US Airways Change in Recommendation in light of any revisions to the terms of the transaction contemplated by this Agreement to which American shall have agreed in writing prior to the expiration of such five (5) business day period. US Airways agrees that it will deliver to American a new Notice of US Airways Change in Recommendation with respect to each US Airways Acquisition Proposal that has been materially revised or modified prior to taking any action to recommend or agreeing to recommend such US Airways Acquisition Proposal to the stockholders of US Airways and that a new five (5) business day period shall commence, for purposes of this Section 4.4(c), with respect to each such materially revised or modified US Airways Acquisition Proposal from the time American receives a Notice of US Airways Change in Recommendation with respect thereto. US Airways also agrees to provide any information to American that it is providing to another Person pursuant to this Section 4.4 prior to or substantially contemporaneous with the time it provides it to such other Person unless US Airways has already provided such information to American or it is advised by outside legal counsel that doing so would violate applicable Law.

(d) Subject to the termination of this Agreement in accordance with its terms, US Airways agrees that its obligations pursuant to Sections 4.6 and 4.7(a) shall not be affected by the commencement, public proposal, public disclosure or communication to US Airways or its stockholders of any US Airways Acquisition Proposal, by any consideration of or agreement with respect to a US Airways Acquisition Proposal, or by any change or proposed change to the US Airways Directors’ Recommendation (whether or not permitted by the terms of this Agreement).

4.5 Information Supplied. Each of American and US Airways agrees that the information supplied or to be supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in (i) the Form S-4, and any amendment or supplement thereto, will not, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the Prospectus / Proxy Statement, and any amendment or supplement thereto, will not, at the date of mailing to stockholders of US Airways and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. American and US Airways will cause the Form S-4 and the Prospectus / Proxy Statement to comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

4.6 Stockholders Meeting. US Airways shall take, in accordance with applicable Law and its certificate of incorporation and by-laws, all lawful and reasonable action necessary to call, give notice of, convene and hold a meeting of holders of shares of US Airways Common Stock (the “Stockholders Meeting”), which may be the US Airways annual meeting of stockholders, as promptly as practicable after the date of this Agreement, and in any event will use its reasonable best efforts to convene the Stockholders Meeting not more than 45 days after the later of (x) the date the Form S-4 is declared effective or (y) the date on which the Disclosure Statement Order is entered by the Bankruptcy Court, to (a) consider and approve the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of US Airways Common Stock at the Stockholders Meeting (the “Stockholder Approval”) and (b) consider and approve a non-binding, advisory vote on the compensation payable, in connection with the Merger, to each US Airways “named executive officer” (as determined in accordance with Item 402(t) of Regulation S-K) pursuant to arrangements entered into with US Airways. Subject to Section 4.4, the Board of Directors of US Airways shall make the US Airways Directors’ Recommendation, the US Airways Directors’ Recommendation shall be included in the Prospectus / Proxy Statement and the Board of Directors of US Airways shall take all lawful and reasonable action to obtain the Stockholder Approval.

4.7 Filings; Other Actions; Notification.

(a) American and US Airways shall promptly after the date of this Agreement prepare, and American shall use its reasonable best efforts to file with the SEC as promptly as practicable thereafter, a registration statement on Form S-4 in connection with the issuance of shares of Newco Common Stock to stockholders of US Airways (the “Form S-4”), which Form S-4 will include a prospectus and a proxy statement in connection with the Stockholders Meeting (the “Prospectus / Proxy Statement”). Each of American and US Airways, in consultation with the other and, in the case of American, in consultation with the UCC’s Advisors, shall use its reasonable best efforts to (i) respond to any comments on the Form S-4 or the Prospectus / Proxy Statement or requests for additional information from the SEC as soon as reasonably practicable after receipt of any such comments or requests and (ii) have the Form S-4 declared effective under the Securities Act by the date that is 120 days after the date of this Agreement, and US Airways shall use its reasonable best efforts to promptly thereafter mail the Prospectus / Proxy Statement to the holders of shares of US Airways Common Stock. The Form S-4, and any proposed modifications, amendments, supplements, exhibits and other similar documents (collectively, the “Form S-4 Documents”), shall be provided to US Airways and the UCC’s Advisors prior to being filed with the SEC and shall be in form and substance reasonably acceptable to US Airways (such acceptance not to be unreasonably delayed, conditioned or withheld). The Prospectus / Proxy Statement, and any proposed modifications, amendments, supplements, exhibits and other similar documents (collectively, the “Proxy Statement

Documents”), shall be provided to American prior to being mailed to the stockholders of US Airways and shall be in form and substance reasonably acceptable to American (such acceptance not to be unreasonably delayed, conditioned or withheld). Prior to the date the Prospectus / Proxy Statement is initially mailed to US Airways stockholders, American, US Airways and Merger Sub shall cooperate in good faith to approve a certificate or certificates of designation to the Newco Charter as reasonably necessary to create the Newco Mandatorily Convertible Preferred Stock, which certificate or certificates of designation shall be reasonably acceptable to each of American and US Airways.

(b) American and US Airways shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws (i) to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings (including any required filings under the EU Merger Regulation) and (ii) to obtain as promptly as practicable all material consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. For the avoidance of doubt, American and US Airways agree that obligations relating to “reasonable best efforts” and “as soon as practicable” in the preceding sentence shall, among other things, mean, with respect to filing of the notification and required form under the HSR Act made by the parties prior to the date of this Agreement, using reasonable best efforts to be prepared to complete a certification of compliance with any request for additional information issued by the Department of Justice or Federal Trade Commission in connection with the transactions contemplated by this Agreement (“Second Request”) no later than 60 days following the issuance of such Second Request. Subject to applicable Laws relating to the exchange of information, American and US Airways shall permit the other party to review, in advance, any written communication given by it to, and to the extent practicable consult with each other in advance of any meeting or conference with, any Governmental Entity in connection with the Merger and other transactions contemplated by this Agreement. To the extent permitted by Law, each party shall provide the other with copies of all correspondence between it (or its advisors) and any Governmental Entity relating to the transactions contemplated by this Agreement and, to the extent reasonably practicable, all telephone calls and meetings with a Governmental Entity regarding the transactions contemplated by this Agreement shall include Representatives of American and US Airways. In exercising the foregoing rights, each of American and US Airways shall act reasonably and as promptly as practicable.

(c) To the extent permitted by applicable Laws, American and US Airways each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4, the Prospectus / Proxy Statement or any other statement, filing, notice or application made by or on behalf of American, US Airways or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Subject to applicable Laws and the instructions of any Governmental Entity, American and US Airways each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by American or US Airways, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. American shall give prompt notice to US Airways of any change, fact or condition which, to American’s Knowledge, is reasonably expected to result in an American Material Adverse Effect or of any failure of any condition to US Airways’ obligations to effect the Merger. US Airways shall give prompt notice to American of any change, fact or condition which, to US Airways’ Knowledge, is reasonably expected to result in a US Airways Material Adverse Effect or of any failure of any condition to American’s obligations to effect the Merger. Notwithstanding the above, the delivery of any notice pursuant to this Section 4.7(d) will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

(e) American’s and US Airways’ obligations under this Section 4.7 shall include the obligation to cooperate with each other and use (and cause their respective Subsidiaries to use) their respective reasonable best efforts to defend any lawsuits or legal proceedings, whether judicial or administrative, or any actions by a Governmental Entity, challenging the consummation of the Merger or the other transactions contemplated hereby, including using reasonable best efforts to seek to have any stay or other injunctive relief which would prevent or materially delay or impair the consummation of the transactions contemplated by this Agreement entered by any court or other Governmental Entity reversed on appeal or vacated. For purposes of this Section 4.7, “reasonable best efforts” shall include each of American’s and US Airways’ agreement to, (i) sell, hold separate or otherwise dispose of its assets or the assets of its Subsidiaries or conduct its business in a specified manner or (ii) permit its assets or the assets of its Subsidiaries to be sold, held separate or disposed of or permit its business to be conducted in a specified manner; provided, however, that nothing in this Agreement will require, or be deemed to require, American or US Airways to agree to or effect any divestiture or take any other action (x) if doing so would, individually or in the aggregate, reasonably be expected to result in a Newco Material Adverse Effect, (y) if any such sale, holding separate or other disposition of assets or conduct of business in a specified manner would be required to be effected prior to the occurrence of the Effective Time or (z) in the case of American, that is not permitted by the Bankruptcy Court; provided that American has used its reasonable best efforts to, and taken all action reasonably necessary to, promptly obtain permission to take such action from the Bankruptcy Court. “Newco Material Adverse Effect” means a material adverse effect on the financial condition, assets, liabilities, business, prospects, consolidated business plan or results of operations of Newco and its Subsidiaries taken as a whole.

(f) Each party shall give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against such party and/or its directors relating to the Merger and the other transactions contemplated by this Agreement. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party (to the extent the attorney-client privilege between the litigating party and its counsel is not undermined or otherwise affected), and the non-litigating party may offer comments or suggestions with respect to the litigation but will not be afforded any decision making power or other authority over the litigation of any settlement thereof.

(g) The provisions contained in this Section 4.7 shall not apply with respect to any filings, motions, orders, authorizations, notices, communications or other interactions of the Debtors with the Bankruptcy Court, which matters are exclusively governed by Section 4.20.

4.8 Access and Reports. Subject to applicable Law and that certain Agreed Information Exchange Protocol, dated October 25, 2012, among American and certain of its Representatives, US Airways and certain of its Representatives and certain advisors to the Creditors’ Committee, upon reasonable notice, each party shall (and shall cause its Subsidiaries and Representatives to) afford the other party and its officers and other authorized Representatives (including environmental consultants) reasonable access, during normal business hours throughout the period prior to the Effective Time, to (a) such party’s properties, books, contracts and records and, during such period, such party shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party and its authorized Representatives all information concerning its business, properties and personnel as may reasonably be requested (subject to applicable confidentiality restrictions and provided that neither party shall be required to furnish any information that would be materially harmful to such party’s competitive position) and (b) such party’s and its Subsidiaries’ Representatives to discuss any information furnished by or on behalf of such party and to discuss such party’s and its Subsidiaries’ businesses, affairs, finances and accounts.

4.9 Publicity. The initial press release disclosing this Agreement shall be a joint press release and thereafter American and US Airways each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger, the Plan and the other transactions contemplated by this Agreement and prior to making any substantive filings with any third party or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Governmental Entity (and, subject to Sections 4.3 and 4.4, respectively, other than such party’s actions in respect of an American Acquisition Proposal or a US Airways Acquisition Proposal, as applicable).

4.10 Employee Matters.

(a) Prior to the Closing, US Airways shall use best efforts to cause each employee of US Airways that is party to an Executive Change in Control Agreement to waive his or her rights under such agreement to accelerated vesting of US Airways Options, US Airways Equity Awards, US Airways Cash-Settled RSUs and/or US Airways Cash-Settled SARs, in each case, solely as a result of the consummation of the Merger.

(b) Prior to the Closing, American and/or its Subsidiaries shall make all minimum required contributions (within the meaning of Section 303 of ERISA) to each American Compensation and Benefit Plan that are required to have been made and were not made prior to the effective time of the Plan.

(c) Prior to the Closing, American shall adopt and approve, to be effective as of the Effective Time, a Newco 2013 Incentive Award Plan, which shall be substantially in the form of the US Airways Group, Inc. 2011 Incentive Award Plan except that references to US Airways Group, Inc. shall be revised to reflect Newco and the aggregate number of shares of Newco Common Stock reserved for issuance pursuant to the Newco 2013 Incentive Award Plan shall be equal to 40,000,000 shares of Newco Common Stock (the “Newco 2013 Incentive Award Plan”).

(d) American shall, or shall cause its Subsidiaries to, adopt or otherwise put into effect (i) prior to the Closing, the Ordinary Course Changes as defined in and set forth in Section 4.1(o) of the American Disclosure Letter and (ii) promptly after the Merger Support Order is entered by the Bankruptcy Court, the Employee Protection Arrangements as defined in and set forth in Section 4.1(o) of the American Disclosure Letter (including but not limited to granting under the Newco 2013 Incentive Award Plan, the alignment equity and long term incentive awards in the amounts and upon the terms and conditions set forth in Section 4.1(o) of the American Disclosure Letter, which awards shall be effective as of the Effective Time).

(e) Each employee of US Airways, American or any of their respective Subsidiaries as of the Closing (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Newco or the Surviving Corporation following the Closing Date (each, a “Continuing Employee”) who is not represented by a labor union and/or whose employment is not covered by a collective bargaining agreement (collectively, the “Non-Union Continuing Employees”) shall continue to receive, during the one (1)-year period beginning on the Closing Date, base salary or wages that are no less favorable than the base salary or wages received by such Non-Union Continuing Employee immediately prior to the Closing Date. During the two (2)-year period beginning on the Closing Date, each Non-Union Continuing Employee shall be entitled to receive severance pay and benefits that are not less favorable than the severance pay and benefits such Non-Union Continuing Employee would have received under the applicable American Compensation and Benefit Plans in effect immediately prior to the Closing Date, including as amended or supplemented in accordance with Section 4.1(o) of the American Disclosure Letter, or any US Airways Compensation and Benefit Plans in effect immediately prior to the Closing Date, including as amended or supplemented in accordance with Section 4.2(o) of the US Airways Disclosure Letter. The employment terms and conditions of each Continuing Employee who is not a Non-

Union Continuing Employee shall be governed by the applicable labor union agreement and/or collective bargaining agreement.

(f) To the extent permitted by applicable Laws, Newco shall credit, or shall cause the Surviving Corporation and its Subsidiaries to credit, each Non-Union Continuing Employee with his or her years of service with US Airways, American, or any of their respective Subsidiaries and predecessor entities, under any employee benefit plans, programs and arrangements in which such Non-Union Continuing Employee participates following the Closing (the “Post-Closing Plans”), to the same extent as such Non-Union Continuing Employee was entitled immediately prior to the Closing to credit for such service under any similar US Airways Compensation and Benefit Plan or American Compensation and Benefit Plan, for purposes of eligibility, vesting and, to the extent applicable, calculation of the amount of vacation, travel and/or severance benefits. Notwithstanding the foregoing, no service prior to the Closing Date shall be credited for the purpose of benefit accrual or eligibility for any defined benefit pension plan, early retirement benefits or subsidies under any defined benefit pension plan, nor for purposes of eligibility under any retiree medical plan, except to the extent required by applicable Laws (and then only to the extent crediting such service would not result in the duplication of benefits).

(g) In addition, and without limiting the generality of Section 4.10(f), this Section 4.10(g) or any other provisions herein, (i) for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Non-Union Continuing Employee and his or her dependents, Newco shall, or shall cause the Surviving Corporation and its Subsidiaries to, cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Closing Plan to be waived for such Non-Union Continuing Employee and his or her covered dependents, to the extent any such pre-existing condition exclusions or actively-at-work requirements were waived or were inapplicable under the comparable US Airways Compensation and Benefit Plan or American Compensation and Benefit Plan and (ii) the Post-Closing Plans shall not deny Non-Union Continuing Employees coverage on the basis of pre-existing conditions and shall credit such Non-Union Continuing Employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in the Post-Closing Plans.

(h) On the date the employment of any Non-Union Continuing Employee is transferred to Newco or a different Subsidiary of Newco, the accrued and unused vacation and any positive account balance under any medical or dependent care expense reimbursement account of such Non-Union Continuing Employee shall be transferred to such new employer, and such new employer shall be responsible for such obligations at or after the date of such transfer, except in the case of a transfer of such expense reimbursement account balances to a new employer that does not maintain any dependent care or medical expense reimbursement account plan. Each Non-Union Continuing Employee also shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable FSA Plan.

(i) Notwithstanding anything in Section 4.10(e) to the contrary, Newco shall, or shall cause the Surviving Corporation and its Subsidiaries to, explicitly assume and hereby agree to perform, or to cause to be performed, the obligations of US Airways or its Subsidiaries under those plans and agreements set forth on Section 4.10(i) of the US Airways Disclosure Letter (which provide severance payments and/or benefits applicable to Non-Union Continuing Employees).

(j) Without limiting the generality of the foregoing, each Non-Union Continuing Employee who satisfies the eligibility requirements of a US Airways Compensation and Benefit Plan or an American Compensation and Benefit Plan that is a 401(k) plan shall be eligible to participate in a 401(k) plan maintained by Newco or the Surviving Corporation following the Closing (each, a “Post-Closing 401(k) Plan”) and shall be credited with eligibility service and vesting service for all periods of service with US Airways and American, and their respective Subsidiaries to the extent so credited with such service under the applicable 401(k) plan as of the Closing Date. Additionally, in the event Newco or any of its Subsidiaries terminates a 401(k) plan after the Closing Date, each Non-Union Continuing Employee who participates in such plan shall, following such termination, become eligible to participate in a Post-Closing 401(k) Plan for purposes of making rollover contributions and, at his or her election, be entitled to roll over his or her outstanding participant loan and related promissory note under the terminated 401(k) plan. During the period commencing on the date of such termination and ending at the time of the rollover of such loan and related promissory notes and related account balances, such loans shall continue to be maintained under the applicable 401(k) plan, and Newco shall, or shall cause the Surviving Corporation to, make payroll deductions in respect of required payments under any such loan and timely remit such amounts to the applicable 401(k) plan as payments on such loan. During such period, provided that the participant continues to make all required installment payments with respect to such loan, such loan shall not be placed in default, and Newco (or the Surviving Corporation) and the US Airways or one of its Subsidiaries shall take all necessary action to cause such loan not to be placed in default.

(k) Except as otherwise required under applicable Laws or to the extent expressly set forth in a binding written agreement with Newco, the Surviving Corporation or any of their respective Subsidiaries, Non-Union Continuing Employees shall be considered to be employed “at will” and nothing shall be construed to limit the ability of Newco, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any such employee at any time, subject to any applicable severance and related benefits (including any governmental or statutory severance).

(l) Notwithstanding the foregoing, with respect to any Continuing Employee who is located in a jurisdiction where local employment Laws provide for an automatic transfer of employees upon transfer of a business as a going concern and such transfer occurs by operation of Law (the “Automatic Transferred Employees”), in the event that the applicable Laws of any country require Newco, the Surviving Corporation or any of its Subsidiaries (i) to maintain Terms and Conditions of Employment with respect to any Automatic Transferred Employee following the Closing or (ii) to continue or cause to be continued any employment contract of any Automatic Transferred Employee, Newco shall cause the entity that employs such Automatic Transferred Employee following the Closing to comply with such requirements to the extent required by such applicable Laws; provided, however, that nothing in this Section 4.10(l) shall prevent Newco or the Surviving Corporation from terminating the employment of any Automatic Transferred Employee after the Closing (for which Newco and its Subsidiaries shall be responsible for any costs or liabilities) or otherwise modifying the Terms and Conditions of Employment of any Automatic Transferred Employee to the extent permitted by Law or otherwise agreed with applicable employee(s) or representative(s) thereof. “Terms and Conditions of Employment” shall mean the rights of Automatic Transferred Employees according to their individual terms and conditions of employment with US Airways or its Subsidiaries immediately prior to the Closing and, where applicable, under company or shop agreements, and any arrangements based on works customs and unilateral undertakings, if and to the extent they provide to an Automatic Transferred Employee direct and enforceable causes of action against the employer.

(m) Newco shall take, and may cause any of its Subsidiaries to take, any and all actions necessary or appropriate (including to the extent necessary under the plan) to, as of the Effective Time, (i) assume and adopt each US Airways Compensation and Benefit Plan and each American Compensation and Benefit Plan (including all matters set forth in this Section 4.10 and Section 4.1(o) of the American Disclosure Letter, but excluding any prepetition equity or equity-equivalent plan or agreement of American and its Subsidiaries) and to maintain and to perform under such plans and agreements to the same extent as US Airways or American or their respective subsidiaries would be required to perform under such plans and agreements if the Merger did not take place, and (ii) to the extent applicable, become, or cause the Surviving Corporation to become, a “participating employer” (as applicable) under such US Airways Compensation and Benefit Plans and American Compensation and Benefit Plans. Without limiting the generality of the foregoing, Newco shall assume, as of the Effective Time, all of the American Compensation and Benefit Plans which constitute retirement plans, including all such plans subject to Title IV of ERISA and the supplemental employee retirement plan. US Airways shall cooperate with American and Newco and shall take or cause to be taken any and all actions reasonably necessary or appropriate in order to effect the provisions of this Section 4.10(m).

(n) This Agreement shall not be interpreted as an amendment to any American Compensation and Benefit Plan or any US Airways Compensation and Benefit Plan or any other compensation and benefits plans maintained for or provided to directors, officers, employees or consultants of American, US Airways, Newco or the Surviving Corporation prior to or following the Effective Time, and nothing in this Agreement shall interfere with or limit Newco’s or the Surviving Corporation’s right to amend or terminate any individual plan, program, policy or arrangement of US Airways or any of its Subsidiaries, and nothing contained herein shall obligate Newco, the Surviving Corporation or any of their respective Subsidiaries to maintain or continue any individual plan, program, policy or arrangement.

(o) It is expressly agreed that the provisions of this Section 4.10 are not intended to be for the benefit of or otherwise enforceable by any third Person, including any employee of American or US Airways, or any collective bargaining unit or employee organization. Without limiting the foregoing, nothing contained in this

Agreement shall create or imply any obligation on the part of US Airways, American, Newco, the Surviving Corporation or any of their respective Subsidiaries, to provide any continuing employment right to any individual on or after the Closing.

4.11 Expenses. Except as otherwise provided in Section 6.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that American and US Airways shall each be responsible for half of the filing or similar fees incurred in connection with any filings required to be made under the HSR Act, the EU Merger Regulation and any other applicable foreign antitrust, competition or similar Laws, as contemplated by Sections 3.1(d)(i)(B) and 3.2(d)(i)(B).

4.12 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Newco agrees that it will jointly and severally indemnify and hold harmless each director and officer of American and its Subsidiaries and each director and officer of US Airways and its Subsidiaries, in each case who was a director or officer at any time on or after November 29, 2005 (in each case, for acts or failures to act in such capacity) (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated by this Agreement), to the fullest extent permitted by applicable Law, and Newco shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification; and provided, further, that any determination as to whether a Person is entitled to indemnification or advancement of expenses hereunder shall be made by independent counsel selected by Newco and such Person.

(b) Any Indemnified Party wishing to claim indemnification under Section 4.12(a), upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Newco thereof, but the failure to so notify shall not relieve Newco of any liability it may have to such Indemnified Party except to the extent such failure materially and actually prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Newco shall have the right to assume the defense thereof and Newco shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Newco does not elect to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Newco and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Newco shall be obligated to pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Newco shall be obligated pursuant to this Section 4.12(b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; (ii) the Indemnified Parties will use their reasonable efforts to cooperate in the defense of any such matter, and (iii) Newco shall not be liable for any settlement effected without their prior written consent (such consent not to be unreasonably withheld or delayed); and provided, further, that Newco shall not have any obligation under this Agreement to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

(c) Unless otherwise agreed by American and US Airways, at or prior to the Effective Time, American shall, and if American is unable to, Newco shall, purchase the six-year “tail” officers’ and directors’ liability and fiduciary insurance policies described in Section 4.12(c) of the American Disclosure Letter (the “Preferred American D&O Tail Policy”) or comparable policies from other reputable insurance providers; provided, that the amount paid by American or Newco for such Preferred American D&O Tail Policy shall not exceed 200% of the annual premium for American’s then current officers’ and directors’ liability and fiduciary insurance policies (such premium, the “American Maximum Premium”). If the Preferred American D&O Tail Policy has been obtained by American or Newco, Newco shall maintain such policy in full force and effect, for its full term, and continue to honor the obligations thereunder. If American or Newco are unable to obtain the Preferred American D&O Tail Policy, Newco shall maintain officers’ and directors’ liability insurance covering the same Persons covered or to be covered by the Preferred American D&O Tail Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) issued by insurance carriers with the same or higher financial strength ratings as, and on terms with respect to coverage and amount no less favorable than, those of the Preferred American D&O Tail Policy, for a period of six (6) years from and after the Effective Time; provided, however, that in no event shall Newco be required to expend annually an amount in excess of the American Maximum Premium for such insurance; provided, further, that if the premiums of such insurance coverage exceed such amount, Newco shall be obligated to obtain a policy with the greatest coverage available for a premium not exceeding the American Maximum Premium.

(d) Unless otherwise agreed by American and US Airways, at or prior to the Effective Time, US Airways shall, and if US Airways is unable to, Newco shall cause the Surviving Corporation to, purchase the six-year “tail” officers’ and directors’ liability and fiduciary insurance policies described in Section 4.12(d) of the US Airways Disclosure Letter (the “Preferred US Airways D&O Tail Policy”) or comparable policies from other reputable insurance providers; provided, that the amount paid by US Airways or the Surviving Corporation for such Preferred US Airways D&O Tail Policy shall not exceed 200% of the annual premium for US Airway’s then current officers’ and directors’ liability and fiduciary insurance policies (such premium, the “US Airways Maximum Premium”). If the Preferred US Airways D&O Tail Policy has been obtained by US Airways or the Surviving Corporation, the Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, maintain such policy in full force and effect, for its full term, and continue to honor their respective obligations thereunder. If US Airways or the Surviving Corporation are unable to obtain the Preferred US Airways D&O Tail Policy, the Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance covering the same Persons covered or to be covered by the Preferred US Airways D&O Tail Policy (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) issued by insurance carriers with the same or higher financial strength ratings as, and on terms with respect to coverage and amount no less favorable than, those of the Preferred US Airways D&O Tail Policy, for a period of six (6) years from and after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend annually an amount in excess of the US Airways Maximum Premium for such insurance; provided, further, that if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a premium not exceeding the US Airways Maximum Premium.

(e) In addition to the rights provided under Section 4.12(a), all rights to indemnification, advancement of expenses and exculpation from liabilities now existing in favor of the current or former directors or officers of American and its Subsidiaries pursuant to Contracts with American or such Subsidiaries or US Airways and its Subsidiaries pursuant to Contracts with US Airways or such Subsidiaries, their respective organizational documents or applicable Law shall survive the Merger and shall be deemed assumed by Newco as of the Effective Time and shall continue in full force and effect in accordance with their terms. From and after the Effective Time, Newco shall honor and perform under all indemnification Contracts and organizational documents of American and its Subsidiaries and US Airways and its Subsidiaries. Newco shall not, directly or indirectly, amend, modify, limit or terminate, in any manner adverse to the current or former directors or officers of American and its Subsidiaries or US Airways and its Subsidiaries, with respect to their respective rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring prior to the Effective Time, any such Contracts with American or its Subsidiaries or US Airways or its Subsidiaries, or any such provisions contained in any of their respective organizational documents.

(f) The obligations of Newco and the Surviving Corporation under this Section 4.12 shall not be terminated or modified by such parties in a manner so as to adversely affect any Indemnified Party or other Person to whom this Section 4.12 applies without the consent of such affected Indemnified Party or other Person. If Newco or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Newco or the Surviving Corporation, as the case may be, shall assume all of the obligations set forth in this Section 4.12.

(g) From and after the Effective Time, Newco shall, or shall cause its Subsidiaries to, provide: (i) positive space, first class flight privileges to each Person (and such Person’s spouse, life partner and dependent children) who as of the date of this Agreement is a non-employee member of the Board of Directors of American or US Airways for personal non-business related travel on substantially the same terms as such flight privileges are provided as of the date of this Agreement to the fully vested members of the Board of Directors of US Airways, and such flight privileges shall continue until the later of the death of such Person or such Person’s spouse or life partner, (ii) to each Person who as of the date of this Agreement is a non-employee member of the Board of Directors of American or US Airways, participation in Newco’s flight benefit program for directors, as the same may be amended or modified from time to time, with the exception that only Persons then serving as members of the Board of Directors of Newco shall be entitled to a tax gross-up with respect to their flight privileges or any flight benefit plan benefits, and (iii) flight privileges to each Person (and such Person’s spouse, life partner and dependent children) who as of the date of this Agreement is a former member of the Board of Directors of American or US Airways on substantially the same terms as such flight privileges are provided to such Person as of the date of this Agreement.

(h) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and the other Persons contemplated by Section 4.12(e) and Section 4.12(g) and their heirs and legal representatives.

4.13 Takeover Statutes. If any Takeover Statute becomes applicable to the Merger or the other transactions contemplated by this Agreement, each of American and US Airways and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

4.14 Transfer Taxes. Except as provided in Section 2.2(b), each of American, US Airways and Merger Sub shall pay any sales, use, ad valorem, property, transfer (including real property transfer) and similar Taxes imposed on such Person as a result of or in connection with the Merger and the other transactions contemplated hereby (any such Taxes, “Transfer Taxes”), except to the extent such Transfer Taxes may not be assessed pursuant to section 1146(a) of the Bankruptcy Code. In addition, the parties shall cooperate in good faith to prepare and timely deliver any certificate or instrument necessary for a party hereto to claim a bulk sale or other exemption from Transfer Taxes otherwise payable.

4.15 Taxation.

(a) The parties intend that the Merger in conjunction with the Plan will qualify as a reorganization within the meaning of Section 368(a) of the Code and shall use their reasonable best efforts (and shall cause their respective Subsidiaries to use their reasonable best efforts) to cause the Merger (together with the Plan) to so qualify. Neither American nor US Airways shall take, cause or permit to be taken, or fail to take, any action, whether before or after the Effective Time, which action or failure to act would disqualify the Merger (together with the Plan) as a reorganization within the meaning of Section 368(a) of the Code.

(b) Each of American, US Airways and Merger Sub shall cooperate with each other in obtaining opinions of Latham & Watkins LLP, counsel to US Airways, and Weil, Gotshal & Manges LLP, counsel to American and Merger Sub, to satisfy the conditions set forth in Sections 5.2(d) and 5.3(d). US Airways and American (on its behalf and on behalf of Merger Sub) shall execute and deliver to each of Latham & Watkins LLP, counsel to US Airways, and Weil, Gotshal & Manges LLP, counsel to American and Merger Sub, certificates substantially in the forms attached hereto as Exhibits E and F at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 5.2(d) or Section 5.3(d), as the case may be. Prior to the Effective Time, none of American, US Airways or Merger Sub shall take or cause to be taken any action that would cause to be untrue any of the representations in such certificates. The parties will take the position for all Tax purposes that the Merger (together with the Plan) qualifies as a reorganization within the meaning of Section 368(a) of the Code, unless a contrary position is required by a final determination within the meaning of Section 1313 of the Code.

(c) The parties intend that the “ownership change” of American within the meaning of Section 382 of the Code resulting from the consummation of the Merger and the implementation of the Plan qualify for relief under Section 382(l)(5) of the Code, and shall use their reasonable best efforts to so qualify. Accordingly, the parties shall utilize the procedures in that certain Bankruptcy Court order establishing notification procedures for substantial claimholders, dated January 27, 2012, as amended or revised prior to or, with the reasonable approval of US Airways, after the date hereof (the “Notification Procedures Order”), to obtain Notices of Substantial Claimholder Status (as defined in the Notification Procedures Order) and, if the parties so determine in accordance with such Notification Procedures Order, to seek Bankruptcy Court approval of appropriate Sell Down Notices (as defined in the Notification Procedures Order). In furtherance of the foregoing and to protect against multiple “ownership changes” of US Airways, US Airways shall adopt, effective upon the execution of this Agreement, a rights plan, in form and substance reasonably satisfactory to American, to minimize the likelihood that any additional Persons or group of Persons acting together become “5% shareholders” of US Airways within the meaning of Section 382 of the Code and that any existing such “5% shareholders” increase their ownership, other than pursuant to the Plan.

4.16 Stock Exchange Listing and De-listing. American shall use its reasonable best efforts to cause the shares of Newco Common Stock to be authorized for listing on the NYSE or NASDAQ upon official notice of issuance, prior to the Closing Date, and American shall use its reasonable best efforts to have Newco’s trading symbol reflect the American Airlines brand after the Closing Date. The Surviving Corporation shall cause the shares of US Airways Common Stock to be no longer listed on the NYSE or the principal securities market on which the shares of US Airways Common Stock are then listed or quoted and de-registered under the Exchange Act as soon as practicable following the Effective Time.

4.17 Reservation of Newco Common Stock. Effective at such time as the Newco Charter shall have been duly filed with the Secretary of State of the State of Delaware pursuant to Section 1.6(a), Newco shall reserve (free from preemptive rights) out of its authorized but unissued or treasury shares of Newco Common Stock, sufficient shares of Newco Common Stock to effect the issuance of shares of Newco Common Stock under Section 2.1 and upon the exercise of Converted US Airways Options and Converted US Airways Equity Awards or the conversion of the Converted US Airways 7.25% Convertible Notes and Converted US Airways 7% Convertible Notes.

4.18 Transition Planning. In order to facilitate the integration of the operations of American and US Airways and their respective Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time practicable following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by the parties as a result of the transactions contemplated by this Agreement, prior to the Effective Time, American and US Airways shall establish a committee (the “Transition Committee”) to be managed by the chief executive officers of each of American and US Airways and with such other members as they shall mutually agree, which Transition Committee shall have responsibility for coordinating and directing the efforts of the parties with respect to (a) the integration of operations and fleet plan of American and US Airways and their respective Subsidiaries, (b) obtaining the required consents and approvals from Governmental Entities as contemplated by Section 4.7, (c) communications, public relations and investor relations strategy and approach of the parties regarding the Plan, the Merger and the other transactions contemplated hereby (other than any party’s actions in respect of an American Acquisition Proposal or a US Airways Acquisition Proposal, respectively) and (d) other business and operational matters, including the financing needs of Newco and its Subsidiaries following the Effective Time, to the extent not in violation of applicable Laws, including Laws regarding the exchange of information and other laws regarding competition. The Creditors’ Committee shall have the right to have up to two designees from the UCC’s Advisors attend meetings of the Transition Committee.

4.19 Section 16(b). American and US Airways shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of shares of US Airways Common Stock or acquisitions of Newco Common Stock in connection with this Agreement by each individual who is a director or officer of US Airways to be exempt under Rule 16b-3 under the Exchange Act.

4.20 Approval of Plan; Confirmation Order.

(a) Plan and Disclosure Statement. Unless otherwise consented to in writing by US Airways (such consent not to be unreasonably withheld, conditioned or delayed), American (in consultation with the UCC’s Advisors) shall and shall cause each of the other Debtors to:

(i) (A) by the date that is the seventh (7th) business day following the execution of this Agreement, file a motion (the “Merger Support Motion”) with the Bankruptcy Court, in form and substance reasonably acceptable to American, US Airways and the UCC’s Advisors, seeking approval pursuant to an order of the

Bankruptcy Court in form and substance reasonably acceptable to American and US Airways (the “Merger Support Order”) of (1) this Agreement and (2) the execution and delivery hereof by American and the performance by American of all of its obligations hereunder (which Merger Support Order shall include authorization and approval of the matters set forth in Section 4.10 and Section 4.1(o) of the American Disclosure Schedule); (B) use reasonable best efforts to include in the Merger Support Order a provision ordering (1) a waiver of Bankruptcy Rule 6004(h) and (2) that the Merger Support Order be effective immediately upon its entry by the Bankruptcy Court; (C) fully support the Merger Support Motion; (D) in the Merger Support Motion, expressly acknowledge that, to American’s Knowledge, US Airways has acted in good faith and expended, and will likely continue to expend, considerable time and expense in connection with this Agreement and the negotiation hereof, and that this Agreement provides value to and is beneficial to the Debtors’ estates; and (E) use reasonable best efforts to obtain the entry of the Merger Support Order by the date that is the thirtieth (30th) day following the filing of the Merger Support Motion with the Bankruptcy Court and to defend against any appeal, motion to stay or similar action with respect thereto;

(ii) prepare, as soon as reasonably practicable after the date of this Agreement a draft plan of reorganization under chapter 11 of the Bankruptcy Code proposed by American and the other Debtors pursuant to which, among other things, the Merger shall be consummated (the “Plan”; it is understood and agreed that a condition precedent to the effectiveness of the Plan shall be that the matters set forth in Section 4.10 and Section 4.1(o) of the American Disclosure Schedule shall be in effect) and an accompanying disclosure statement under section 1125 of the Bankruptcy Code (the “Disclosure Statement”), and after such preparation promptly provide such Plan and Disclosure Statement, in draft form, to US Airways and its legal and financial advisors and the UCC’s Advisors for review and comment a reasonable period of time in advance of any filing thereof;

(iii) (A) subject to Section 4.3, include in the approved Disclosure Statement a statement that the Board of Directors of American has recommended the acceptance of the Plan by the stakeholders of the Debtors who are entitled to vote on the Plan (such recommendation, the “American Directors’ Recommendation”) and (B) include in the approved Disclosure Statement a statement provided by the Creditors’ Committee that the Creditors’ Committee recommends the acceptance of the Plan by the unsecured creditors holding claims against the Debtors who are entitled to vote on the Plan (“Creditors’ Committee Recommendation”);

(iv) use reasonable best efforts to file with the Bankruptcy Court the Plan and the Disclosure Statement, in each case, in form and substance reasonably acceptable to US Airways (such acceptance, not to be unreasonably delayed, conditioned or withheld; it being agreed that it would not be reasonable for US Airways to object to any proposed Plan or Disclosure Statement that is consistent with the terms of this Agreement, including the requirements of a Conforming Plan (except that financial projections relating to Newco shall be reasonably acceptable to US Airways without such limitation)), by the date that is the thirtieth (30th) day following the later of (1) the date on which US Airways has provided initial comments pursuant to clause (ii) above and (2)

entry of the Merger Support Order, and thereafter, in consultation with US Airways, use reasonable best efforts to (A) obtain approval of the Disclosure Statement by the Bankruptcy Court pursuant to an order, in form and substance reasonably acceptable to American and US Airways (the “Disclosure Statement Order”), by the date that is the seventy-fifth (75th) day following the date on which the Plan and Disclosure Statement are filed with the Bankruptcy Court (the “Disclosure Statement Approval Date”); and (B) commence solicitation of the Plan as soon as reasonably practicable after the Disclosure Statement Approval Date and as provided in the Disclosure Statement Order;

(v) prepare and provide the proposed Confirmation Order, in draft form, to US Airways and its legal and financial advisors and the UCC’s Advisors for review and comment a reasonable period of time in advance of any filing thereof and, subject to the prior written consent of US Airways (such consent not to be unreasonably withheld, conditioned or delayed) to the form and substance of the Confirmation Order, and consultation with US Airways, use reasonable best efforts to file with the Bankruptcy Court the proposed Confirmation Order promptly following the end of the period to solicit acceptances of the Plan;

(vi) subject to the terms and provisions of this Agreement, diligently pursue confirmation and consummation of the Plan;

(vii) reasonably cooperate with US Airways and its counsel in connection with any discovery and hearings in connection with this Agreement, the Disclosure Statement or the Plan and any transactions contemplated by such documents;

(viii) use reasonable best efforts to provide US Airways and its counsel with copies of any notices, motions, pleadings, filings or other documents filed by the Debtors or third-parties with the Bankruptcy Court reasonably requested by US Airways;

(ix) without duplication or limitation of the foregoing, use its reasonable best efforts to provide drafts of any proposed modifications, amendments, supplements, schedules, exhibits and other similar documents related to the Plan or the Disclosure Statement or their terms and conditions (collectively, the “Plan Related Documents”) to US Airways and its counsel and the UCC’s Advisors a reasonable period of time prior to the date on which the Debtors intend to file such documents with the Bankruptcy Court, and any such Plan Related Documents shall be reasonably acceptable to US Airways (such acceptance not to be unreasonably delayed, conditioned or withheld; it being agreed that it would not be reasonable for US Airways to object to any Plan, Plan Related Document or Confirmation Order that is consistent with the terms of this Agreement, including the requirements of a Conforming Plan (except that financial projections relating to Newco shall be reasonably acceptable to US Airways without such limitation)); and

(x) timely file a formal objection and prosecute in good faith such objection to any motion filed with the Bankruptcy Court seeking the entry of an order (A) modifying or terminating the Debtors’ exclusive right to file and/or solicit acceptances of a plan of reorganization, (B) directing the appointment of an examiner with expanded powers or a trustee, (C) converting the Cases to cases under chapter 7 of the Bankruptcy Code, or (D) dismissing the Cases.

(b) Cooperation from American. Unless US Airways has otherwise consented in writing (such consent not to be unreasonably withheld, conditioned or delayed), American shall, and shall cause each of the other Debtors to, after the date hereof and prior to the Effective Time:

(i) not move for or support any order authorizing or directing, or provide in the Plan for, the assumption or rejection of any American Material Contract, American Lease or American CBA (and object to efforts by any other Person to have such an order entered), unless the consent of US Airways was previously obtained for any amendment, modification or termination of such American Material Contract, American Lease or American CBA in accordance with the applicable requirements of Section 4.1;

(ii) not (A) settle, compromise or otherwise agree to resolve any prepetition general unsecured claims against the Debtors or equity interests in American by providing the creditor, equity interest holder or other claimant with any payment of cash or other assets or with any other right or benefit, other than in each case (1) the right to receive Plan Shares pursuant to the Plan, or (2) payments of cash not to exceed $25,000,000 in the aggregate; (B) settle, compromise, amend or otherwise agree to resolve the other post-employment benefits accounted for under ASC 715-60 Defined Benefit Plans—Other Postretirement (“OPEB”) of the Debtors other than any settlement, compromise or other agreement that satisfies all such OPEB obligations solely in exchange for a right to receive Plan Shares pursuant to the Plan or (C) prepay any prepetition secured indebtedness of any Debtor with any payment of cash or other assets, except (1) as may be required by the existing terms of any Contract governing such indebtedness (excluding a prepayment as a result of any breach of, or default under, the terms of any such Contract), (2) in connection with a refinancing permitted under Section 4.1 or (3) payments of cash not to exceed $25,000,000 in the aggregate;

(iii) not assert any objection to (and if requested by US Airways, consent in writing to) the standing of US Airways to appear and object before the Bankruptcy Court to any action that would be subject to US Airways’ consent pursuant to this Section 4.20, whether individually or in the aggregate, but to which US Airways has not provided such consent; and

(iv) use reasonable best efforts to include in any release and exculpation provisions of the Plan, that US Airways and (to the extent included for American) its agents, directors, officers, employees, representatives, advisors, attorneys, Subsidiaries and affiliates shall be beneficiaries of such provisions.

(c) Cooperation from US Airways. Upon request of American, US Airways agrees to use reasonable best efforts to (x) assist and cooperate with the Debtors in the Plan solicitation process and/or (y) assist the Debtors in obtaining entry of the Confirmation Order.

4.21 US Airways Equity Plans.

(a) Prior to the Effective Time, the Boards of Directors of US Airways (or, if appropriate, any committee thereof administering the US Airways Equity Plans) and American shall adopt such resolutions or take such other actions as may be required to effect the following as of the Effective Time:

(i) US Airways Options and US Airways SARs.

(A) (i) Each US Airways Option and each US Airways Stock-Settled SAR outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into an option (each, a “Converted US Airways Option”) or stock-settled stock appreciation right (each, a “Converted US Airways Stock-Settled SAR”), as applicable, to acquire, on the same terms and conditions as were applicable to such US Airways Option or US Airways Stock-Settled SAR immediately prior to the Effective Time, a number of shares of Newco Common Stock equal to the number of shares of US Airways Common Stock subject to such US Airways Option or US Airways Stock-Settled SAR, at an exercise price per share of Newco Common Stock equal to the exercise price per share of US Airways Common Stock under such US Airways Option or US Airway Stock-Settled SAR; provided, however, in the case of any US Airways Option to which Section 421 of the Code applies by reason of its qualification (as an “incentive stock option”) under either Section 422 or 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in a manner that complies with Section 424(a) of the Code.

(B) Each US Airways Cash-Settled SAR outstanding immediately prior to the Effective Time, whether vested or unvested, shall be converted into a cash-settled stock appreciation right (each, a “Converted US Airways Cash-Settled SAR”) to acquire, on the same terms and conditions as were applicable to such US Airways Cash-Settled SAR immediately prior to the Effective Time, an amount of cash determined by reference to the number of shares of Newco Common Stock equal to the number of shares of US Airways Common Stock referenced by such US Airways Cash-Settled SAR, at an exercise price per share of Newco Common Stock equal to the exercise price per share of US Airways Common Stock under such US Airways Cash-Settled SAR.

(C) In each of Sections 4.21(a)(i)(A) and (B) above, each US Airways Option and each US Airways SAR shall be adjusted in a manner which complies with Section 409A of the Code and that causes the resulting Converted US Airways Option, Converted US Airways Cash-Settled SAR or Converted US Airways Stock-Settled SAR not to constitute the grant of a new option or stock appreciation right or a change in the form of payment of an option or stock appreciation right, as provided under Treasury Regulation section 1.409A-1(b)(5)(v)(D).

(ii) US Airways RSUs.

(A) Each award of US Airways Stock-Settled RSUs outstanding immediately prior to the Effective Time shall be converted into a number of stock-settled restricted stock units corresponding to shares of Newco Common Stock equal to the number of shares of US Airways Common Stock subject to such US Airways Stock-Settled RSU award, with the same terms and conditions as were applicable to such US Airways Stock-Settled RSU award immediately prior to the Effective Time (each, a “Converted Stock-Settled US Airways RSU”).

(B) Each award of US Airways Cash-Settled RSUs outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount in cash, on the same terms and conditions as were applicable to such US Airways RSU award immediately prior to the Effective Time, based on a number of shares of Newco Common Stock equal to the number of shares of US Airways Common Stock referenced under such US Airways Cash-Settled RSU award immediately prior to the Effective Time (each, a “Converted Cash-Settled US Airways RSU”).

(C) In each of Sections 4.21(a)(ii)(A) and (B) above, all adjustments made to the US Airways RSUs shall be made in compliance with Section 409A of the Code.

(iii) ensure that, after the Effective Time, awards under the US Airways Equity Plans shall be granted with respect to Newco Common Stock and make such other changes to the US Airways Equity Plans as it deems appropriate to give effect to the Merger (subject to the approval of American, which shall not be unreasonably withheld, conditioned or delayed).

The Converted US Airways Stock-Settled SARs and the Converted US Airways Stock-Settled RSUs are referred to, collectively, as the “Converted US Airways Equity Awards”.

(b) At the Effective Time, Newco shall assume all the obligations of US Airways under the US Airways Equity Plans, each outstanding US Airways Option, each outstanding US Airways Equity Award, each outstanding US Airways Cash-Settled SAR, each outstanding US Airways Cash-Settled RSU and the agreements evidencing the grants thereof. As soon as practicable after the Effective Time, Newco shall deliver to the holders of US Airways Options, US Airways Equity Awards, US Airways Cash-Settled SAR and US Airways Cash-Settled RSU appropriate notices setting forth such holders’ rights pursuant to the respective US Airways Equity Plans, and the agreements evidencing the grants of such US Airways Options, US Airways Equity Awards, US Airways Cash-Settled SARs and US Airways Cash-Settled RSUs shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 4.21 after giving effect to the Merger).

(c) American shall, or shall cause Newco to, prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Newco Common Stock issuable upon exercise or vesting of the assumed Converted US Airways Equity Awards on or before the Effective Time and shall maintain the effectiveness of such registration statement thereafter for so long as any such Converted US Airways Equity Awards remain outstanding.

4.22 US Airways Convertible Debt.

(a) At the Effective Time, American and US Airways and, if necessary or advisable, Merger Sub shall enter into a supplemental indenture in respect of the US Airways 7.25% Convertible Notes containing such provisions as may be required or are advisable as a result of the Merger pursuant to the terms of that certain Indenture, dated as of May 13, 2009, between US Airways and The Bank of New York Mellon Trust Company, N.A., as trustee (the “7.25% Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of May 13, 2009, between US Airways and The Bank of New York Mellon Trust Company, N.A., as trustee (the “7.25% Supplemental Indenture” and, together with the 7.25% Base Indenture, the “7.25% Indenture”). Such supplemental indenture will (i) include the provisions required by Section 5.06 of the 7.25% Supplemental Indenture as a result of the Merger, which may include a provision that requires each outstanding US Airways 7.25% Convertible Note to be convertible solely into the number of shares of Newco Common Stock that the holder of such US Airways 7.25% Convertible Note would have received pursuant to the Merger if such holder had converted such US Airways 7.25% Convertible Note into shares of US Airways Common Stock immediately prior to the Effective Time (each, a “Converted US Airways 7.25% Convertible Note”) and (ii) provide for the guarantee by Newco of US Airways’ obligations under the 7.25% Indenture and the 7.25% Convertible Notes following the Effective Time.

(b) At the Effective Time, American and US Airways and, if necessary or advisable, Merger Sub shall enter into a supplemental indenture in respect of the US Airways 7% Convertible Notes containing such provisions as may be required or are advisable as a result of the Merger pursuant to the terms of the Indenture, dated as of September 30, 2005, by and between US Airways and U.S. Bank National Association, as trustee (the “7% Indenture”). Such supplemental indenture will (i) include the provisions required by Section 4.8 of the 7% Indenture, which may include a provision that requires each outstanding US Airways 7% Convertible Note to be convertible solely into the number of shares of Newco Common Stock that the holder of such US Airways 7% Convertible Note would have received pursuant to the Merger if such holder had converted such US Airways 7% Convertible Note into shares of US Airways Common Stock immediately prior to the Effective Time (each, a “Converted US Airways 7% Convertible Note”) and (ii) provide for the guarantee by Newco of US Airways’ obligations under the 7% Indenture and the US Airways 7% Convertible Notes following the Effective Time.

(c) Prior to the Effective Time, the Board of Directors of each of American, on the one hand, and Merger Sub and US Airways, on the other hand, will adopt resolutions approving each of the directors who are elected to the Board of Directors of Newco and the Surviving Corporation, respectively, at the Effective Time in accordance with Section 1.8 so that such directors will be “continuing directors” of Newco and the Surviving Corporation, respectively.

4.23 Rights of the Creditors’ Committee. Subject to the Protective Order entered by the Bankruptcy Court on January 27, 2012 and amended on March 23, 2012 in connection with the Cases, and the terms of any applicable confidentiality agreement, from the date hereof to the Closing Date, American and US Airways shall (a) keep the UCC’s Advisors reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, (b) furnish the UCC’s Legal Advisor with all notices, correspondence and other communications provided to another party pursuant to Section 7.7 of this Agreement, and (c) promptly provide the UCC’s Advisors with any information reasonably requested by the UCC’s Advisors relating to completion of the transactions contemplated hereby. Without limiting the foregoing, American and US Airways shall give prompt notice to the UCC’s Legal Advisor of any change, fact or condition of which, to its knowledge, is reasonably expected to result in any failure of any condition to effect the Merger. American and US Airways (as applicable) each agrees to negotiate in good faith with the UCC’s Advisors with respect to any consent rights requested by the Creditors’ Committee under the Plan.

ARTICLE V

Conditions

5.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) US Airways Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Regulatory Approvals. (i) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated, and any approval or authorization required to be obtained under the EU Merger Regulation in connection with the consummation of the Merger shall have been obtained, (ii) any approval or authorization required to be obtained from the FAA and DOT in connection with the consummation of the Merger shall have been obtained, (iii) any approval or authorization required to be obtained from any other Governmental Entity for the consummation of the Merger shall have been obtained, and (iv) any approval or authorization required under any other foreign antitrust, competition or similar Laws, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, in the case of clauses (iii) and (iv), the failure of which to obtain would not, individually or in the aggregate, (x) reasonably be expected to result in an American Material Adverse Effect, a US Airways Material Adverse Effect or a Newco Material Adverse Effect or (y) provide a reasonable basis to conclude that American, US Airways or any of their respective directors or officers would be subject to the risk of criminal liability.

(c) No Orders or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (each, an “Order”), and no Governmental Entity of competent jurisdiction has proposed (and not withdrawn) an Order that (x) could have a Newco Material Adverse Effect or (y) would provide a reasonable basis to conclude that American, US Airways or any of their respective directors or officers would be subject to the risk of criminal liability.

(d) Listing. The shares of Newco Common Stock to be issued in the Merger and under the Plan shall have been authorized for listing on the NYSE or NASDAQ upon official notice of issuance.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

5.2 Conditions to Obligation of American and Merger Sub. The obligation of American and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by American at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of US Airways set forth in this Agreement (without giving effect to any materiality or US Airways Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (i) where the failure of such representations and warranties to be true and correct (other than with respect to the representations and warranties contained in Section 3.2(b)(i)) would not, individually or in the aggregate, reasonably be expected to have a US Airways Material Adverse Effect and (ii) where the failure of the representations and warranties contained in Section 3.2(b)(i) to be true and correct is not material.

(b) Performance of Obligations of US Airways. US Airways shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. American shall have received a certificate signed on behalf of US Airways by the Chief Executive Officer or Chief Financial Officer of US Airways to the effect that the conditions set forth in Sections 5.2(a) and 5.2(b) have been satisfied.

(d) Tax Opinion. American shall have received the opinion of Weil, Gotshal & Manges LLP, counsel to American, in form and substance reasonably satisfactory to American, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger in conjunction with the Plan will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 5.2(d), Weil, Gotshal & Manges LLP may require and rely upon representations contained in certificates of officers of US Airways and American (on behalf of itself and on behalf of Merger Sub) substantially in the forms attached hereto as Exhibits E and F.

(e) Plan and Confirmation Order. (i) Any modifications, amendments or supplements to the Plan, the Plan Related Documents or the Confirmation Order that were not filed with the Bankruptcy Court by the Debtors shall be in form and substance reasonably acceptable to American, (ii) the Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, (iii) the Confirmation Order shall be in full force and effect and shall not have been stayed, modified or vacated and (iv) the effective date of the Plan shall occur contemporaneously with the Closing Date.

5.3 Conditions to Obligation of US Airways. The obligation of US Airways to effect the Merger is also subject to the satisfaction or waiver by US Airways at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of American and Merger Sub set forth in this Agreement (without giving effect to any materiality or American Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except (i) where the failure of such representations and warranties to be true and correct (other than with respect to the representations and warranties in Section 3.1(b)(ii)) would not, individually or in the aggregate, reasonably be expected to have an American Material Adverse Effect and (ii) for failures to be to true and correct with respect to the representations and warranties contained in Section 3.1(b)(ii) by less than 500,000 shares of Newco Common Stock in the aggregate (including shares of Newco Common Stock issuable upon exercise, conversion or exchange).

(b) Performance of Obligations of American and Merger Sub. Each of American and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. US Airways shall have received a certificate signed on behalf of American and Merger Sub by the Chief Executive Officer or Chief Financial Officer of American to the effect that the conditions set forth in Sections 5.3(a), 5.3(b), 5.3(f) and 5.3(g) have been satisfied.

(d) Tax Opinion. US Airways shall have received the opinion of Latham & Watkins LLP, counsel to US Airways, in form and substance reasonably satisfactory to US Airways, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger in conjunction with the Plan will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 5.3(d), Latham & Watkins LLP may require and rely upon representations contained in certificates of officers of US Airways and American (on behalf of itself and on behalf of Merger Sub) substantially in the forms attached hereto as Exhibits E and F.

(e) Plan and Confirmation Order. (i) The Plan, the Plan Related Documents and the Confirmation Order shall be in form and substance reasonably acceptable to US Airways (such acceptance not to be unreasonably delayed, conditioned or withheld; it being agreed that it would not be reasonable for US Airways to object to any Plan, Plan Related Document or Confirmation Order that is consistent with the terms of this Agreement, including the requirements of a Conforming Plan), (ii) the Plan shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, (iii) the Confirmation Order shall be in full force and effect and shall not have been stayed, modified or vacated and (iv) the effective date of the Plan shall occur contemporaneously with the Closing Date.

(f) Conforming Plan. The Plan shall include each of the following components (and any Plan that contains the following components, a “Conforming Plan”):

(i) (A) a condition precedent to the occurrence of the effective date under the Plan shall be the occurrence of the Closing under this Agreement and (B) any material conditions in the Plan that are not also conditions to the obligations of American under this Agreement shall be reasonably acceptable to US Airways (provided that US Airways may not object to the inclusion in the Plan of a condition precedent to the occurrence of the effective date under the Plan that the aggregate estimated allowed prepetition general unsecured claims (excluding intercompany claims) against the Debtors shall not exceed $8 billion);

(ii) all allowed prepetition general unsecured claims against the Debtors (other than allowed “convenience claims” satisfied in cash as provided in clause (iii) below, and other than intercompany claims which shall be extinguished or reinstated), all equity interests in American, and all rights of labor groups of the Debtors to receive shares of Newco Common Stock in connection with the Plan, will be fully settled and satisfied only with Plan Shares;

(iii) the aggregate amount of cash payable to satisfy allowed convenience claims shall not exceed $25 million; and

(iv) all equity held by any Debtor in any other Debtor (other than American) shall not be cancelled and shall continue to be owned by or for the benefit of the respective Debtor, as reorganized.

(g) Other Conditions.

(i) Immediately prior to the effectiveness of the Plan, secured indebtedness against the Debtors shall not exceed $6.8 billion in aggregate principal amount; provided that such amount shall exclude (A) any secured indebtedness with respect to municipal bonds that are subject to the immediately succeeding clause (ii); and (B) any additional indebtedness incurred in accordance with Section 4.1 (including, for the avoidance of doubt, indebtedness set forth in Section 4.1(i) of the American Disclosure Letter); and (C) any secured indebtedness the issuance of which is approved by US Airways pursuant to Section 4.1 (but excluding, in the case of clauses (B) and (C), the principal amount of any secured indebtedness refinanced in accordance with Section 4.1, as set forth in Section 4.1(i) of the American Disclosure Letter or with the approval of US Airways, which refinanced principal amount shall be included in determining the aggregate principal amount of secured indebtedness set forth in the first clause of this subparagraph (i));

(ii) Immediately prior to the effectiveness of the Plan, secured indebtedness against the Debtors with respect to municipal bonds (whether on-balance sheet or off-balance sheet) shall not exceed $1.7 billion in aggregate principal amount; provided that such amount shall exclude any additional indebtedness with respect to municipal bonds incurred in accordance with Section 4.1 (including, for the avoidance of doubt, indebtedness set forth in Section 4.1(i) of the American Disclosure Letter, but excluding the principal amount of any secured indebtedness with respect to municipal bonds refinanced in accordance with Section 4.1, as set forth in Section 4.1(i) of the American Disclosure Letter or with the approval of US Airways, which refinanced principal amount shall be included in determining the aggregate principal amount of secured indebtedness with respect to municipal bonds set forth in the first clause of this subparagraph (ii)); and

(iii) Immediately prior to the effectiveness of the Plan, unpaid (A) administrative expense claims against the Debtors (1) under section 503(b)(9) of the Bankruptcy Code, (2) for professional fees and expenses of retained professionals under the Bankruptcy Code, and (3) for cure amounts payable pursuant to section 365 of the Bankruptcy Code, and (B) claims entitled to priority status under the Bankruptcy Code (other than priority claims related to pensions) shall not exceed $400 million in aggregate principal amount.

ARTICLE VI

Termination

6.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval or the entry of the Confirmation Order, by mutual written consent of American and US Airways by duly authorized action.

6.2 Termination by Either American or US Airways. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by duly authorized action of either American or US Airways if: (a) the Merger shall not have been consummated by October 14, 2013, whether such date is before or after receipt of the Stockholder Approval or the entry of the Confirmation Order, provided, that in the event that, (i) as of October 14, 2013, the condition set forth in Section 5.1(b) has not been satisfied (or waived), the termination date may be extended from time to time by American or US Airways one or more times to a date not beyond December 13, 2013; provided further that in the event that a party fails to certify compliance with any Second Request prior to the 60th day following the issuance of such Second Request, such termination date may be extended by the other party one or more times for an additional number of days beyond December 13, 2013 equal to the number of days that elapsed between such 60th day and the day on which the first party actually certifies compliance with such Second Request, or (ii) as of October 14, 2013, the condition set forth in either Section 5.2(e) or Section 5.3(e) has not been satisfied (or waived), the termination date may be extended from time to time by American or US Airways one or more times to a date not beyond December 13, 2013 (such date, including any such extensions thereof, the “Termination Date”); (b) the Stockholder Approval shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof at which the vote was taken; (c) twenty (20) days have elapsed after the Bankruptcy Court enters an order denying confirmation of the Plan; (d) the Merger Support Order shall not have been entered by the Bankruptcy Court on or prior to the date that is the ninetieth (90th) day following the date of this Agreement (provided that if this Agreement has become terminable pursuant to this Section 6.2(d) but has not been terminated, and the Bankruptcy Court enters the Merger Support Order, then this Agreement shall no longer be terminable pursuant to this Section 6.2(d)); or (e) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable, except for Orders the existence of which would not result in the failure of the condition set forth in Section 5.1(c); provided, however, that the right to terminate this Agreement pursuant to this Section 6.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have been the principal contributing factor to the occurrence of the events giving rise to the right to terminate this Agreement.

6.3 Termination by US Airways. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, by duly authorized action of US Airways if: (a) there has been a breach of any representation, warranty, covenant or agreement made by American or Merger Sub in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 5.3(a) or 5.3(b), as the case may be, would not then be satisfied and such breach or failure to be true and correct is not cured (if curable) within forty-five (45) days of US Airways providing written notice of such breach or failure to American; (b) US Airways is authorized, by duly authorized action of its Board of Directors, to enter into a binding written agreement concerning a transaction that constitutes a US Airways Superior Proposal, subject to complying with the terms of this Agreement; (c) American shall have knowingly, willfully and materially and not inadvertently breached any of its obligations under Section 4.3 of this Agreement; (d) an American Change in Recommendation shall have occurred; or (e) a Creditors’ Committee Change in Recommendation shall have occurred. For purposes of this Agreement, a “Creditors’ Committee Change in Recommendation” shall mean that the Creditors’ Committee has: (i) failed to provide to American for inclusion in the approved Disclosure Statement the Creditors’ Committee Recommendation; (ii) withdrawn or modified in a manner materially adverse to US Airways the Creditors’ Committee Recommendation; (iii) recommended any American Acquisition Proposal; or (iv) taken, resolved to take, or permitted any of its Representatives to take, any action described in clauses (i), (ii) or (iii) of this sentence; provided that any action taken by the Creditors’ Committee in order to comply with its disclosure obligations under applicable Law shall not be a Creditors’ Committee Change in Recommendation if concurrently with such action the Creditors’ Committee publicly reaffirms the Creditors’ Committee Recommendation; provided further that a Creditors’ Committee Change in Recommendation shall not be deemed to have occurred in any event if prior to the earlier of (i) ten (10) business days after such Creditors’ Committee Change in Recommendation or (ii) two (2) business days prior to the end of the solicitation period for acceptances of the Plan, the American Board of Directors publicly reaffirms the American Directors’ Recommendation.

6.4 Termination by American. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval, by duly authorized action of American if: (a) there has been a breach of any representation, warranty, covenant or agreement made by US Airways in this Agreement, or any such representation or warranty shall have become untrue or incorrect after the execution of this Agreement, such that Section 5.2(a) or 5.2(b), as the case may be, would not then be satisfied and such breach or failure to be true and correct is not cured (if curable) within forty-five (45) days of American providing written notice of such breach or failure to US Airways; (b) American is authorized, by duly authorized action of its Board of Directors or by order of the Bankruptcy Court, to enter into a binding written agreement concerning a transaction that constitutes an American Superior Proposal, subject to complying with the terms of this Agreement; (c) US Airways shall have knowingly, willfully and materially and not inadvertently breached any of its obligations under Section 4.4 of this Agreement; or (d) a US Airways Change in Recommendation shall have occurred; provided that prior to any such termination of this Agreement pursuant to this Article VI by American, American shall have consulted with the UCC’s Advisors.

6.5 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VI, this Agreement (other than as set forth in Section 7.2) shall become void and of no effect with no liability on the part of any party hereto (or of any of its Subsidiaries or affiliates or any of their respective Representatives) under this Agreement or in connection with the transactions contemplated by this Agreement, except for, if applicable, the obligations of US Airways under Section 6.6 and the obligations of American under Section 6.7.

6.6 US Airways Termination Fees.

(a) In the event this Agreement is terminated by US Airways or American pursuant to Section 6.2(b), if (A) prior to such termination of this Agreement pursuant to Section 6.2(b), a bona fide US Airways Acquisition Proposal that satisfies the last proviso of Section 4.4(a)(ii) (a “Covered US Airways Proposal”) shall have been made to US Airways or any of its Subsidiaries or its stockholders and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered US Airways Proposal with respect to US Airways or any of its Subsidiaries (and such Covered US Airways Proposal or publicly announced intention shall not have been withdrawn prior to the time of the Stockholders Meeting), and (B) following such termination of this Agreement pursuant to Section 6.2(b), any Person (other than American) consummates, in one transaction or any series of related transactions within 18 months of such termination, or enters into an agreement with US Airways within 18 months of such termination for, a transaction that is a Covered US Airways Proposal, then US Airways shall promptly, but in no event later than two business days after the date such Covered US Airways Proposal is consummated or such Covered US Airways Proposal is entered into, pay to American a termination fee of $55,000,000 (the “US Airways No Vote Transaction Fee”), payable by wire transfer of same day funds.

(b) US Airways shall, promptly, but in no event later than two business days after the date of termination, pay to American a termination fee of $55,000,000 (the “US Airways Alternative Transaction Fee”), payable by wire transfer of same day funds, in the event that:

(i) this Agreement is terminated by American pursuant to Section 6.4(c) or (d); or

(ii) this Agreement is terminated by US Airways in accordance with Section 6.3(b).

(c) US Airways shall, promptly, but in no event later than two business days after the date of termination, pay to American a termination fee of $195,000,000 (the “US Airways Termination Fee”), payable by wire transfer of same day funds, in the event that this Agreement is terminated by American pursuant to Section 6.4(a) with respect to any Knowing Material Breach of any representation or warranty made by US Airways or any Deliberate Material Breach of any covenant or agreement by US Airways.

(d) US Airways and American acknowledge and agree that the agreements contained in this Section 6.6 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, American and US Airways would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each of US Airways and American acknowledge and agree that (i) the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee, if paid, shall not constitute either a penalty or liquidated damages, (ii) prior to the termination of this Agreement in accordance with its terms, American’s right to specific performance under Section 7.15 or its right to terminate this Agreement and receive payment, if payable, of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways

Termination Fee, as applicable, in accordance with this Section 6.6 shall be the sole and exclusive remedy of American and its Subsidiaries, the Debtors or their estates, or any of their respective affiliates or Representatives against US Airways and its Subsidiaries, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor and (iii) from and after the termination of this Agreement in accordance with its terms, American’s right to receive payment, if payable, of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee, as applicable, in accordance with this Section 6.6 shall be the sole and exclusive remedy of American and its Subsidiaries, the Debtors or their estates, or any of their respective affiliates or Representatives against US Airways and its Subsidiaries, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor. Upon payment of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee to American in accordance with this Agreement, (x) none of US Airways or its Subsidiaries, or their respective affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise, and (y) none of American or its Subsidiaries, the Debtors or their estates, or any of their respective affiliates or Representatives shall be entitled to bring or maintain any claim, action or proceeding against US Airways or its Subsidiaries, or their respective affiliates or Representatives arising out of or in connection with any of the foregoing. For the avoidance of doubt, American’s election to terminate this Agreement and receive payment, if payable, of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee, as applicable, in accordance with this Section 6.6, shall be in lieu of its right to specific performance under Section 7.15.

(e) If US Airways fails to promptly pay any amount due pursuant to this Section 6.6, and, in order to obtain such payment, American commences a suit which results in a judgment against US Airways for the payment of any such amount due pursuant to this Section 6.6, US Airways shall pay to American the costs and expenses (including attorneys’ fees) of American in connection with such suit, together with interest on such amount, and any such costs and expenses, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall American be entitled to receive more than one of (i) the US Airways No Vote Transaction Fee, (ii) the US Airways Alternative Transaction Fee or (iii) the US Airways Termination Fee, and in no event shall American be entitled to receive any of the US Airways No Vote Transaction Fee, the US Airways Alternative Transaction Fee or the US Airways Termination Fee on more than one occasion.

(f) For purposes of this Agreement, (i) a “Knowing Material Breach” of a representation and warranty shall be deemed to have occurred only if an officer of US Airways or American, as applicable (who is a knowledge party within the meaning of “US Airways’ Knowledge” or “American’s Knowledge”, respectively), had actual knowledge of such material breach as of the date hereof (without any independent duty of investigation or verification other than an actual reading of the representations and warranties as they appear in this Agreement on subjects relevant to the areas as to which they have direct managerial oversight responsibility) and willfully failed to disclose such breach to the other party and (ii) a “Deliberate Material Breach” of any covenant shall be deemed to have occurred only if US Airways or American, as applicable, willfully took or failed to take action with actual knowledge of an officer of US Airways or American, respectively (who is a knowledge party within the meaning of “US Airways’ Knowledge” or “American’s Knowledge”, respectively), that the action so taken or omitted to be taken constituted a material breach of such covenant.

6.7 American Termination Fees.

(a) In the event that this Agreement is terminated by either American or US Airways pursuant to Section 6.2(c), if (A) prior to such termination of this Agreement pursuant to Section 6.2(c), a bona fide American Acquisition Proposal that satisfies the last proviso of Section 4.3(a)(ii) (a “Covered American Proposal”) shall have been made to American or any of its Subsidiaries or its creditors and shall have become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Covered American Proposal with respect to American or any of its Subsidiaries (and such Covered American Proposal or publicly announced intention shall not have been withdrawn prior to the time of the solicitation of the votes on the Plan contemplated by Section 4.20), and (B) following such termination of this Agreement pursuant to Section 6.2(c), any Person (other than US Airways) consummates, in one transaction or any series of related transactions within 18 months of such termination, or enters into an agreement with American within 18 months of such termination for, a transaction that is a Covered American Proposal, then American shall promptly, but in no event later than two business days after the date such Covered American Proposal is consummated or such Covered American Proposal is entered into, pay to US Airways a termination fee of $135,000,000 (the “American No Vote Transaction Fee”), payable by wire transfer of same day funds.

(b) American shall, promptly, but in no event later than two business days after the date of termination, pay to US Airways a termination fee of $135,000,000 (the “American Alternative Transaction Fee”), payable by wire transfer of same day funds, in the event that:

(i) this Agreement is terminated by US Airways pursuant to Section 6.3(c) or (d);

(ii) this Agreement is terminated by American in accordance with Section 6.4(b); or

(iii) this Agreement is terminated by US Airways pursuant to Section 6.3(e).

(c) American shall, promptly, but in no event later than two business days after the date of termination, pay to US Airways a termination fee of $195,000,000 (the “American Termination Fee”), payable by wire transfer of same day funds, in the event that this Agreement is terminated by US Airways pursuant to Section 6.3(a) with respect to any Knowing Material Breach of any representation or warranty made by American or any Deliberate Material Breach of any covenant or agreement by American.

(d) American and US Airways acknowledge and agree that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, US Airways and American would not enter into this Agreement. Notwithstanding anything to the contrary in this Agreement, each of American and US Airways acknowledge and agree that (i) the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, if paid, shall not constitute either a penalty or liquidated damages, (ii) prior to the termination of this Agreement in accordance with its terms, US Airways’ right to specific performance under Section 7.15 or its right to terminate this Agreement and receive payment, if payable, of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, as applicable, in accordance with this Section 6.7 shall be the sole and exclusive remedy of US Airways and its Subsidiaries, or any of their respective affiliates or Representatives against American and its Subsidiaries, the Debtors or their estates, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor and (iii) from and after the termination of this Agreement in accordance with its terms, US Airways’ right to receive payment, if payable, of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, as applicable, in accordance with this Section 6.7 shall be the sole and exclusive remedy of US Airways and its Subsidiaries, or any of their respective affiliates or Representatives against American and its Subsidiaries, the Debtors or their estates, and their respective affiliates and Representatives, under this Agreement or arising out of or related to this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor. Upon payment of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee to US Airways in accordance with this Agreement, (x) none of American or its Subsidiaries, the Debtors or their estates, or their respective affiliates or Representatives shall have any liability or obligation relating to or arising out of this Agreement (or the termination hereof or thereof) or the Plan or the transactions contemplated hereby or thereby (or the abandonment thereof) or any matter related thereto or forming the basis therefor, in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise, and (y) none of US Airways or its Subsidiaries, or any of their respective affiliates or

Representatives shall be entitled to bring or maintain any claim, action or proceeding against American or its Subsidiaries, the Debtors or their estates, or their respective affiliates or Representatives arising out of or in connection with any of the foregoing. For the avoidance of doubt, US Airways’ election to terminate this Agreement and receive payment, if payable, of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee, as applicable, in accordance with this Section 6.7, shall be in lieu of its right to specific performance under Section 7.15.

(e) If American fails to promptly pay any amount due pursuant to this Section 6.7, and, in order to obtain such payment, US Airways commences a suit which results in a judgment against American for the payment of any such amount due pursuant to this Section 6.7, American shall pay to US Airways the costs and expenses (including attorneys’ fees) of US Airways in connection with such suit, together with interest on such amount, and any such costs and expenses, at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. In no event shall US Airways be entitled to receive more than one of (x) the American No Vote Transaction Fee, (y) the American Alternative Transaction Fee or (z) the American Termination Fee, and in no event shall US Airways be entitled to receive any of the American No Vote Transaction Fee, the American Alternative Transaction Fee or the American Termination Fee on more than one occasion.

(f) American’s obligations pursuant to this Section 6.7, including American’s obligations to pay the American No Vote Transaction Fee, the American Alternative Transaction Fee and the American Termination Fee, as applicable, shall constitute an allowed administrative expense of American.

ARTICLE VII

Miscellaneous and General

7.1 Effectiveness. Prior to the entry of the Merger Support Order by the Bankruptcy Court, this Agreement shall not be binding or enforceable against American, US Airways or Merger Sub. Upon (i) execution and delivery by American, US Airways and Merger Sub of counterpart signature pages hereto, and (ii) entry of the Merger Support Order by the Bankruptcy Court, this Agreement shall become effective and binding on, and enforceable against, each of American, US Airways or Merger Sub retroactive to the date hereof as if this Agreement had been in full force and effect from the date hereof; provided that if this Agreement is validly terminated in accordance with Article VI at any time prior to the time of such effectiveness, this Agreement shall not become effective, binding or enforceable against any of American, US Airways or Merger Sub.

7.2 Survival. This Article VII and the agreements of American, US Airways and Merger Sub contained in Article II and Sections 4.10 (Employee Matters), 4.12 (Indemnification; Directors’ and Officers’ Insurance) and 4.17 (Reservation of Newco Common Stock) shall survive the consummation of the Merger. This Article VII and the agreements of American, US Airways and Merger Sub contained in Section 4.11 (Expenses), Section 6.5

(Effect of Termination and Abandonment), Section 6.6 (US Airways Termination Fees) and Section 6.7 (American Termination Fees) and the Non-Disclosure Agreements shall survive the termination of this Agreement. Except as set forth in this Section 7.2, (a) no representations, warranties, covenants or agreements in this Agreement shall survive the consummation of the Merger or the termination of this Agreement and (b) other than claims made with respect to any such surviving representation, warranty, covenant or agreement by an intended beneficiary thereof under Section 7.9, from and after the earlier of the Effective Time or the termination of this Agreement, no claim shall be brought or maintained by any party hereto, including the Debtors, their successors or their estates, or any other Person, including third-party beneficiaries, with respect to any breach hereof.

7.3 Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto (with respect to American, after consultation with the UCC’s Advisors) may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that any material modification of this Agreement prior to the Effective Time shall be subject to the approval of the Bankruptcy Court; provided, further that (i) any material amendment or modification to Section 1.8 or Section 4.23 of this Agreement or (ii) any amendment or modification to any other provision of this Agreement that materially adversely affects the notice, consent, consultation or participation rights expressly granted to the Creditors’ Committee or the UCC’s Advisors under this Agreement, shall require the prior approval of the UCC’s Legal Advisor.

7.4 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and (with respect to American, after consultation with the UCC’s Advisors) may be waived by such party in whole or in part; provided, however, that the condition in Section 5.3(d) shall not be waivable after receipt of Stockholder Approval unless further stockholder approval is obtained with appropriate disclosure.

7.5 Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.6 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court, or if such court will not hear any such suit, the courts of the State of New York and the federal courts of the United States of America located in the State of New York, to interpret and enforce the terms of this Agreement and the documents referred to in this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby, and any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court or such other court. The parties hereby irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and consent to the jurisdiction of any such court over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.6.

7.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile, by electronic mail or by overnight courier:

If to American or Merger Sub:

AMR Corporation

4333 Amon Carter Blvd., Mail Drop 5618HDQ

Ft. Worth, Texas 76155

Attention: Gary Kennedy, Senior Vice President and General Counsel

Facsimile: 817-967-2501

E-mail: gary.kennedy@aa.com

With a copy to (which shall not constitute notice):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, New York 10153

Attention: Thomas A. Roberts, Stephen Karotkin

Facsimile: 212-310-8007

E-mail: thomas.roberts@weil.com, stephen.karotkin@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, TX 75201-6950

Attention: Glenn D. West

Facsimile: 214-746-7777

E-mail: gdwest@weil.com

With a copy to (which shall not constitute notice):

Financial advisor to American:

Rothschild Inc.

1251 Avenue of the Americas, 51st Floor,

New York, NY 10020

Attention: Christopher Lawrence

Facsimile: 212-403-3625

E-mail Christopher.lawrence@rothschild.com

If to the Creditors’ Committee:

Counsel to the Creditors’ Committee (the “UCC’s Legal Advisor”), the UCC’s Advisors

or the UCC’s Legal Advisor:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

Attention: Eric Cochran, Sean Doyle

Facsimile: 212-735-2000

Email: Eric.Cochran@skadden.com, Sean.Doyle@skadden.com

With a copy to (which shall not constitute notice):

Financial advisor to the Creditors’ Committee:

Moelis & Company

399 Park Avenue, 5th floor

New York, NY 10022

Attention: William Q. Derrough

Facsimile: 212-880-4260

Email: William.Derrough@moelis.com

If to US Airways:

US Airways Group, Inc.

111 West Rio Salado Parkway

Tempe, Arizona 85281

Attention: Stephen L. Johnson, EVP—Corporate and Government Affairs

Facsimile: 480-693-5155

E-mail: stephen.johnson@usairways.com

With a copy to (which shall not constitute notice):

Millstein & Co., L.P.

1717 Pennsylvania Avenue, N.W., Suite 333

Washington, D.C. 20006

Attention: Jim Millstein

Facsimile: 202-974-6119

E-mail: jim@millsteinandco.com

and

Latham & Watkins LLP

140 Scott Drive

Menlo Park, CA 94025

Attention: Peter F. Kerman

Facsimile: 650-463-2600

E-mail: peter.kerman@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); upon confirmation of successful transmission if sent by electronic mail; or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

7.8 Entire Agreement. This Agreement (including any exhibits hereto), the American Disclosure Letter, the US Airways Disclosure Letter, the Amended and Restated Non-Disclosure Agreement, dated as of the date of this Agreement, between US Airways and American, relating to the information to be provided by American to US Airways (the “US Airways NDA”) and the Amended and Restated Non-Disclosure Agreement, dated as of the date of this Agreement, between US Airways and American, relating to the information to be provided by US Airways to American (the “American NDA” and together with the US Airways NDA, as they may be amended, amended and restated, modified or provisions thereof waived, the “Non-Disclosure Agreements”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

7.9 Third Party Beneficiaries. Except as provided in Section 4.12 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies whatsoever; provided, however, the Creditors’ Committee is explicitly named as a third party beneficiary solely as to the provisions of this Agreement expressly granted to the Creditors’ Committee or the UCC’s Advisors hereunder, with the right to enforce such provisions subject to the terms hereof.

7.10 Obligations of American and of US Airways. Whenever this Agreement requires a Subsidiary of American to take any action, such requirement shall be deemed to include an undertaking on the part of American to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of US Airways to take any action, such requirement shall be deemed to include an undertaking on the part of US Airways to cause such Subsidiary to take such action.

7.11 Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

7.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

7.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, or Annex or Exhibit to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The term “made available” and words of similar import means that the relevant documents, instruments or materials were either (A) posted and made available to the other party or its designated Representatives on the Intralinks due diligence data site, with respect to American, or on the RR Donnelley due diligence data site, with respect to US Airways, as applicable, maintained by either company for the purpose of the transactions contemplated by this Agreement, or (B) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, in each case, prior to the date such documents, instruments or materials were represented by a party to have been made available to the other party.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each of American and US Airways has or may have set forth information in its respective disclosure letter in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of a disclosure letter need not be set forth in any other section of the disclosure letter so long as its relevance to the latter section of the disclosure letter or section of the Agreement is readily apparent on the face of the information disclosed in the disclosure letter to the Person to which such disclosure is being made. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material,” “American Material Adverse Effect,” “US Airways Material Adverse Effect” or other similar terms in this Agreement.

(d) The phrase “ordinary course of business” and words of similar import shall mean, when used with respect to American or its Subsidiaries, the ordinary course of business of American or its Subsidiaries as conducted prior to the commencement of the Cases (it being understood that the fact that the Debtors may seek Bankruptcy Court approval of any matter shall not, in and of itself, constitute a determination that such matter is not in the ordinary course of business for purposes of this Agreement).

7.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise. Any purported assignment in violation of this Agreement will be void ab initio.

7.15 Specific Performance. American, US Airways and Merger Sub agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto fail to perform the provisions of this Agreement in accordance with their specified terms or to take such actions as are required of them hereunder to consummate the Closing in accordance with the terms of this Agreement or otherwise breach such provisions. American, US Airways and Merger Sub agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including specific performance in connection with enforcing a party’s obligation to consummate the Closing in accordance with the terms of this Agreement. Each of American, US Airways and

Merger Sub agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief consistent with this Section 7.15 on the basis that the other parties have an adequate remedy at law. A party seeking an injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement in accordance with this Section 7.15 shall not be required to provide any bond or other security in connection with any such order or injunction.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

AMR CORPORATION

By:	/s/ Thomas W. Horton
Name: Thomas W. Horton Title: Chairman, President & Chief Executive Officer

AMR MERGER SUB, INC.

By:	/s/ Thomas W. Horton
Name: Thomas W. Horton Title: President

US AIRWAYS GROUP, INC.

By:	/s/ W. Douglas Parker
Name: W. Douglas Parker Title: Chairman and Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section

7% Indenture	4.22(a)
7.25% Base Indenture	4.22(a)
7.25% Indenture	4.22(a)
7.25% Supplemental Indenture	4.22(a)
ADs	3.1(i)(i)
affiliate	3.1(w)
Agreement	Preamble
American	Preamble
American Acquisition Proposal	4.3(a)
American Aircraft	3.1(r)(i)
American Alternative Transaction Fee	6.7(b)
American Audit Date	3.1(e)(i)
American CBAs	3.1(o)(i)
American Change in Recommendation	4.3(a)
American Common Stock	2.3
American Compensation and Benefit Plan	3.1(h)(i)
American DB Plan	3.1(h)(v)
American Directors’ Recommendation	4.20(a)(iii)
American Disclosure Letter	3.1
American Foreign Plans	3.1(h)(viii)
American Lease	3.1(k)(ii)
American Leased Real Property	3.1(k)(ii)
American Material Adverse Effect	3.1(a)
American Material Contracts	3.1(j)(iii)
American Maximum Premium	4.12(c)
American NDA	7.8
American No Vote Transaction Fee	6.7(a)
American Owned Real Property	3.1(k)(i)
American Real Property	3.1(k)(ii)
American Reports	3.1(e)(i)
American Routes	4.1(q)
American Slots	3.1(s)
American Superior Proposal	4.3(a)(ii)
American Termination Fee	6.7(c)
American’s Knowledge	3.1(e)(iv)
Automatic Transferred Employees	4.10(l)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Binding American Contract	3.1(d)(ii)

business day	1.2
Cases	Recitals
CERCLA	3.1(m)(iv)
Certificate	2.1(c)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
Code	Recitals
Computer Software	3.1(p)
Confirmation Order	Recitals
Conforming Plan	5.3(f)
Continuing Employee	4.10(e)
Contract	3.1(d)(ii)
Converted Cash-Settled US Airways RSU	4.21(a)(ii)(B)
Converted US Airways Equity Award	4.21(a)(ii)
Converted US Airways Option	4.21(a)(i)
Converted US Airways Cash-Settled SAR	4.21(a)(i)
Converted US Airways Stock-Settled SAR	4.21(a)(i)
Converted US Airways 7% Convertible Note	4.22(b)
Converted US Airways 7.25 Convertible Note	4.22(a)
Copyrights	3.1(p)
Covered American Proposal	6.7(a)
Covered US Airways Proposal	6.6(a)
Creditors’ Committee	Recitals
Creditors’ Committee Change in Recommendation	6.3(e)
Creditors’ Committee Recommendation	4.20(a)(iii)
Debtor	Recitals
Debtors	Recitals
Deliberate Material Breach	6.6(f)
DGCL	1.1
DHS	3.1(d)(i)
Disclosure Statement	4.20(a)(ii)
Disclosure Statement Approval Date	4.20(a)(iv)
Disclosure Statement Order	4.20(a)(iv)
DOT	3.1(d)(i)
Effective Time	1.3
Encumbrance	3.1(k)(iii), 3.2(k)(iii)
Environmental Laws	3.1(m)(ii)
Environmental Liability	3.1(m)(iii)
ERISA	3.1(h)(ii)
EU Merger Regulation	3.1(d)(i)
Exchange Act	3.1(d)(i)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
FAA	3.1(d)(i)
FARs	3.1(i)(i)

FCC	3.1(d)(i)
Foreign Corrupt Practices Act	3.1(q)(i)
Form S-4	4.7(a)
Form S-4 Documents	4.7(a)
FSA Plans	4.10(e)
GAAP	3.1(e)(ii)
Governmental Entity	3.1(d)(i)
Hazardous Substance	3.1(m)(iv)
HSR Act	3.1(d)(i)
IATA	3.1(s)
Indemnified Parties	4.12(a)
Independent Director	1.8(a)
Intellectual Property	3.1(p)
IRS	3.1(h)(ii)
IT Assets	3.1(p)
Knowing Material Breach	6.6(f)
Laws	3.1(i)(i)
Licenses	3.1(i)(i)
Lien	3.1(d)(ii)
Major American Airports	3.1(t)
Major US Airways Airports	3.2(t)
Material Adverse Effect	3.1(a)
Maximum Shares	2.1(d)(i)
Merger	Recitals
Merger Consideration	2.1(c)
Merger Sub	Preamble
Merger Sub Common Stock	2.1(a)
Merger Support Motion	4.20(a)(i)
Merger Support Order	4.20(a)(i)
NASDAQ	3.1(d)(i)
Newco	1.1
Newco 2013 Incentive Award Plan	4.10(c)
Newco By-Laws	1.7(a)
Newco Charter	1.6(a)
Newco Common Certificates	2.2(a)
Newco Common Stock	2.1(c)
Newco Fully Diluted Shares	2.1(d)
Newco Material Adverse Effect	4.7(e)
Newco Preferred Stock	2.1(d)(ii)
Non-Disclosure Agreements	7.8
Non-Union Continuing Employees	4.10(e)
Notice of American Change in Recommendation	4.3(a)(ii)
Notice of US Airways Change in Recommendation	4.4(a)(ii)
Notification Procedures Order	4.15(c)
NYSE	1.8(b)
OPEB	4.20(b)(ii)

Order	5.1(c)
Patents	3.1(p)
Person	2.1(d)(iii)
Plan	4.20(a)(ii)
Plan Related Documents	4.20(a)(ix)
Plan Shares	2.1(d)(iv)
Post-Closing 401(k) Plan	4.10(j)
Post-Closing FSA Plan	4.10(e)
Preferred American D&O Tail Policy	4.12(c)
Preferred US Airways D&O Tail Policy	4.12(d)
Prospectus / Proxy Statement	4.7(a)
Proxy Statement Documents	4.7(a)
RCRA	3.1(m)(iv)
reasonable best efforts	4.7(e)
Release	3.1(m)(v)
Removal, Remedial or Response Actions	3.1(m)(vi)
Representatives	4.3(a)
SEC	3.1(e)(i)
Second Request	4.7(b)
Securities Act	3.1(d)(i)
Share Determination Date	2.1(d)(v)
SOX Act	3.1(e)(i)
Standalone Plan	Recitals
Stockholder Approval	4.6
Stockholders Meeting	4.6
Subsidiary	3.1(a)
Surviving Corporation	1.1
Takeover Statute	3.1(l)
Tax	3.1(n)
Tax Return	3.1(n)
Taxes	3.1(n)
Termination Date	6.2
Terms and Conditions of Employment	4.10(l)
Trade Secrets	3.1(p)
Trademarks	3.1(p)
Transfer Taxes	4.14
Transition Committee	4.18
TSA	3.1(d)(i)
UCC’s Advisors	4.3(a)(ii)(B)
UCC’s Legal Advisor	7.7
UK Bribery Act	3.1(q)(i)
US Airways	Preamble
US Airways 401(k) Plan	4.10(g)
US Airways 7% Convertible Notes	3.2(b)(i)
US Airways 7.25% Convertible Notes	3.2(b)(i)
US Airways Acquisition Proposal	4.4(a)

US Airways Aircraft	3.2(r)(i)
US Airways Alternative Transaction Fee	6.6(b)
US Airways Audit Date	3.2(e)(i)
US Airways Cash-Settled RSUs	3.2(b)(i)
US Airways Cash-Settled SARs	3.2(b)(i)
US Airways CBAs	3.2(o)(i)
US Airways Change in Recommendation	4.4(a)
US Airways Common Stock	2.1(b)
US Airways Compensation and Benefit Plan	3.2(h)(i)
US Airways Directors’ Recommendation	3.2(c)(ii)
US Airways Disclosure Letter	3.2
US Airways Equity Awards	3.2(b)(i)
US Airways Equity Plans	3.2(b)(i)
US Airways Foreign Plans	3.2(h)(viii)
US Airways FSA Plan	4.10(e)
US Airways Lease	3.2(k)(ii)
US Airways Leased Real Property	3.2(k)(ii)
US Airways Material Adverse Effect	3.2(a)
US Airways Material Contracts	3.2(j)(iii)
US Airways Maximum Premium	4.12(d)
US Airways NDA	7.8
US Airways No Vote Transaction Fee	6.6(a)
US Airways Options	3.2(b)(i)
US Airways Owned Real Property	3.2(k)(i)
US Airways Real Property	3.2(k)(ii)
US Airways Reports	3.2(e)(i)
US Airways Routes	4.2(q)
US Airways RSUs	3.2(b)(i)
US Airways SARs	3.2(b)(i)
US Airways Slots	3.2(s)
US Airways Stock-Settled RSUs	3.2(b)(i)
US Airways Stock-Settled SARs	3.2(b)(i)
US Airways Superior Proposal	4.4(a)(i)
US Airways Termination Fee	6.6(c)
US Airways’ Knowledge	3.2(e)(iv)

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[AMR CORPORATION]1

PURSUANT TO SECTIONS 242, 245 AND 303 OF THE

DELAWARE GENERAL CORPORATION LAW

[AMR Corporation] (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”), does hereby certify as follows:

The name of the Corporation is [AMR Corporation]. The Corporation was originally incorporated under the name AA Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982. On March 10, 1982 the name of the Corporation was changed to AMR Corporation.

This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242, 245 and 303 of the DGCL and restates, integrates, amends and supersedes the provisions of the Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the corporation is [AMR Corporation] (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801.

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The name of the corporation will be changed to American Airlines Group Inc. in a subsequent amendment also to be implemented in connection with the closing of the transactions contemplated by the Merger Agreement and the Plan of Reorganization.

The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

SECTION 1. Authorized Capital Stock.

(a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,850,000,000 shares of capital stock, consisting of 1,750,000,000 shares of common stock having a par value of $0.01 per share (the “Common Stock”) and 100,000,000 shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”).

(b) The number of authorized shares of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

SECTION 2. Common Stock. The holders of shares of Common Stock shall have such rights as are set forth in the DGCL and, to the extent consistent therewith, such rights as are set forth below:

(a) Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, as it may be amended and/or restated from time to time (the “Certificate of Incorporation”), each holder of record of shares of Common Stock on the relevant record date shall be entitled to cast one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration at each meeting of stockholders of the Corporation. There shall be no cumulative voting. At any meeting held for the purpose of electing Directors, the presence in person or by proxy of the holders of a majority of the shares of Common Stock then outstanding and entitled to vote thereon shall constitute a quorum of the Common Stock for the purpose of electing Directors by holders of the Common Stock.

(b) Dividends. Subject to any other provisions of this Certificate of Incorporation and the rights of holders of any series of Preferred Stock, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time in respect of the Common Stock out of assets or funds of the Corporation legally available therefor.

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(c) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors in proportion to the number of shares held by them, after payment of any preferential and other amounts, if any, to which any holders of Preferred Stock may be entitled.

(d) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Common Stock shall be entitled to receive the same per share consideration on a per share basis.

(e) No Preemptive Rights. No holder of shares of Common Stock shall be entitled to preemptive rights.

SECTION 3. Preferred Stock.

(a) Issuance of Preferred Stock. The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including (but without limiting the generality thereof) the following:

(i) The designation of such series and the number of shares authorized thereunder;

(ii) The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividend shall be cumulative or non-cumulative;

(iii) Whether the shares of such series shall be subject to redemption by the Corporation and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

(iv) The terms and amount of any sinking fund provided for the purpose or redemption of the shares of such series;

(v) Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;

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(vi) The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise;

(vii) The restrictions, if any, on the issue or reissue of any additional Preferred Stock; and

(viii) The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of assets of, the Corporation.

(b) No Preemptive Rights. No holder of shares of Preferred Stock shall be entitled to preemptive rights.

SECTION 4. Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class or series of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class or series, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class or series of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class or series, and as otherwise permitted by law.

SECTION 5. Non-Citizen Voting and Ownership Limitations. All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, “Equity Securities”) shall be subject to the following limitations:

(a) Non-Citizen Voting and Ownership Limitations. In no event shall individuals or entities who fail to qualify as a “citizen of the United States,” as the term is defined in Section 40102(a)(15) of Subtitle VII of Title 49 of the United States Code, as amended, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, its predecessors and successors, from time to time (a “Non-Citizen”), be entitled to own (beneficially or of record) or have voting control over more than (x) 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Voting Cap Amount”) or (y) 49.9% of the total number of outstanding shares of Equity Securities of the Corporation (“the Absolute Cap Amount” and together with the Voting Cap Amount, the “Cap Amounts”).

(b) Enforcement of Cap Amounts. The restrictions imposed by the Cap Amounts shall be applied to each Non-Citizen in reverse chronological order based upon the date of registration (or attempted registration in the case of the Absolute Cap Amount) on the separate stock record maintained by the Corporation or any transfer agent for the registration of Equity Securities held by Non-Citizens (the “Foreign Stock Record”) or the stock transfer records of the

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Corporation. At no time shall the shares of Equity Securities held by Non-Citizens be voted, unless such shares are registered on the Foreign Stock Record. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Absolute Cap Amount, such transfer shall be void and of no effect and shall not be recorded in the books and records of the Corporation. The Bylaws shall contain provisions to implement this Section 5, including, without limitation, provisions restricting or prohibiting the transfer of Equity Securities to Non-Citizens and provisions restricting or removing voting rights as to shares of Equity Securities owned or controlled by Non-Citizens. Any determination as to ownership, control or citizenship made by the Board of Directors shall be conclusive and binding as between the Corporation and any stockholder.

(c) Legend for Equity Securities. Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

“THE [TYPE OF EQUITY SECURITIES] REPRESENTED BY THIS [CERTIFICATE/REPRESENTATIVE DOCUMENT] ARE SUBJECT TO VOTING RESTRICTIONS WITH RESPECT TO [SHARES/WARRANTS, ETC.] HELD BY PERSONS OR ENTITIES THAT FAIL TO QUALIFY AS “CITIZENS OF THE UNITED STATES” AS SUCH TERM IS DEFINED BY RELEVANT LEGISLATION. SUCH VOTING RESTRICTIONS ARE CONTAINED IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMR CORPORATION, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME. A COMPLETE AND CORRECT COPY OF SUCH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF SUCH SHARES OF [TYPE OF EQUITY SECURITIES] UPON WRITTEN REQUEST TO THE SECRETARY OF AMR CORPORATION.”

SECTION 6. Restrictions on Transfer of Securities. To insure the preservation of certain tax attributes for the benefit of the Corporation and its stockholders, certain restrictions on the transfer or other disposition of Corporation Securities are hereby established as more fully set forth in this Section 6.

(a) Definitions. For purposes of this Section 6, the following terms shall have the meanings indicated (and any references to any portions of Treasury Regulation section 1.382-2T shall include any successor provisions):

“Agent” means an agent designated by the Board.

“Board” means the Board of Directors of the Corporation.

5

“Corporation Securities” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Tax Code or treated as so described pursuant to Treasury Regulation section 1.382–2(a)(3)(i)), (iii) warrants, rights, or options (including options within the meaning of Treasury Regulation section 1.382-2T(h)(4)(v)) to purchase stock of the Corporation, and (iv) any other interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulation section 1.382-2T(f)(18).

“Effective Date” means [                    , 2013].2

“Excess Securities” means Corporation Securities that are the subject of the Prohibited Transfer.

“Percentage Stock Ownership” means the percentage stock ownership interest in the Corporation of any Person for purposes of Section 382 of the Tax Code as determined in accordance with Treasury Regulation sections 1.382-2T(g), (h), (j) and (k) and 1.382-4; provided, that (1) for purposes of applying Treasury Regulation section 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding Corporation Securities that would be attributed to any individual or entity, and (2) for the sole purpose of determining the Percentage Stock Ownership of any entity (and not for the purpose of determining the Percentage Stock Ownership of any other Person), Corporation Securities held by such entity shall not be treated as no longer owned by such entity pursuant to Treasury Regulation section 1.382-2T(h)(2)(i)(A); provided, however, that in the case of a Person that owns convertible Preferred Stock, a Person’s Percentage Stock Ownership shall be the higher of the percentage computed (i) based on the ownership of the Preferred Stock and (ii) based on the ownership of the maximum amount of Common Stock into which the Preferred Stock owned by such Person may convert at any time over the life of the Preferred Stock.

“Person” means any individual, partnership, joint venture, limited liability company, firm, corporation, unincorporated association or organization, trust or other entity or any group of such “Persons” having a formal or informal understanding among themselves to make a “coordinated acquisition” of shares within the meaning of Treasury Regulation section 1.382-3(a)(1) or who are otherwise treated as an “entity” within the meaning of Treasury Regulation section 1.382-3(a)(1), and shall include any successor (by merger or otherwise) of any such entity or group.

“Prohibited Distributions” means any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities.

“Prohibited Transfer” means any purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Section 6.

[2]	Date of Effective Time of Merger/filing date of Certificate of Incorporation to be inserted here.

6

“Restriction Release Date” means the earliest of:

(i) the eighth anniversary of the Effective Date;

(ii) the repeal, amendment or modification of section 382 of the Tax Code (and any comparable successor provision) in such a way as to render the restrictions imposed by section 382 of the Tax Code no longer applicable to the Corporation;

(iii) the beginning of a taxable year of the Corporation (or any successor thereof) in which no Tax Benefits are available;

(iv) the date selected by the Board if the Board determines that the limitation amount imposed by section 382 of the Tax Code as of such date in the event of an “ownership change” of the Corporation (as defined in section 382 of the Tax Code) would not be materially less than the net operating loss carryforwards or “net unrealized built-in loss” (within the meaning of section 382 of the Tax Code) of the Corporation; and

(v) the date selected by the Board if the Board determines that it is in the best interests of the Corporation’s shareholders for the restrictions set forth in Section 6(b) to be removed or released.

“Substantial Stockholder” means a Person with a Percentage Stock Ownership of 4.75% or more.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any loss or deduction attributable to a “net unrealized built-in loss” within the meaning of section 382 of the Tax Code, of the Corporation or any direct or indirect subsidiary thereof.

“Tax Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Transfer” means the acquisition or disposition, directly or indirectly, of ownership of Corporation Securities by any means, including, without limitation, (i) the creation or grant of any pledge (or other security interest), right or option with respect to Corporation Securities, including an option within the meaning of Treasury Regulation section 1.382-4(d)(8), (ii) the exercise of any such pledge, right or option, (iii) any sale, assignment, conveyance or other disposition, or (iv) any other transaction treated under the applicable rules under Section 382 of the Code as a direct or indirect acquisition or disposition (including the acquisition of an ownership interest in a Substantial Holder), but shall not include the acquisition of any such rights unless, as a result, the acquiror would be considered an owner within the meaning of the federal income tax laws.

7

(b) Prohibited Transfers. Any attempted Transfer of Corporation Securities prior to the Restriction Release Date, or any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee of a Prohibited Transfer (a “Purported Transferee”) (i) if the transferor is a Substantial Stockholder or such Transfer results in a decrease in the Percentage Stock Ownership of any Substantial Stockholder or (ii) to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person (including any group of Persons) shall become a Substantial Stockholder other than by reason of Treasury Regulation section 1.382-2T(j)(3) or any successor to such regulation or (2) the Percentage Stock Ownership interest of any Substantial Stockholder shall be increased; provided, however, that this Section 6(b) shall not apply to, nor shall any other provision in this Certificate of Incorporation prohibit, restrict or limit in any way, the Transfer of Corporation Securities in accordance with the Agreement and Plan of Merger among AMR Corporation, US Airways Group, Inc. and AMR Merger Sub, Inc. dated as of February 13, 2013 and the distribution of Corporation Securities pursuant to the [Plan of Reorganization]3; provided, further, that the restrictions in Section 6(b)(i) shall no longer apply following the date that is three years and six months following the Effective Date. Nothing in this Section 6 shall preclude the settlement of any transaction with respect to the Corporation Securities entered into through the facilities of a national securities exchange; provided, however, that the Corporation Securities and parties involved in such transaction shall remain subject to the provisions of this Section 6 in respect of such transaction. Unless a transferor that is not a Substantial Stockholder at the time of the Transfer has actual knowledge that a Transfer by it is prohibited by this Section 6, (i) such transferor shall have no liability to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such Transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, and (ii) such transferor shall have no liability to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section 6.

(c) Exceptions; Authorized Transfers.

(i) The restrictions set forth in Section 6(b) shall not apply to an attempted Transfer (1) if the transferor or the transferee obtains the prior written approval of the Board or a duly authorized committee thereof in accordance with Section 6(c)(ii) below, or (2) if such Transfer is made as part of: (A) certain transactions approved by the Board of Directors, including, but not limited to, a merger or consolidation in which all holders of Common Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Common Stock, and upon the consummation of which the acquirer will own at least a majority of the outstanding shares of Common Stock, (B) a tender or exchange offer by the Corporation to purchase Corporation Securities, (C) a purchase program effected by the Corporation on the open market and not the result of a privately-negotiated transaction, or (D) any optional or required redemption by the Corporation of a Corporation Security pursuant to the terms of such security.

[3]	Plan title and brief description to be inserted here.

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(ii) The restrictions contained in this Section 6 are for the purposes of reducing the risk that any “ownership change” (as defined in the Tax Code) with respect to the Corporation may limit the Corporation’s ability to utilize its Tax Benefits. In connection therewith, and to provide for effective policing of these provisions, any Person who desires to effect an otherwise Prohibited Transfer (a “Requesting Person”) shall, prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board review the Proposed Transaction and authorize or not authorize the Proposed Transaction in accordance with this Section 6(c). A Request shall be mailed or delivered to the Secretary of the Corporation at the Corporation’s principal place of business. Such Request shall be deemed to have been received by the Corporation when actually received by the Corporation. A Request shall include: (1) the name, address and telephone number of the Requesting Person; (2) the number and Percentage Stock Ownership of Corporation Securities (by type) then beneficially owned by the Requesting Person; (3) a reasonably detailed description of the Proposed Transaction or Proposed Transactions for which the Requesting Person seeks authorization; and (4) a request that the Board authorize the Proposed Transaction pursuant to this Section 6(c). The Board shall, in good faith, endeavor to respond to each Request within twenty (20) business days of receiving such Request; provided, however, that the failure of the Board to respond during such twenty (20) day period shall not be deemed to be a consent to the Transfer. The Board may authorize a Proposed Transaction unless the Board determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past transactions or contemplated transactions), would create a material risk that the Corporation’s Tax Benefits may be jeopardized. Any determination by the Board not to authorize a Proposed Transaction shall cause such Proposed Transaction to be deemed a Prohibited Transfer. The Board may impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction. In addition, the Board may require an affidavit or representations from such Requesting Person or opinions of counsel to be rendered by counsel selected by the Requesting Person (and reasonably acceptable to the Board), in each case, as to such matters as the Board may reasonably determine with respect to the preservation of the Tax Benefits. Any Requesting Person who makes a Request to the Board shall reimburse the Corporation, within 30 days of demand therefor, for all reasonable out-of-pocket costs and expenses incurred by the Corporation with respect to any Proposed Transaction, including, without limitation, the Corporation’s reasonable costs and expenses incurred in determining whether to authorize the Proposed Transaction, which costs may include, but are not limited to, any expenses of counsel and/or tax advisors engaged by the Board to advise the Board or deliver an opinion thereto. The Board may require, as a condition to its consideration of the Request, that the Requesting Person execute an agreement in form and substance satisfactory to the Corporation providing for the reimbursement of such costs and expenses. Any authorization of the Board hereunder may be given prospectively or retroactively.

9

(iii) Notwithstanding the foregoing, the Board may determine that the restrictions set forth in Section 6(b) shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board, including a Request pursuant to this Section 6(c), subject to any conditions that it deems reasonable and appropriate in connection therewith. Any determination of the Board hereunder may be made prospectively or retroactively. Following 180 days after the Effective Date, the Board will undertake a review of whether any general exception to the disposition restrictions in Section 6(b)(i) is appropriate.

(iv) The Board, to the fullest extent permitted by law, may exercise the authority granted by this Section 6 through duly authorized officers or agents of the Corporation. Nothing in this Section 6(c) shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(d) Legend; Notation. The Board may require that any certificates representing shares of Corporation Securities issued prior to the Restriction Release Date shall contain a conspicuous legend in substantially the following form, evidencing the restrictions set forth in this Section 6:

“THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION, AS THE SAME MAY BE AMENDED AND RESTATED FROM TIME TO TIME (THE “CERTIFICATE OF INCORPORATION”), CONTAINS CERTAIN RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF CORPORATION SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION), INCLUDING COMMON STOCK AND PREFERRED STOCK OF THE CORPORATION, WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION IF SUCH TRANSFER MAY AFFECT THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED FROM TIME TO TIME (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER) THAT IS TREATED AS OWNED BY A “SUBSTANTIAL STOCKHOLDER” AS DEFINED IN THE CERTIFICATE OF INCORPORATION. A COMPLETE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION SHALL BE FURNISHED FREE OF CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE SECRETARY OF AMR CORPORATION.”

The Corporation shall have the power to make appropriate notations upon its stock transfer records and to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Section 6 for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system, and the Corporation shall provide notice of the restrictions on transfer and ownership to holders of uncertificated shares in accordance with applicable law.

(e) Treatment of Excess Securities.

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(i) No officer, employee or agent of the Corporation shall record any Prohibited Transfer, and the Purported Transferee shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Excess Securities. Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any. Once the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any transfer of Excess Securities not in accordance with the provisions of this Section 6(e) shall also be a Prohibited Transfer.

(ii) If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 6(b)(ii), then, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to the Agent. The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (over the New York Stock Exchange or other national securities exchange on which the Corporation Securities may be traded, if possible, or otherwise privately); provided, however, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6(e)(iv) if the Agent rather than the Purported Transferee had resold the Excess Securities.

(iii) If the Board determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer pursuant to Section 6(b)(i), the purported transferor of such Prohibited Transfer (the “Purported Transferor”) shall, upon written demand by the Corporation, deliver to the Agent the sales proceeds from the Prohibited Transfer (in the form received, i.e., whether in cash or other property), and the Agent shall thereupon sell any non-cash consideration to a buyer or buyers in one or more arm’s-length transactions (including over a national securities exchange, if possible). If the Purported Transferee is determinable (other than with respect to a transaction entered into through the facilities of a national securities exchange) and any Excess Securities have not been resold, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection

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with its duties hereunder) shall, to the extent possible, return the Excess Securities and Prohibited Distributions to the Purported Transferor, and shall reimburse the Purported Transferee from the sales proceeds received from the Purported Transferor (or the proceeds from the disposition of any non-cash consideration) for the cost of any Excess Securities. If the Purported Transferee is not determinable, or to the extent the Excess Securities have been resold and thus cannot be returned to the Purported Transferor, the Agent (after deducting amounts necessary to cover its costs and expenses incurred in connection with its duties hereunder) shall use the proceeds to acquire on behalf of the Purported Transferor, in one or more arm’s-length transactions (including over a national securities exchange on which the Corporation Securities may be traded, if possible), an equal amount of Corporation Securities in replacement of the Excess Securities sold; provided, however, that, to the extent the amount of proceeds is not sufficient to fund the purchase price of such Corporation Securities and the Agent’s costs and expenses, the Purported Transferor shall promptly fund such amounts upon demand by the Agent. Any remaining amounts held by the Agent shall be paid in accordance with Section 6(e)(iv)(C).

(iv) The Agent shall apply any proceeds or any other amounts received by it in accordance with Section 6(e)(ii) as follows: (A) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (B) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or in the case of any Prohibited Transfer by gift, devise or inheritance or any other Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the-counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the relevant inter-dealer quotation service or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board), which amount (or fair market value) shall be determined at the discretion of the Board; and (C) third, any remaining amounts, subject to the limitations imposed by the following proviso, shall be paid to one or more organizations qualifying under section 501(c)(3) of the Tax Code (or any comparable successor provision) selected by the Board; provided, however, that if the Excess Securities (including any Excess Securities arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales) represent a 4.75% or greater Percentage Stock Ownership in any class of Corporation Securities, then any such remaining amounts to the extent attributable to the disposition of the portion of such Excess Securities exceeding a 4.75% Percentage Stock Ownership interest in such class shall be paid to two or more organizations qualifying under section 501(c)(3) of the Tax Code selected by the Board, such that no organization qualifying under section 501(c)(3) of the Tax Code shall be deemed to possess a Percentage Stock Ownership in excess of 4.74%. The recourse of any Purported Transferee in respect of any Prohibited Transfer shall be limited to the amount payable to the Purported Transferee pursuant to clause (B) of the preceding sentence. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6(e) inure to the benefit of the Corporation.

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(v) In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a Substantial Stockholder to violate a restriction on Transfers provided for in Section 6(b), the application of Sections 6(e)(ii), (iii) and (iv) shall be modified as described in this Section 6(e)(v). In such case, no such Substantial Stockholder shall be required to dispose of any interest that is not a Security, but such Substantial Stockholder and/or any Person whose ownership of Securities is attributed to such Substantial Stockholder shall (x) in the case of Section 6(e)(ii), be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Substantial Stockholder, following such disposition, not to be in violation of this Section 6, and (y) in the case of Section 6(e)(iii), follow the process as reasonably determined by the Board to cause such Substantial Stockholder to remedy or mitigate its violation of Section 6(b)(i). Such disposition or process shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and in the case of clause (x) in the preceding sentence, such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 6(e)(ii) and 6(e)(iv), except that the maximum aggregate amount payable either to such Substantial Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such Substantial Stockholder or such other Person. The purpose of this Section 6(e)(v) is to extend the restrictions in Sections 6(b), 6(e)(ii), and 6(e)(iii) to situations in which there is a Prohibited Transfer without a direct Transfer of Securities, and this Section 6(e)(v), along with the other provisions of this Section 6, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

(vi) If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty (30) days from the date on which the Corporation makes a written demand pursuant to Section 6(e)(ii) or (iii), then the Corporation shall use its best efforts to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 6(e)(vi) shall (A) be deemed to be inconsistent with any Transfer of the Excess Securities provided in this Section 6 to be void ab initio, or (B) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand. The Board may authorize such additional actions as it deems advisable to give effect to the provisions of this Section 6.

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(vii) The Corporation shall make the written demand described in Section 6(e)(ii) or (iii), as applicable, within 30 days of the date on which the Board determines that the attempted Transfer would result in Excess Securities; provided, however, that, if the Corporation makes such demand at a later date, the provisions of Section 6 shall apply nonetheless. No failure by the Corporation to act within the time periods set forth in Section 6(e) shall constitute a waiver or loss of any right of the Corporation under this Section 6.

(f) Obligation to Provide Information. At the request of the Corporation, any Person that is a beneficial, legal or record holder of Corporation Securities, and any proposed transferor or transferee and any Person controlling, controlled by or under common control with the proposed transferor or transferee, shall provide such information as the Corporation may reasonably request as may be necessary from time to time in order to determine compliance with this Section 6 or the status of the Corporation’s Tax Benefits. In furtherance thereof, as a condition to the registration of the Transfer of any Corporation Securities, any Person who is a beneficial, legal or record holder of Corporation Securities, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide an affidavit containing such information as the Corporation may reasonably request from time to time in order to determine compliance with this Section 6 or the status of the Tax Benefits of the Corporation.

(g) Board Authority.

(i) The Board shall have the power to interpret or determine in its sole discretion all matters necessary for assessing compliance with this Section 6, including, without limitation, (i) the identification of Substantial Stockholders, (ii) whether a Transfer is a Prohibited Transfer, (iii) whether to exempt a Transfer, (iv) the Percentage Stock Ownership of any Substantial Stockholder, (v) whether an instrument constitutes a Corporation Security, (vi) the amount (or fair market value) due to a Purported Transferee pursuant to clause (B) of Section 6(e)(iv), and (vii) any other matters which the Board determines to be relevant; and the good faith determination of the Board on such matters shall be conclusive and binding for all the purposes of this Section 6.

(ii) In addition, the Board may, to the extent permitted by law, from time to time establish, modify, amend or rescind bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Section 6 for purposes of determining whether any Transfer of Corporation Securities would jeopardize the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Section 6.

(iii) Nothing contained in this Section 6 shall limit the authority of the Board to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its stockholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board may, by adopting a written resolution, (A) modify the ownership interest percentage in the Corporation or the Persons covered by this Section 6, (B) modify the definitions of any terms set forth in this Section 6 or (C) modify the terms of this Section 6 as appropriate, in each case, in

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order to prevent an ownership change for purposes of section 382 of the Tax Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(iv) In the case of an ambiguity in the application of any of the provisions of this Section 6, including any definition used herein, the Board shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Section 6 requires an action by the Board but fails to provide specific guidance with respect to such action, the Board shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Section 6. All such actions, calculations, interpretations and determinations that are done or made by the Board in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Section 6. The Board may delegate all or any portion of its duties and powers under this Section 6 to a committee of the Board as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this Section 6 through duly authorized officers or agents of the Corporation. Nothing in this Section 6 shall be construed to limit or restrict the Board in the exercise of its fiduciary duties under applicable law.

(h) Reliance. To the fullest extent permitted by law, the Corporation and the members of the Board shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer, the Secretary or the corporate controller of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Section 6, and the members of the Board shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

(i) Benefits of this Section 6. Nothing in this Section 6 shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Section 6. This Section 6 shall be for the sole and exclusive benefit of the Corporation and the Agent.

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(j) Severability. The purpose of this Section 6 is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Section 6 or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 6.

(k) Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Section 6, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party, and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

ARTICLE V

BOARD OF DIRECTORS

The provisions of this Article V are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders.

SECTION 1. Authority. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

SECTION 2. Number of Directors. The Board of Directors shall consist of not less than one nor more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office.

SECTION 3. Term. Each Director shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal.

SECTION 4. Vacancies. Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining Director.

SECTION 5. Powers. In addition to the powers and authority herein or by statute expressly conferred upon them, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and the Bylaws; provided, however, the amendment or repeal of any provision of the Bylaws, or the adoption of any new bylaw, after the effectiveness of this Certificate of Incorporation shall not invalidate any prior act of the Board of Directors which would have been valid if such bylaws had not been adopted.

SECTION 6. Special Voting Rights. The voting rights of the Directors described in Article XIV of the Bylaws shall apply for so long as such voting rights are to be provided pursuant to such bylaw.

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ARTICLE VI

LIMITATION OF DIRECTORS’ LIABILITY

No Director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

ARTICLE VII

INDEMNIFICATION

SECTION 1. Right of Indemnification; Advancement of Expenses. The Corporation shall indemnify its Directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a Director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any Director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article VII shall include, subject to applicable law, the right to be paid by the Corporation for the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

SECTION 2. Employees, Agents and Former Directors and Officers. Subject to applicable law, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation and former directors and officers of predecessor entities of the Corporation or any of its subsidiaries similar to those conferred in this Article VII to Directors and officers of the Corporation.

SECTION 3. Nonexclusivity of Rights. The rights to indemnification and to the advance of expenses conferred in this Article VII shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested Directors or otherwise.

SECTION 4. Repeal or Modification. Any repeal or modification of this Article VII shall not adversely affect any rights to indemnification and to the advancement of expenses of a Director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

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ARTICLE VIII

NO WRITTEN CONSENT; SPECIAL MEETINGS

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by written consent in lieu of a meeting. Unless otherwise required by law, special meetings of the stockholders, for any purpose or purposes, may only be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors. The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

ARTICLE IX

STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

ARTICLE X

AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws as provided for therein. The Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares entitled to vote for the election of Directors.

ARTICLE XI

EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware or, as further provided below, the United States District Court for the District of Delaware, shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine, in each case subject to the Court of Chancery of the State of Delaware having jurisdiction over the subject matter and personal jurisdiction over the indispensable parties named as defendants therein. Cases involving claims for which the Court of Chancery of the State of Delaware lacks jurisdiction shall, to the fullest extent permitted by law, be brought in the United States District Court for the District of Delaware.

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ARTICLE XII

NON-VOTING SECURITIES

The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such section is in effect and applicable to the Corporation.

ARTICLE XIII

AMENDMENT OF THE CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation (but in addition to any other vote that may be required by applicable law or this Certificate of Incorporation), the affirmative vote of the holders of at least two-thirds of the voting power of the outstanding shares entitled to vote for the election of Directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Certificate of Incorporation inconsistent with the purpose and intent of Section 6 of Article IV, Article V, Article VIII and Article X of this Certificate of Incorporation or this Article XIII.

* * * * *

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf on this [            ] day of [            ], 2013.

[AMR CORPORATION]

By:
Name:
Title:

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EXHIBIT C

AMENDED AND RESTATED BYLAWS

OF

[AMR CORPORATION]1

(hereinafter called the “Corporation”)

Adopted [            ], 2013

* * * * * * * * * * *

ARTICLE I

Offices

The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, Delaware. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

ARTICLE II

Meetings of Stockholders

SECTION 1. Annual Meetings. The annual meeting of stockholders for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors, at which meeting the stockholders shall elect a Board of Directors pursuant to Article III hereof and may transact such other business as may properly come before the meeting in accordance with Section 7 of this Article II.

SECTION 2. Special Meetings. Unless otherwise required by law or the Amended and Restated Certificate of Incorporation, as the same may be amended, restated or supplemented from time to time (the “Certificate of Incorporation”), special meetings of stockholders, for any purpose or purposes, may only be called by either (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer or (iii) the Board of Directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). The ability of the stockholders to call a special meeting of stockholders is hereby specifically denied.

SECTION 3. Location of Meetings. All meetings of the stockholders for any purpose may be held, within or without the State of Delaware, at such time and place as shall be designated from time to time by the Board of Directors. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the General Corporation Law of the State of Delaware (the “DGCL”).

[1]	The name of the corporation will be changed to American Airlines Group Inc. in a subsequent amendment also to be implemented in connection with the closing of the transactions contemplated by the Merger Agreement and the Plan of Reorganization.

SECTION 4. List of Stockholders. The Secretary shall cause to be prepared a complete list of stockholders entitled to vote at any meeting of the stockholders, arranged in alphabetical order and showing the address of each stockholder and number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting, at the election of the Corporation, either: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Corporation’s principal executive office. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

SECTION 5. Voting. Unless otherwise required by applicable law, the Certificate of Incorporation, these Bylaws, or the rules or regulations of any stock exchange applicable to the Corporation, any question brought before any meeting of the stockholders, other than the election of Directors, shall be decided by the affirmative vote of the holders of a majority of the total number of votes of the Corporation’s capital stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter, voting as a single class. Except as otherwise required by applicable law, by the Certificate of Incorporation, or by these Bylaws, each stockholder entitled to vote shall, at every meeting of the stockholders, be entitled to one vote in person or by proxy (as described below) for each share of voting stock held by him. Such right to vote shall be subject to the right of the Board of Directors to fix a record date for voting stockholders as hereinafter provided. The Board of Directors, in its discretion, or the Officer of the Corporation presiding at a meeting of the stockholders, in such Officer’s discretion, may require that any votes cast at such meeting shall be cast by written ballot. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation.

SECTION 6. Proxies. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the

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proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Secretary or a person designated by the Secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute a valid means by which a stockholder may grant such authority:

(a) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy. Execution may be accomplished by the stockholder or such stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means, including, but not limited to, by facsimile signature.

(b) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission, provided that any such telegram, cablegram or other means of electronic transmission must either set forth or be submitted with information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder. If it is determined that such telegrams, cablegrams or other electronic transmissions are valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information, on which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission authorizing another person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

SECTION 7. Nature of Business at Meetings of Stockholders.

(a) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) brought before the meeting by the Board of Directors and specified in a notice of meeting given by or at the direction of the Board of Directors or (ii) otherwise properly brought before the meeting by a stockholder present in person who (A) (1) was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Article II, Section 7 and at the time of

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the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Article II, Section 7 in all applicable respects, or (B) properly made such proposal in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”). The foregoing clause (ii) shall be the exclusive means for a stockholder to propose business to be brought before an annual meeting of the stockholders. Stockholders shall not be permitted to propose business to be brought before a special meeting of the stockholders, and the only matters that may be brought before a special meeting are the matters specified in the notice of meeting given by or at the direction of the person calling the meeting pursuant to Article II, Section 2. For purposes of this Article II, Section 7, “present in person” shall mean that the stockholder proposing that the business be brought before the annual meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such proposing stockholder, appear at such annual meeting. A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (i) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (ii) a trust, any trustee of the trust, or (iii) a corporation, limited liability company or other entity, any officer or person who functions as an officer of the corporation, limited liability company or other entity or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation, limited liability company or other entity. Stockholders seeking to nominate persons for election to the Board of Directors must comply with Article III, Sections 2 and 7, and this Article II, Section 7 shall not be applicable to nominations except as expressly provided in Article III, Sections 2 and 7.

(b) In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, the stockholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the Corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Article II, Section 7. To be timely, a stockholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an annual meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c) To be in proper form for purposes of this Article II, Section 7, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address

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that appear on the Corporation’s books and records); and (B) the class or series and number of shares of the Corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Persons, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the Corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Stockholder Information”);

(ii) As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the Corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the Corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, (C)(x) if such Proposing Person is (i) a general or limited partnership, syndicate or other group, the identity of each general partner and each person who functions as a general partner of the general or limited partnership, each member of the syndicate or group and each person controlling the general partner or member, a trust, any trustee of the trust, or (iii) a corporation, limited liability company or other entity, the identity of each officer and each person who functions as an officer of the corporation, limited liability company or other entity, each person controlling the corporation, limited liability company or other entity, and each officer, director, general partner and person who functions as an officer, director or general partner of any entity ultimately in control of the corporation, limited liability company or other entity (each such person or persons set forth in the preceding clauses (i), (ii) and (iii), a

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“Responsible Person”), any fiduciary duties owed by such Responsible Person to the equity holders or other beneficiaries of such Proposing Person and any material interests or relationships of such Responsible Person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, and (y) if such Proposing Person is a natural person, any material interests or relationships of such natural person that are not shared generally by other record or beneficial holders of the shares of any class or series of the Corporation and that reasonably could have influenced the decision of such Proposing Person to propose such business to be brought before the meeting, (D) any material shares or any Synthetic Equity Position in any principal competitor of the Corporation held by such Proposing Persons, (E) a summary of any material discussions regarding the business proposed to be brought before the meeting (1) between or among any of the Proposing Persons or (2) between or among any Proposing Person and any other record or beneficial holder of the shares of any class or series of the Corporation (including their names), (F) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the Corporation or any of its Officers or Directors, or any affiliate of the Corporation, (G) any other material relationship between such Proposing Person, on the one hand, and the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation, on the other hand, (H) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement) and (I) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (I) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii) As to each item of business that the stockholder proposes to bring before the annual meeting, (A) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such

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business by such stockholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the stockholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Article II, Section 7, the term “Proposing Person” shall mean (i) the stockholder providing the notice of business proposed to be brought before an annual meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the annual meeting is made, (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such stockholder in such solicitation or associate (each within the meaning of Rule 12b-2 under the Exchange Act for purposes of these Bylaws) of such stockholder or beneficial owner and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert (as defined below).

A person shall be deemed to be “Acting in Concert” with another person for purposes of these Bylaws if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with, or towards a common goal with such other person, relating to changing or influencing the control of the Corporation or in connection with or as a participant in any transaction having that purpose or effect, where (A) each person is conscious of the other person’s conduct and this awareness is an element in their decision-making processes and (B) at least one additional factor suggests that such persons intend to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information (whether publicly or privately), attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel; provided, that a person shall not be deemed to be Acting in Concert with any other person solely as a result of the solicitation or receipt of (1) revocable proxies or consents from such other person in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a proxy or consent solicitation statement filed on Schedule 14A or (2) tenders of securities from such other person in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO. A person Acting in Concert with another person shall be deemed to be Acting in Concert with any third party who is also Acting in Concert with such other person.

(d) A Proposing Person shall update and supplement its notice to the Corporation of its intent to propose business at an annual meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article II, Section 7 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement

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thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(e) Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an annual meeting except in accordance with this Article II, Section 7. If the chairman of the meeting determines that the business was not properly brought before the meeting in accordance with this Article II, Section 7, he or she shall so declare to the meeting and any such business shall not be considered or transacted.

(f) This Article II, Section 7 is expressly intended to apply to any business proposed to be brought before an annual meeting of stockholders other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. In addition to the requirements of this Article II, Section 7 with respect to any business proposed to be brought before an annual meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Article II, Section 7 shall be deemed to affect the rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g) For purposes of these Amended and Restated Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

SECTION 8. Notice to Stockholders. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given, which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise required by law, written notice of any meeting shall be given not less than ten nor more than 60 days before the date of the meeting to each stockholder entitled to notice of and to vote at such meeting.

SECTION 9. Quorum. Unless otherwise required by applicable law or the Certificate of Incorporation, the holders of a majority in voting power of the Corporation’s capital stock issued and outstanding and entitled to vote at a meeting of stockholders, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established,

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shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the chairman of the meeting or the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without further notice until a quorum shall be present or represented.

SECTION 10. Adjournment. The chairman of the meeting may adjourn any meeting of the stockholders from time to time to reconvene at the same or some other place. Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting in accordance with the requirements of Section 8 of this Article II shall be given to each stockholder of record entitled to notice of and to vote at the meeting.

SECTION 11. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor less than ten days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

SECTION 12. Stock Ledger. The stock ledger of the Corporation shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by Section 4 of this Article II or the books of the Corporation, or to vote in person or by proxy at any meeting of the stockholders. For these purposes, the stock ledger shall include the Foreign Stock Record described in Article XIII of these Bylaws and all the provisions of Article XIII governing the maintenance and use of the Foreign Stock Record.

SECTION 13. Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate

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for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (c) rules and procedures for maintaining order at the meeting and the safety of those present; (d) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (e) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (f) limitations on the time allotted to questions or comments by participants.

SECTION 14. Inspectors of Meeting. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board or the Chief Executive Officer shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be Officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector’s ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

ARTICLE III

Directors

SECTION 1. Number of Directors. The Board of Directors shall consist of not less than one nor more than 15 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office, except as otherwise set forth in the Certificate of Incorporation or these Bylaws. Directors need not be stockholders.

SECTION 2. Nomination of Directors.

(a) Nominations of any person for election to the Board of Directors at an annual meeting or at a special meeting (but only if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling such special meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these Bylaws, or (ii) by a stockholder present in person (A) who was a beneficial owner of shares of the Corporation both at the time of giving the notice provided for in this Article III, Section 2 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Article III, Sections 2 and 7 as to such notice and nomination. For purposes of this Article III, Section 2, “present in person”

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shall mean that the stockholder proposing that the business be brought before the meeting of the Corporation, or, if the proposing stockholder is not an individual, a qualified representative of such stockholder, appear at such meeting. A “qualified representative” of such proposing stockholder shall be, if such proposing stockholder is (i) a general or limited partnership, any general partner or person who functions as a general partner of the general or limited partnership or who controls the general or limited partnership, (ii) a trust, any trustee of the trust or (iii) a corporation, limited liability company or other entity, any officer or person who functions as an officer of the corporation, limited liability company or other entity or any officer, director, general partner or person who functions as an officer, director or general partner of any entity ultimately in control of the corporation, limited liability company or other entity. The foregoing clause (ii) shall be the exclusive means for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting or special meeting.

(b) (i) (A) In addition to any other applicable requirements, for a stockholder to make any nomination of a person or persons for election to the Board of Directors at an annual meeting, the stockholder must (1) provide notice thereof in writing and in proper form to the Secretary of the Corporation delivered to, or mailed and received at, the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made, (2) provide the information, agreements and questionnaires with respect to such stockholder and its candidate for nomination as required to be set forth by this Article III, Sections 2 and 7 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Article III, Section 2.

(ii) Without qualification, if the election of Directors is a matter specified in the notice of meeting given by or at the direction of the person calling a special meeting, then for a stockholder to make any nomination of a person or persons for election to the Board of Directors at such special meeting, the stockholder must (i) provide timely notice thereof in writing and in proper form to the Secretary of the Corporation at the principal executive offices of the Corporation, (ii) provide the information with respect to such stockholder and its candidate for nomination as required by this Article III, Sections 2 and 7 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Article III, Section 2. To be timely, a stockholder’s notice for nominations to be made at a special meeting must be delivered to, or mailed and received at, the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the 90th day prior to such special meeting or, if later, the tenth day following the day on which public disclosure (as defined in Article II, Section 7) of the date of such special meeting was first made.

(iii) In no event shall any adjournment or postponement of an annual meeting or special meeting or the announcement thereof commence a new time period for the giving of a stockholder’s notice as described above.

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(c) To be in proper form for purposes of this Article III, Section 2, a stockholder’s notice to the Secretary shall set forth:

(i) As to each Nominating Person (as defined below), the Stockholder Information (as defined in Article II, Section 7(c)(i), except that for purposes of this Article III, Section 2 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article II, Section 7(c)(i));

(ii) As to each Nominating Person, any Disclosable Interests (as defined in Article II, Section 7(c)(ii), except that for purposes of this Article III, Section 2 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Article II, Section 7(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Article II, Section 7(c)(ii) shall be made with respect to the election of Directors at the meeting);

(iii) As to each candidate whom a Nominating Person proposes to nominate for election as a Director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to this Article III, Sections 2 and 7 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Article III, Section 7(a).

For purposes of this Article III, Section 2, the term “Nominating Person” shall mean (i) the stockholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, (iii) any associate of such stockholder or beneficial owner or any other participant in such solicitation, and (iv) any other person with whom such stockholder or such beneficial owner (or any of their respective associates or other participants in such solicitation) is Acting in Concert.

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(d) A stockholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Article III, Section 2 shall be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the Corporation not later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof).

(e) In addition to the requirements of this Article III, Section 2 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

SECTION 3. Term; Vacancies; Election. Each Director shall hold office until the next annual election and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. The Directors shall be elected at the annual meeting of the stockholders in the manner specified by these Bylaws. Any vacancy on the Board of Directors that results from an increase in the number of Directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining Director. Each Director to be elected by the stockholders of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to such Director by the shares represented and entitled to vote therefor at a meeting of the stockholders for the election of Directors at which a quorum is present (an “Election Meeting”); provided, however, that if the Board of Directors determines that the number of nominees exceeds the number of Directors to be elected at such meeting (a “Contested Election”), and the Board of Directors has not rescinded such determination by the record date of the Election Meeting as initially announced, each of the Directors to be elected at the Election Meeting shall be elected by the affirmative vote of a plurality of the votes cast by the shares represented and entitled to vote at such meeting with respect to the election of such Director. For purposes of this Article III, Section 3, a “majority of votes cast” means that the number of votes cast “for” a candidate for Director exceeds the number of votes cast “against” that Director (with “abstentions” and “broker non-votes” not counted as votes cast as either “for” or “against” such Director’s election). In an election other than a Contested Election, stockholders will be given the choice to cast votes “for” or “against” the election of Directors or to “abstain” from such vote and shall not have the ability to cast any other vote with respect to such election of Directors. In a Contested Election, stockholders will be given the choice to cast “for” or “withhold” votes for the election of Directors and shall not have the ability to cast any other vote

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with respect to such election of Directors. In the event an Election Meeting involves the election of Directors by separate votes by class or classes or series, the determination as to whether an election constitutes a Contested Election shall be made on a class by class or series by series basis, as applicable.

SECTION 4. Powers of Directors. The business, property and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

SECTION 5. Compensation. The Board of Directors shall have the authority to fix the compensation of Directors.

SECTION 6. Resignations of Directors. Any Director of the Corporation may resign at any time, by giving notice in writing or by electronic transmission to the Chairman of the Board, the Chief Executive Officer or the Secretary of the Corporation. Such resignation shall take effect when delivered unless the resignation specifies a later effective date determined upon the happening of an event or events. Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 7. Additional Requirements For Valid Nomination of Candidates to Serve as Director and, If Elected, to Be Seated as Directors.

(a) To be eligible to be a candidate for election as a Director of the Corporation at an annual or special meeting, a candidate must be nominated in the manner prescribed in Article III, Section 2 and the candidate for nomination, whether nominated by the Board of Directors or by a stockholder of record:

(i) must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the Corporation, (i) a completed written questionnaire (in a form provided by the Corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in form provided by the Corporation) that such candidate for nomination (A) is not a party to any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a Director of the Corporation, will act or vote on any issue or question and (B) if elected as a Director of the Corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the Corporation applicable to Directors and in effect during such person’s term in office as a Director (and, if requested by any candidate for nomination, the Secretary of the Corporation shall provide to such candidate for nomination all such policies and guidelines then in effect);

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(ii) must not serve on the boards of more than five other public companies, and any candidate who is a chief executive officer of a public company must not serve on more than two other public company boards, unless in each case the Board of Directors of the Company has determined in advance that such simultaneous service will not impair the ability of such candidate to effectively serve on the Board of Directors; and

(iii) must be under age 75.

(b) The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of stockholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent Director of the Corporation in accordance with the Corporation’s Corporate Governance Guidelines.

(c) No candidate shall be eligible for nomination as a Director of the Corporation by a stockholder of record unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Article III, Sections 2 and 7, as applicable. No candidate for nomination nominated by the Board of Directors shall be eligible for nomination as a Director of the Corporation unless such candidate for nomination has provided all information with respect to such candidate for nomination that would be required to be set forth in a stockholder’s notice pursuant to Article III, Sections 2 and 7 as if such candidate for nomination were a Nominating Person. The chairman of the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Article III, Section 2 and this Section 7, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

(d) Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a Director of the Corporation unless nominated and elected in accordance with this Article III, Section 7, as determined by a majority of the Board of Directors then in office.

ARTICLE IV

Meetings of Directors

SECTION 1. Annual Meeting. After each annual election of Directors, the newly elected Board of Directors may meet for the purpose of organization, the election of Officers, and the transaction of other business, at such place and time as shall be fixed by the newly elected Board of Directors at the annual meeting, and, if a majority of the newly elected Board of Directors be present at such place and time, no prior notice of such meeting shall be required to be given to the newly elected Board of Directors. The

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place and time of such meeting may also be fixed by written consent of the newly elected Board of Directors.

SECTION 2. Regular Meetings. Meetings of the Board of Directors shall be held on such dates and at such times and places as may be determined by the Board of Directors from time to time. No notice need be given of any regular meeting.

SECTION 3. Special Meetings. Special meetings of the Directors may be called individually by the Chairman of the Board, the Chief Executive Officer or by the Chairman upon the written request of two or more Directors. Notice thereof stating the place, date and hour of the special meeting shall be given to each Director either by mail or overnight courier not less than 48 hours before the hour provided for the start of such meeting, by telephone or electronic means not less than 24 hours before the hour provided for the start of such meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

SECTION 4. Location. Meetings of the Directors, both regular and special, may be held within or without the State of Delaware at such place as is indicated in the notice thereof.

SECTION 5. Quorum. Except as otherwise required by applicable law, the Certificate of Incorporation or these Bylaws, at all meetings of the Board of Directors, (i) a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and (ii) the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

SECTION 6. Organization. At each meeting of the Board of Directors, the Chairman of the Board, or, in his or her absence, the Lead Independent Director, shall act as chairman. The Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, the chairman of the meeting may appoint any person to act as secretary of the meeting.

SECTION 7. Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any Committee thereof may be taken without a meeting, if all the members of the Board of Directors or Committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or Committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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SECTION 8. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any Committee thereof, may participate in a meeting of the Board of Directors or such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

ARTICLE V

Committees

SECTION 1. Creation. The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors then in office, designate one or more committees each to consist of one or more Directors of the Corporation; provided, however, that no executive or other committee of general delegation may be designated by the Board of Directors unless the Chairman and the Chief Executive Officer are each a member thereof. The Board of Directors may designate one or more Directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of any such Committee. In the absence or disqualification of a member of a Committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Each Committee, to the extent permitted by applicable law and provided in the resolution establishing the Committee shall have and may exercise such powers, duties and authority in the management of the business and affairs of the Corporation as shall be delegated to it by the Board of Directors except that no such Committee shall have power to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of Directors) expressly required by law to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any Bylaw of the Corporation.

SECTION 2. Committee Procedure. Each such Committee established by the Board of Directors shall meet at stated times or on notice to all members by any member of such Committee. Each such Committee shall establish its own rules of procedure. Each such Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors.

ARTICLE VI

Indemnification

SECTION 1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the

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Corporation), by reason of the fact that such person is or was a Director or Officer of the Corporation, or is or was a Director or Officer of the Corporation serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

SECTION 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, or is or was a Director or Officer of the Corporation serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

SECTION 3. Authorization of Indemnification. Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be. Such determination shall be made, with respect to a person who is a Director or Officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a Committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former Directors and

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Officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Director or Officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

SECTION 4. Good Faith Defined. For purposes of any determination under Section 3 of this Article VI, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the Officers of the Corporation or officers of another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be.

SECTION 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VI, and notwithstanding the absence of any determination thereunder, any Director or Officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be. Neither a contrary determination in the specific case under Section 3 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or Officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or Officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

SECTION 6. Expenses Payable in Advance. Subject to applicable law, expenses (including attorneys’ fees) incurred by a current or former Director or Officer of the Corporation, or a current or former Director or Officer serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in defending any civil, criminal, administrative or

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investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI. Subject to applicable law, such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

SECTION 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VI but whom the Corporation has the power or obligation to indemnify under the provisions of the DGCL, or otherwise, including pursuant to Section 12 of this Article VI.

SECTION 8. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was a Director or Officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

SECTION 9. Certain Definitions. For purposes of this Article VI, references to “the Corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term “another enterprise” as used in this Article VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this Article VI, references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and

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references to “serving at the request of the Corporation” shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director or Officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VI.

SECTION 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a Director or Officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such a person.

SECTION 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VI), the Corporation shall not be obligated to indemnify any current or former Director or Officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

SECTION 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article VI to Directors and Officers of the Corporation.

SECTION 13. Amendment or Repeal. The provisions of this Article VI shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a Director or Officer of the Corporation (whether before or after the adoption of these Bylaws), in consideration of such person’s performance of such services, and pursuant to this Article VI the Corporation intends to be legally bound to each such current or former Director or Officer of the Corporation. With respect to current and former Directors and Officers of the Corporation, the rights conferred under this Article VI are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these Bylaws. With respect to any Directors or Officers of the Corporation who commence service following adoption of these Bylaws, the rights conferred under this provision shall be present contractual rights and such rights shall fully vest, and be deemed to have vested fully, immediately upon such Director or Officer commencing service as a Director or Officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or

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advancement of expenses to an Officer or Director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VII

Officers

SECTION 1. General. The Officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, a Lead Independent Director, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other Officers as may from time to time be chosen by the Board of Directors. The Chief Executive Officer shall be empowered to appoint and remove from office, at his or her discretion, Assistant Vice Presidents and Assistant Secretaries. Any number of offices may be held by the same person, unless prohibited by applicable law, the Certificate of Incorporation or these Bylaws. The Officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board and the Lead Independent Director, need such Officers be Directors of the Corporation.

SECTION 2. Election; Term; Vacancies. The Board of Directors, at its first meeting held after each annual meeting of stockholders, shall elect the Officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each Officer of the Corporation shall hold office until such Officer’s successor is elected and qualified, or until such Officer’s earlier death, resignation or removal. Any Officer chosen or appointed by the Board of Directors may be removed either with or without cause at any time by the affirmative vote of a majority of the entire Board of Directors. If the office of any Officer other than an assistant Officer becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the entire Board of Directors.

SECTION 3. Chairman of the Board. A Chairman of the Board shall be chosen from among the Directors. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors at which he or she shall be present. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Director by these Bylaws or by the Board of Directors.

SECTION 4. Lead Independent Director. One of the Independent Directors shall be designated by the Board of Directors to serve as Lead Independent Director until replaced by the Board of Directors. The Lead Independent Director will, with the Chairman of the Board of Directors, establish the agenda for regular Board meetings and serve as chairman of Board of Directors meetings in the absence of the Chairman of the Board of Directors; establish the agenda for meetings of the Independent Directors; coordinate the activities of the other Independent Directors; and perform such other duties as may be established or delegated by the Board of Directors. An “Independent Director” means a person who satisfies the requirements for independence under Rule 303A of the New York Stock Exchange as then in effect.

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SECTION 5. Vice Chairman. The Board of Directors may designate one or more Vice Chairmen who shall, subject to the control of the Board of Directors, perform such duties as may be prescribed by the Board of Directors.

SECTION 6. Chief Executive Officer. The Chief Executive Officer shall, subject to the control of the Board of Directors, have responsibility for the general and active management of the business of the Corporation and shall have the general powers and duties of management usually vested in the Chief Executive Officer of a corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect and shall implement the general directives, plans and policies formulated by the Board of Directors. The Chief Executive Officer may employ and discharge employees and agents of the Corporation, except such as shall be appointed by the Board of Directors, and he or she may delegate these powers. In the absence or disability of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders. Except where by law the signature of the President is required, the Chief Executive Officer shall exercise all the powers and discharge all the duties of the President. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by these Bylaws or by the Board of Directors.

SECTION 7. President. The President shall have such responsibilities and authority as determined by these Bylaws or by the Board of Directors of the Corporation.

SECTION 8. Chief Financial Officer. The Chief Financial Officer shall, subject to the control of the Board of Directors, have responsibility for the financial management of the Corporation. The Chief Financial Officer shall have such powers and perform such duties as from time to time may be assigned to him or her by the Board of the Directors or by the Chief Executive Officer. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of the Corporation, using appropriate accounting principles; have supervision over and be responsible for the financial affairs of the Corporation; cause to be kept at the principal executive office of the Corporation and preserved for review as required by law or regulation all financial records of the Corporation; be responsible for the establishment of adequate internal control over the transactions and books of account of the Corporation; and be responsible for rendering to the proper Officers and the Board of Directors upon request, and to the stockholders and other parties as required by law or regulation, financial statements of the Corporation.

SECTION 9. Vice President. The Vice President or Vice Presidents, in the order designated by the Board of Directors, shall be vested with all the powers and required to perform all the duties of the President in his or her absence or disability and shall perform such other duties as may be prescribed by the Board of Directors.

SECTION 10. Secretary. The Secretary shall perform all the duties commonly incident to his or her office, and keep accurate minutes of all meetings of the stockholders, the Board of Directors and the Committees of the Board of Directors, recording all the proceedings of such meetings in a book or books to be kept for that

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purpose. He or she shall give, or cause to be given, proper notice of meetings of stockholders and the Board of Directors. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and meetings of the Board of Directors, then either the Board of Directors or the Chief Executive Officer may choose another Officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary. The Board of Directors may give general authority to any other Officer to affix the seal of the Corporation and to attest to the affixing by such Officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be, and shall perform such other duties as the Board of Directors shall designate.

SECTION 11. Treasurer. The Treasurer may be the Chief Financial Officer of the Corporation. The Treasurer shall have custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, Chief Executive Officer or Chief Financial Officer, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer or Chief Financial Officer and the Board of Directors, at its regular meetings, or whenever the Board of Directors may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. Until such time as a controller may be elected by the Board of Directors, the Treasurer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall cause to be prepared, compiled and filed such reports, statements, statistics and other data as may be required by law or prescribed by the Chief Executive Officer or the Chief Financial Officer. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Corporation. The Treasurer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by these Bylaws or by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer.

SECTION 12. Other Officers. Such other Officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other Officer of the Corporation the power to choose such other Officers and to prescribe their respective duties and powers.

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SECTION 13. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Vice President or any other Officer authorized to do so by the Board of Directors and any such Officer may, in the name of and on behalf of the Corporation, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

ARTICLE VIII

Stock

SECTION 1. Certificates. The Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its capital stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. To the extent certificates are issued, every holder of certificated shares of stock in the Corporation shall be entitled to have a stock certificate signed by, or in the name of, the Corporation (i) by the Chairman of the Board, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on a stock certificate may be a facsimile, either engraved or printed. The Board of Directors may from time to time appoint and maintain one or more transfer agents and registrars of transfers, which may be the same agency or agencies, and may require all certificates to bear the signatures of one (1) of such transfer agents and one (1) of such registrars of transfers, or as the Board of Directors may otherwise direct. The stock certificates of the Corporation, if any, shall bear the seal of the Corporation or shall bear a facsimile of such seal engraved or printed.

In case any Officer, transfer agent or registrar who has signed, or whose facsimile signature or signatures have been used on, any certificate or certificates of stock, shall have ceased to be an Officer, transfer agent or registrar, whether because of death, resignation or otherwise, before such certificate or certificates is issued and delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation with the same effect as if such person were such Officer, transfer agent or registrar at the date of issue.

SECTION 2. Lost Certificates. If a certificate of stock is lost, stolen or destroyed, the Board of Directors may, at its discretion, direct a new certificate or uncertificated shares to be issued by the Corporation in its stead upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and the giving of a satisfactory bond of indemnity, in an amount sufficient to indemnify the

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Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate or uncertificated shares. A certificate or uncertificated shares may be issued without requiring bond when, in the judgment of the Board of Directors, it is proper to do so.

SECTION 3. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the stock records of the Corporation or by such person’s attorney lawfully constituted in writing and upon the surrender of any certificate therefor, properly endorsed for transfer (or by delivery of duly executed instructions with respect to uncertificated shares) and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the Officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked “Cancelled,” with the date of cancellation, by the Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 4. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

SECTION 5. Stockholders of Record. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

ARTICLE IX

Notices

SECTION 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any stockholder, such notice may be given by mail, addressed to such stockholder, at such person’s address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States

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mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two consecutive notices by the Corporation in accordance with such consent, and (ii) such inability becomes known to the Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (a) such posting and (b) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to Directors or Committee members may be given personally, by mail as described above, or by telegram, telex, cable or by means of electronic transmission.

SECTION 2. Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any Director, member of a Committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of the Directors or members of a Committee of Directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Bylaws.

ARTICLE X

General Provisions

SECTION 1. Fiscal Year. The fiscal year of the Corporation shall begin the first day of January and end on the 31st day of December of each year.

SECTION 2. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 7 of Article IV hereof) and may be paid in cash, in property or in shares of the Corporation’s capital stock. Before payment of any dividend, the Directors

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may set apart out of any of the funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve or reserves.

SECTION 3. Disbursements. All checks, drafts, demands or orders for the payment of money and notes of the Corporation shall be signed by the Chief Financial Officer, Treasurer or by such other Officer, Officers, person or persons as the Board of Directors may from time to time designate.

SECTION 4. Corporate Seal. The corporate seal shall be in such form as determined from time to time by resolution of the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE XI

Amendment to Bylaws

Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of the stockholders or the Board of Directors, as the case may be. All such amendments must be approved by a majority of the Board of Directors then in office or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of capital stock entitled to vote for the election of Directors.

ARTICLE XII

Certificate of Incorporation to Govern

Notwithstanding anything to the contrary herein, in the event any provision contained herein is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision herein shall be superseded by the inconsistent provision in the Certificate of Incorporation, to the extent necessary to give effect to such provision in the Certificate of Incorporation.

ARTICLE XIII

Limitations of Ownership by Non-Citizens

SECTION 1. Equity Securities. All (a) capital stock of, or other equity interests in, the Corporation, (b) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (c) options, warrants or other rights to acquire the securities described in clauses (a) and (b), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise

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(collectively, “Equity Securities”) shall be subject to limitations set forth in this Article XIII.

SECTION 2. Non-Citizen Voting and Ownership Limitations. It is the policy of the Corporation that, consistent with the requirements of Subtitle VII of Title 49 of the United States Code, as amended, or as the same may be from time to time amended (the “Aviation Act”), that any person or entity who is not a “citizen of the United States” (as defined in Section 40102(a)(15) of the Aviation Act and administrative interpretations issued by the Department of Transportation, its predecessors and successors, from time to time), including any agent, trustee or representative of such person or entity (a “Non-Citizen”), shall not own (beneficially or of record) and/or control more than (a) 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the “Voting Cap Amount”) or (b) 49.9% of the number of outstanding shares of Equity Securities of the Corporation (the “Absolute Cap Amount” and, together with the Voting Cap Amount, the “Cap Amounts”). If Non-Citizens nonetheless at any time own and/or control more than the Voting Cap Amount, the voting rights of the Equity Securities in excess of the Voting Cap Amount shall be automatically suspended in accordance with Section 3 below. Further, if at any time a transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning more than the Absolute Cap Amount, such transfer shall be void and of no effect, in accordance with Section 3 below.

SECTION 3. Foreign Stock Record. The Corporation or any transfer agent shall maintain a separate stock record, designated the “Foreign Stock Record,” for the registration of Equity Securities held by Non-Citizens. It is the duty of each stockholder who is a Non-Citizen to register his, her or its Equity Securities on the Foreign Stock Record. The beneficial ownership of Equity Securities by Non-Citizens shall be determined in conformity with regulations prescribed by the Board of Directors. The Foreign Stock Record shall include (i) the name and nationality of each Non-Citizen and (ii) the date of registration of such Equity Securities in the Foreign Stock Record. In no event shall Equity Securities registered on the Foreign Stock Record representing more than the Voting Cap Amount be voted. In the event that Non-Citizens shall own (beneficially or of record) or have voting control over any Equity Securities, the voting rights of such persons shall be subject to automatic suspension to the extent required to ensure that the Corporation is in compliance with applicable provisions of law and regulations relating to ownership or control of a United States air carrier. Voting rights of Equity Securities owned (beneficially or of record) by Non-Citizens shall be suspended in reverse chronological order based upon the date of registration in the Foreign Stock Record. In the event that any transfer of Equity Securities to a Non-Citizen would result in Non-Citizens owning (beneficially or of record) more than the Absolute Cap Amount, such transfer shall be void and of no effect and shall not be recorded in the Foreign Stock Record or the stock records of the Corporation. In the event that the Corporation shall determine that the Equity Securities registered on the Foreign Stock Record or the stock records of the Corporation exceed the Absolute Cap Amount, sufficient shares shall be removed from the Foreign Stock Record and the stock records of the Corporation so that the number of shares entered therein does not exceed the Absolute Cap Amount. Shares of Equity Securities shall be removed from the Foreign Stock Record and the stock records of the Corporation in reverse chronological

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order based on the date of registration in the Foreign Stock Record and the stock records of the Corporation.

SECTION 4. Registration of Shares. A Non-Citizen, may request, in writing to the Secretary of the Corporation, that the Corporation register ownership of shares held by such Non-Citizen on the Foreign Stock Record and the Corporation shall comply with such request, subject to the limitations set forth in Section 3. The order in which such shares shall be registered on the Foreign Stock Record shall be chronological, based on the date the Corporation received a written request to so register such shares; provided, that any Non-Citizen who purchases or otherwise acquires shares that are registered on the Foreign Stock Record, may register such shares in its own name within 30 days of such acquisition, in which event such Person will assume the position of the seller of such shares in the chronological order of shares registered on the Foreign Stock Record.

SECTION 5. Certification of Shares. (a) The Corporation may by notice in writing (which may be included in the form of proxy or ballot distributed to stockholders in connection with the annual meeting or any special meeting of the stockholders of the Corporation, or otherwise) require a person that is a holder of record of shares or that the Corporation knows to have, or has reasonable cause to believe has beneficial ownership of shares to certify in such manner as the Corporation shall deem appropriate (including by way of execution of any form of proxy or ballot of such person) that, to the knowledge of such person:

(1) all shares as to which such person has record ownership or beneficial ownership are owned and controlled only by citizens of the United States; or

(2) the number of shares of record or beneficially owned by such person that are owned and/or controlled by Non-Citizens is as set forth in such certificate.

(b) With respect to any shares identified in response to clause (a)(2) above, the Corporation may require such person to provide such further information as the Corporation may reasonably require in order to implement the provisions of this Article XIII.

(c) For purposes of applying the provisions of this Article XIII with respect to any shares, in the event of the failure of any person to provide the certificate or other information to which the Corporation is entitled pursuant to this Section 5, the Corporation shall presume that the shares in question are owned and/or controlled by Non-Citizens.

ARTICLE XIV

Certain Governance Matters

Section 1. Chairman.

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(a) Mr. Thomas W. Horton shall serve as Chairman of the Board of Directors of the Corporation until the earlier of (i) the date that is the first anniversary of the Closing Date, (ii) the day prior to the date of the first annual meeting of stockholders of the Corporation following the Closing Date (which shall in no event occur prior to May 1, 2014), and (iii) the election of a new Chairman by the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director), which shall include at least one Director who was designated as a Director by the Corporation pursuant to Section 1.8 of the Merger Agreement (whichever is earlier, the “Chairman Succession Date”). As Chairman, Mr. Horton shall (i) preside at all meetings of the stockholders and the Board of Directors at which he shall be present, and (ii) in consultation with the Lead Independent Director and Chief Executive Officer, schedule and establish agendas for meetings of the Board of Directors. The Board of Directors may assign Mr. Horton additional duties by the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director), which shall include at least one Director who was designated as a Director by US Airways Group, Inc. pursuant to Section 1.8 of the Merger Agreement. Upon the Chairman Succession Date, Mr. Horton shall cease to be Chairman and shall cease to be a member of the Board of Directors.

(b) From and after the Chairman Succession Date, Mr. W. Douglas Parker shall serve as Chairman of the Board of Directors until the election of a new Chairman by the affirmative vote of the Board of Directors, which, prior to the date that is the 18 month anniversary of the Closing Date, will require the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director), which shall include at least one Director who was designated as a Director by US Airways Group, Inc. pursuant to Section 1.8 of the Merger Agreement. As Chairman, Mr. Parker shall have the duties and powers set forth in Section 3 of Article VII of these Bylaws.

Section 2. Lead Independent Director. As of the Closing Date the Lead Independent Director of the Board of Directors shall be the Director designated as Lead Independent Director in the manner provided in the Merger Agreement, and that Director shall serve as the Lead Independent Director until the election of a new Lead Independent Director by the affirmative vote of the Board of Directors, which, prior to the second annual meeting following the Closing Date, will require the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director).

Section 3. Chief Executive Officer. Mr. W. Douglas Parker shall be the Chief Executive Officer of the Corporation from the Closing Date until the election of a new Chief Executive Officer by the affirmative vote of the Board of Directors, which, prior to the date that is the 18 month anniversary of the Closing Date, will require the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director), which shall include at least one Director who was designated as a Director by US Airways Group, Inc. pursuant to Section 1.8 of the Merger Agreement.

Section 4. Board of Directors. As of the Closing Date, the number of Directors comprising the full Board of Directors shall be 12 Directors, consisting of the individuals designated as Directors in the manner provided in the Merger Agreement. Effective as of

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the Chairman Succession Date, Mr. Horton shall no longer be a member of the Board of Directors of the Corporation and the number of Directors comprising the full Board of Directors shall be reduced to 11 Directors. Until the second annual meeting following the Closing Date, the Board of Directors may not change the number of Directors comprising the full Board of Directors as set forth in this Article XIV Section 4 except by the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director), which shall include at least one Director who was designated as a Director by the Corporation pursuant to Section 1.8 of the Merger Agreement and at least one Director who was designated as a Director by US Airways Group, Inc. pursuant to Section 1.8 of the Merger Agreement.

Section 5. Definitions. For purposes of this Article XIV, the following terms shall have the following meanings:

“Closing Date” shall have the meaning ascribed to it in the Merger Agreement.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated as of February 13, 2013, by and among AMR Corporation, US Airways Group, Inc. and AMR Merger Sub, Inc.

Section 6. Amendment of Article XIV; Sunset. Until the date that is the later of (i) 18 months after the Closing Date and (ii) the date of the second annual meeting following the Closing Date, the provisions of this Article XIV, including this Section 6, may be altered, amended or repealed, in whole or in part, and any Bylaw or Charter provision inconsistent with the provisions of this Article XIV may be adopted, only by (i) the affirmative vote of the holders of at least 75% of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote for the election of Directors, or (ii) the affirmative vote of at least 75% of the members of the Board of Directors (rounded up to the next full Director), (x) which in the case of alterations, amendments or repeals of Section 1(a), Section 4 and this Section 6 shall include at least one Director who was designated as a Director by the Corporation pursuant to Section 1.8 of the Merger Agreement; and (y) which in the case of alterations, amendments or repeals of Section 1, Section 3, Section 4 and this Section 6 shall include at least one Director who was designated as a Director by US Airways Group, Inc. pursuant to Section 1.8 of the Merger Agreement. In the event of any inconsistency between any provision of this Article XIV and any other provision of these Bylaws, the provisions of this Article XIV shall control. This Article XIV shall cease to have any effect following the date that is the later of (i) 18 months after the Closing Date and (ii) the date of the second annual meeting following the Closing Date.

* * * * * * * * * *

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EXHIBIT G

February 13, 2013

Thomas W. Horton

AMR Corporation

4333 Amon Carter Boulevard

Fort Worth, Texas 76155-2664

Dear Tom,

We are pleased to provide you with this letter agreement (this “Agreement”) regarding your service to American, effective upon the Closing (each as defined in the Agreement and Plan of Merger among AMR Corporation, AMR Merger Sub, Inc. and US Airways Group, Inc. dated as of February 13, 2013 (the “Merger Agreement”)). Capitalized terms not otherwise defined in this Agreement shall have the meanings assigned to them in the Merger Agreement. If the Closing does not occur, this Agreement shall be null and void ab initio and of no force and effect.

Upon the Closing, your employment with American shall terminate. Subject to (1) your execution of a release in the form attached hereto as Exhibit A eight days before Closing and the expiration pursuant to its terms of its seven day revocation period, and (2) your re-execution of a release in the form attached hereto as Exhibit A at the Closing and the subsequent expiration pursuant to its terms of its seven day revocation period: (a) you shall be paid at the Closing severance compensation of $19,875,000, which shall be paid 50 percent in cash and 50 percent in American’s common stock, based on the fair market value of such stock on the date on which the Closing occurs; and (b) at the Closing, (i) American shall recognize all service credited to you under the Supplemental Executive Retirement Plan for Officers of American Airlines, Inc. (the “SERP”) prior to the Closing (for the avoidance of doubt, including any accelerated service crediting provided under your Employment Agreement with AMR Corporation, American Airlines, Inc., dated as of March 29, 2006 and amended as of July 15, 2008) and (ii) you shall be fully vested in your accrued benefits under the SERP.

Effective as of the Closing, you shall be appointed chairman (“Chairman”) of the board of directors of American (the “Board”). You shall serve as Chairman from the Closing through the earlier of (i) the first anniversary of the Closing and (ii) the day immediately preceding the first annual meeting of the shareholders of American following the Closing (which shall in no event occur prior to May 1, 2014) (the “Term”). You shall be deemed to have resigned from your position as Chairman and as a member of the Board effective as of the last day of the Term and agree to execute any documents necessary to effectuate the foregoing.

During the Term, you shall have the following duties commensurate with your position:

•	chairing meetings and setting agendas and scheduling Board meetings in consultation with American’s Chief Executive Officer and the lead independent director of the Board;

•	presiding at all meetings of the stockholders and the Board at which you shall be present;

•

serving as American’s representative on the governing board of oneworld, and while you are serving as Chairman of the Board, American shall use commercially reasonable efforts to support your remaining the chairman of the governing board of oneworld;

•	serving as American’s representative to the International Air Transport Association; and

•	such other duties and powers as may from time to time be assigned to you by the Bylaws of American or by the Board.

During the Term, you shall be entitled to receive the same cash and equity compensation established for service on the Board as a non-employee director pursuant to American’s policies as in effect from time to time.

In addition, effective as of the Closing, you shall be entitled to lifetime flight and other travel benefits (including spousal and survivor benefits) at a level and on terms and conditions, in each case, that are no less favorable than those to which you were entitled under American’s policies in effect prior to the Closing.

For two years following the Closing, you shall be provided with off-site office and administrative support commensurate with your position at a location to be selected by you, subject to the approval of American, such approval not to be unreasonably withheld.

Prior to the end of the Term, you may not be removed from your position as Chairman or from any other positions to which you may be appointed hereunder except by vote of 75% of the members of the Board that includes at least one of the then-serving directors who were serving as members of the board of directors of AMR Corporation as of immediately prior to the Closing.

Legal fees incurred by you in connection with this Agreement shall be reimbursed by American.

American may withhold from any amounts payable to you under this Agreement such United States federal, state or local or foreign taxes as will be required to be withheld pursuant to any applicable law or regulation, provided that you may elect to satisfy the withholding obligation with respect to the shares of American stock granted to you under the second paragraph of this Agreement by having shares of American stock with a fair market value equal to the minimum statutory total tax imposed on you with respect to the grant withheld from the shares provided to you at Closing. It is intended that payments and benefits made or provided under this Agreement shall not result in penalty taxes or accelerated taxation pursuant to Section 409A of the Internal Revenue Code (“Section 409A”). In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements and in-kind benefits provided under this Agreement that are subject to Section 409A shall be made in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred

2

during your lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

This Agreement may be terminated or amended only in a writing signed by American and you. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This Agreement will be governed by Delaware law, without reference to principles of conflict of laws.

Sincerely,

AMR CORPORATION

By:
Isabella D. Goren
Senior Vice President & Chief Financial Officer

Voluntarily Agreed to and Accepted this 13th day of February 2013

Thomas W. Horton

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Exhibit A

GENERAL RELEASE

1.	In consideration of the payments and benefits to which you are entitled under the letter agreement by and between you and American dated as of February 13, 2013 (the “Agreement”), you, for yourself, your heirs, administrators, representatives, executors, successors and assigns (collectively “Releasors”) do hereby irrevocably and unconditionally release, acquit and forever discharge American and its subsidiaries, affiliates and divisions, including without limitation AMR Corporation, American Airlines, Inc., and US Airways, Inc. (the “Affiliated Entities”) and their respective predecessors and successors and their respective, current and former, trustees, officers, directors, partners, shareholders, agents, employees, consultants, independent contractors and representatives, including without limitation all persons acting by, through, under or in concert with any of them, including without limitation the Creditors’ Committee and its representatives (collectively, “Releasees”), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including without limitation attorneys’ fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including without limitation the Age Discrimination in Employment Act of 1967), national origin, religion, disability, or any other unlawful criterion or circumstance, which you or the Releasors had, now have, or may have in the future (either directly, indirectly, derivatively or in any other representative capacity) by reason of any matter, fact or cause whatsoever against each or any of the Releasees from the beginning of the world until the date hereof (the “Execution Date”).

2.	You acknowledge that: (i) this entire agreement is written in a manner calculated to be understood by you; (ii) you have been advised to consult with an attorney before executing this agreement; (iii) you were given a period of twenty-one days within which to consider this agreement; and (iv) to the extent you execute this agreement before the expiration of the twenty one-day period, you do so knowingly and voluntarily and only after consulting your attorney. You shall have the right to cancel and revoke this agreement during a period of seven days following the Execution Date, and this agreement shall not become effective, and no money shall be paid under the Agreement pursuant to its terms, until the day after the expiration of such seven-day period. The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this agreement, you shall deliver to American [attention: INSERT CONTACT DETAILS], prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this agreement and the Agreement shall be null and void and of no further force or effect.

3.

Notwithstanding anything else herein to the contrary, this agreement shall not affect: the obligations of American set forth in the Agreement or other obligations that, in each case, by their terms, are to be performed after the date hereof (including without limitation obligations to you under any pension plan or other benefit or deferred compensation plan, all of which shall remain in effect in accordance with their terms); obligations to indemnify you respecting acts or omissions in connection with your service as a director, officer or employee of the Affiliated Entities (including under Section 4.12 of the Merger Agreement); obligations with respect to insurance coverage under any of the Affiliated Entities’ (or any of their respective successors) directors’ and officers’ liability insurance policies (including under Section 4.12 of the Merger Agreement; or any right you may have to obtain contribution in the event of the entry of judgment against you as a result of any act or failure to act for which both you and any of the Affiliated Entities are jointly responsible.

Voluntarily Agreed to and Accepted this day of 20

Thomas W. Horton